Exhibit 10.14

Privileged and Confidential

SECOND RESTATED AND AMENDED SHAREHOLDERS’ AGREEMENT

This Second Restated and Amended Shareholders’ Agreement (“Agreement”) is entered into as of April 19, 2022 (“Execution Date”) but shall only become effective upon the completion of the Proposed Distribution (as defined below) (the “Effective Date”).

By and Among:

1.	CMDB II, a company incorporated in the Republic of Mauritius, and having its registered office at IFS Court, Twenty Eight, Cybercity, Ebene, Republic of Mauritius (“CMDB” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

2.	Sequoia Capital India III Ltd., a company incorporated in the Republic of Mauritius, and having its registered office at 5th Floor, Ebene Esplanade, 24 Cyber City, Ebene - Mauritius (“Sequoia”, which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

3.	GB-V Growth Fund Investment Limited Partnership, a partnership incorporated under the Laws of Japan and having its registered office at 10-11 Sakuragaoka-cho, Shibuya-Ku, Tokyo, 150-0031, Japan (“Global Brains” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

4.	Telstra Ventures Fund II, L.P , represented by T Ventures Fund II GP, L.P. (acting through its sole general partner, T Ventures Fund II GP, Ltd.), a partnership incorporated under the laws of Guernsey and having its registered office at North Suite 2, Town Mills, Rue Du Pre, St Peter Port, Guernsey, GY1 1LT (“TV” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

5.	Cisco Systems International BV, a company incorporated under the laws of The Netherlands and having its registered office at State Street Corporation, Lafayette Corporate Center, 2 Avenue de Lafayette – LCC 2, Boston, Massachusetts 02111-2900 (“Cisco” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

6.	GPC NIV Ltd., a company incorporated under the laws of Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“GPC” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

7.	OurCrowd International Investment III L.P., a partnership incorporated under the laws of British Virgin Islands, and having its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (“OurCrowd” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

8.	UM Legacy LLC, a limited liability company organized under the laws of Delaware, United States of America, and having its registered office at 130 West Union Street, Pasadena, CA, 91103, United States of America (“Series U Investor”, which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

9.	Near Pte. Ltd. (previously, Adnear Pte. Ltd.) (Company Registration No. 201205693G), a private company incorporated in Singapore, having its registered address at 160 Robinson Road, #20-03, SBF Centre, Singapore 068914 Singapore 049246 (“Near Sing” which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns);

10.	Near Intelligence Holdings Inc., a Delaware corporation (the “Company”, which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns); and

11.	The persons identified as Founders and whose name and particulars are listed in Schedule 2 (together “Founders” and individually “Founder” which expression shall, unless the context requires otherwise, mean and include their successors and permitted assigns).

CMDB, Sequoia, Global Brains, TV, Cisco, GPC and OurCrowd are referred to as “Existing Investors”. The Series U Investor together with the Existing Investors are referred to as the “Investors”. The Investors, Near Sing, the Company and the Founders, are individually referred to as “Party” and collectively referred to as “Parties”.

WHEREAS

1.	Near Sing is a private limited company, which along with its Subsidiaries (defined hereinafter) has been engaged in the Business (as defined hereinafter) until the Contribution (as defined hereinafter).

2.	The issued and paid up capital of Near Sing on the Execution Date is USD 90,259,717.01 (United States Dollars ninety million two hundred fifty-nine thousand seven hundred seventeen and cents one) divided into 71,963,894 (forty-three million one hundred ninety thousand) ordinary shares, 95,418,000 (ninety-five million four hundred eighteen thousand) Series A preference shares, 49,635,000 (forty-nine million six hundred thirty five thousand) Series B preference shares, 4,909,756 (four million nine hundred nine thousand seven hundred fifty six) Series C preference shares, and 91,194,915 (ninety-one million one hundred ninety-four thousand nine hundred fifteen) Series D preference shares and 66,140,480 Series U preference shares. (Note: solely for purposes of this Agreement, the non-capitalized terms “ordinary shares” and “preference shares” shall refer to the existing shares in the capital of Near Sing and, as set forth in Section 1 hereof, the capitalized terms “Ordinary Shares” and “Preference Shares” are defined as the Company Common Stock and Company Preferred Stock, respectively).

3.	Pursuant to a business transfer agreement dated as of 1 January 2022 (“BTA”), Near Sing has undertaken an internal reorganisation, and transferred with effect from 1 January 2022 substantially all of its assets (with the exception of (i) the assets necessary or required for the liquidation of Near Sing, and (ii) the following dormant subsidiaries of Near Sing ((a) Near Australia Pty. Ltd., (b) Near Americas, Inc. and (c) Near India Pvt. Ltd. (collectively, the “Dormant Subsidiaries”)) to two wholly-owned operating subsidiaries, Near Intelligence Pte. Ltd. (a Singapore company) and Near North America Inc. (a United States company). Pursuant to this internal reorganisation, Near Sing currently functions solely as a holding company to the two operating subsidiaries and has retained legal ownership of the intellectual property of Near group with certain economic rights relating to the intellectual property rights (rest of world outside of the United States) being transferred to Near Intelligence Pte. Ltd.

4.	Prior to the Proposed Distribution (defined below), Near Sing and the Company will have completed the Contribution in accordance with the terms of the Contribution Agreement. On the closing date of Contribution, the Company will issue or will have issued 379,262.045 shares of its Common Stock, $0.0001 par value (the “Company Common Stock”), to Near Sing.

5.	Prior to the Proposed Distribution, the Company will amend its Certificate of Incorporation so that the rights attaching to Company Common Stock and Company Preferred Stock (as defined below) following the Proposed Distribution will be substantially identical to the existing issued share capital of Near Sing and, thereafter, the Company will recapitalize its outstanding shares of Company Common Stock into 71,963.894 shares of Company Common Stock and 307,298.151 shares of Company Preferred Stock (defined below), comprising the following (the “Company Recapitalization”):

●	95,418.000 shares of the Company’s Series A Preferred Stock, $0.0001 par value (the “Company’s Series A Preferred Stock”);

●	49,635.000 shares of Company’s Series B Preferred Stock, $0.0001 par value (the “Company’s Series B Preferred Stock”);

●	4,909.756 shares of Company’s Series C Preferred Stock, $0.0001 par value (the “Company’s Series C Preferred Stock”);

●	91,194.915 shares of Company’s Series D Preferred Stock, $0.0001 par value (the “Company’s Series D Preferred Stock”); and

●	66,140.480 shares of Company’s Series U Preferred Stock, $0.0001 par value (the “Company’s Series U Preferred Stock” and together with the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock. and Series U Preferred Stock, “Company Preferred Stock”).

6.	Near Sing intends to undertake a proposed capital reduction exercise pursuant to Section 78A read with Section 78B of the Companies Act 1967 of Singapore (“Companies Act”) (in relation to the Ordinary Shares) and a proposed redemption exercise pursuant to Section 70 of the Companies Act (in relation to the Preference Shares), and in accordance with the Existing Shareholders’ Agreement (defined below), and the Near Sing Constitution (as amended) to distribute in specie the 71,963.894 shares of the Company Common Stock and 307,298.151 shares of the Company Preferred Stock set forth above to Near Sing’s shareholders pro rata to their respective shareholdings in Near Sing on a 1000:1 basis (e.g. holders of Shareholder Preference Shares will receive 1 share of Company Preferred Stock for each 1,000 Shareholder Preference Shares) and fractional shares of Company Common Stock and Company Preferred Stock shall be issued as appropriate (e.g., 1.425 shares of Company Preferred Stock would be issued in exchange for 1,425 Shareholder Preference Shares) (the “Proposed Distribution”);

7.	In aggregate, the Proposed Distribution will result in the following:

●	The current holders of Near Sing’s ordinary Shares and Near Sing’s preference shares will no longer hold any shares of capital stock of Near Sing;

●	The holders of Near Sing’s 71,963,894 ordinary shares will hold 71,963.894 shares of Company Common Stock;

●	The holders of Near Sing’s 95,418,000 Series A preference shares will hold 95,418.000 shares of the Company’s Series A Preferred Stock;

●	The holders of Near Sing’s 49,635,000 Series B preference shares will hold 49,635.000 shares of the Company’s Series B Preferred Stock;

●	The holders of Near Sing’s 4,909,756 Series C preference shares will hold 4,909.756 shares of Near Sing’s Series C Preferred Stock;

●	The holders of the Company’s 91,194,915 Series D preference shares will hold 91,194.915 shares of Near Sing’s Series D Preferred Stock;

●	The holders of Near Sing’s 66,140,480 Series U preference shares will hold 66,140.480 shares of the Company’s Series U Preferred Stock;

8.	Immediately following the Proposed Distribution, the authorized and issued capitalization of the Company shall be as follows: (i) 192,701.000 shares of Company Common Stock, of which 71,963.894 shares will be issued and outstanding; and (ii) an aggregate of 307,299.000 shares of Company Preferred Stock in five series, consisting of 95,418.000 shares of Company Series A Preferred Stock, of which 95,418.000 shares will be issued and outstanding, 49,635.000 shares of Company Series B Preferred Stock, of which 49,635.000 shares will be issued and outstanding, 4,910.000 shares of Company Series C Preferred Stock, of which 4,909.756 shares will be issued and outstanding, 91,195.000 of Company Series D Preferred Stock, of which 91,194.915 shares will be issued and outstanding, and 66,141.000 shares of Company Series U Preferred Stock, of which 66,140.480 shares will be issued and outstanding.

9.	The Second Amended and Restated Certificate of Incorporation of the Company (the “A&R COI”), when filed with the Secretary of State of Delaware, will contain the rights, preferences and privileges of each class of stock of the Company, which rights, preferences and privileges will be substantially the same as the rights, preferences and privileges as the corresponding shares of Near Sing (e.g., the rights of the Near Sing ordinary shares will be substantially the same as the rights of the Company Common Stock, the rights, preferences and privileges of the Near Sing Series A preference shares of Near Sing will be substantially the same as the rights, preferences and privileges of the Company Series A Preferred Stock, etc.).

10.	The Existing Investors, the Founders and Near Sing entered into a shareholders agreement dated May 9, 2019 in order to define their mutual rights and obligations, and set out the terms and conditions governing their relationships as shareholdings of Near Sing (“Original Shareholders’ Agreement”) and amended and restated such agreement on March 31, 2021 (the “Existing Shareholders’ Agreement”).

11.	Simultaneously with the execution of the Original Shareholders Agreement, the Founders, Near Sing and GPC entered into a share subscription agreement (“Series D Subscription Agreement”).

12.	Near Sing entered into an Agreement and Plan of Merger, dated February 12, 2021 (the “Merger Agreement”), among Near Sing, Project Aura Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Near Sing (“Merger Sub”), UberMedia, Inc., a Delaware corporation (“UberMedia”), and Shareholder Representative Services LLC (solely in its capacity as the representative of the Series U Investor), pursuant to which: (i) the Company has agreed to acquire UberMedia through the merger of Merger Sub with and into UberMedia with UberMedia surviving such merger (the “Merger”) as a wholly owned Subsidiary of the Company; and (ii) the Series U Investor agreed to exchange all outstanding preferred equity securities of UberMedia for the Series U Preference Shares issued by the Company in accordance with the Merger Agreement upon consummation of the Merger.

13.	The Parties desire to have their rights and obligations as shareholders of the Company substantially mirror their rights and obligations as shareholders of Near Sing under the Existing Shareholders’ Agreement

14.	Accordingly, the Parties are desirous of executing this Agreement to record and restate their inter se rights and obligations in relation to the Company and the Subsidiaries (defined hereinafter) following the Share Exchange (defined hereinafter), in accordance with the terms and conditions set out herein. It is the intent of the Parties concerned to replace and supersede the Existing Shareholders Agreement including any amendments thereof, with this Agreement.

15.	The Parties acknowledge and agree that the Contribution, the Proposed Distribution and the Share Exchange are part of an integrated reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, IN CONSIDERATION OF MUTUAL COVENANTS, PROMISES AND TERMS AND CONDITIONS CONTAINED HEREIN THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY THE PARTIES, IT IS AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement the following capitalised words and expressions shall have the following meanings:

1.1.1	“Act” means the Delaware General Corporation Code.

1.1.2	“Additional Adjustment Shares” shall have the meaning ascribed to such term in the Merger Agreement.

1.1.3	“Additional Capital” shall have the meaning as ascribed to it in Clause 4.1.

1.1.4	“Additional Series U Preference Shares” shall mean any Additional Adjustment Shares (if any), issued by the Company in accordance with the terms of the Merger Agreement.

1.1.5	“Adjustment Holdback Release Date” shall have the meaning ascribed to such term in the Merger Agreement.

1.1.6	“Affiliate” means, (i) in respect of any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person, (ii) in respect of the Investor, (A) without prejudice to the foregoing, the limited partners of any fund, collective investment scheme, trust, partnership (including any co-investment partnership) or investment company / special purpose vehicle / investment fund owned, managed, advised, Controlled or promoted by (a) the Investor or by its Affiliates, or (b) the investment manager or investment advisor of the Investor and/ or its Affiliates but (B) excluding any Person that the Investor or any of its Affiliates Controls by virtue of rights arising from a financial investment made by the Investor or any of its Affiliates in such Person, and (iii) in respect of any natural Person, the Relatives of such natural Person.

1.1.7	[deleted]

1.1.8	“Annual Budget” shall mean the budget for a Financial Year in relation to revenue, operating expenditure, cash flow, capital expenditure and working capital and key financial ratios.

1.1.9	“Applicable Law” includes all applicable statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, rules of common law, permits, licenses, approvals, consents, Authorisations, directions, directives, rulings and orders of any Government Agency, statutory authority, tribunal, arbitration body, board, court or any recognised stock exchange(s) on which the Shares may be listed, or any interpretation, policy or administration, having the force of law, by any Governmental Agency having jurisdiction over the matter in question, including but not limited to the laws of Singapore, Australia, and India.

1.1.10	“As If Converted Basis” means on the basis that all the Dilution Instruments issued or granted by the Company which are convertible into Ordinary Shares or Ordinary share capital of the Company at the time of determination, have been exercised or converted into Ordinary Shares on a fully diluted basis.

1.1.11	“Assets” shall mean assets or properties of every kind, nature, character and description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise) as operated, hired, rented, owned or leased by a Person from time to time, including cash, cash equivalents, receivables, securities, accounts and note receivables, real estate, plant and machinery, equipment, trademarks, brands, other intellectual property, raw materials, inventory, furniture, fixtures and insurance.

1.1.12	“Authorisation(s)” shall mean any consent, approval, agreement, ratification, waiver, notice or other authorisation of or from or to any Person whether given by expressly in writing or implied by conduct or deemed given due to a failure to act within any specified time period including all corporate, creditors’, shareholders’ and Third Party approvals or consents (other than a Governmental Approval) that may be required for any purpose including but not limited to (i) the execution of the Transaction Documents, (ii) the consummation of the transactions contemplated by the Transaction Documents and (iii) carrying on the Business in a lawful manner.

1.1.13	“Automatic Series A Conversion Date” shall have the meaning ascribed to it in Paragraph 3.3.1 of Schedule 7.

1.1.14	“Automatic Series B Conversion Date” shall have the meaning ascribed to it in Paragraph 3.3.1 of Schedule 8.

1.1.15	“Automatic Series C Conversion Date” shall have the meaning ascribed to it in Paragraph 3.3.1 of Schedule 9.

1.1.16	“Automatic Series D Conversion Date” shall have the meaning ascribed to it in Paragraph 3.3.1 of Schedule 10.

1.1.17	“Automatic Series U Conversion Date” shall have the meaning ascribed to it in Paragraph 3.3.1 of Schedule 11.

1.1.18	“Big Four Firm” means KPMG, PricewaterhouseCoopers, Ernst & Young and Deloitte Touche Tohmatsu or such firm of chartered accountants associated with any of them and their respective successors.

1.1.19	“Board” or “Board of Directors” means the directors acting as a board of directors of the Company or Subsidiaries, as the case may be, appointed in accordance with this Agreement and the Constitution.

1.1.20	“Business” means the business of designing and developing of software for providing location and audience based data driven analytical services, including owning and operating a location intelligence and human mobility data platform or otherwise dealing in or with all software, hardware and programs of any and all kinds and description ancillary or related to the above.

1.1.21	“Business Day” means any day on which banks in Singapore, India, Japan, Australia, UK, US, Cayman Islands, Netherlands and Mauritius are open for general banking operations.

1.1.22	“Business Plan” means a business plan of the Company and/or the Subsidiaries, as the case may be, prepared by the Founders and the Company, approved in accordance with the terms of this Agreement and as may be updated from time to time in the manner prescribed in this Agreement.

1.1.23	“Buy-Back Notice” shall have the meaning as ascribed to it in Clause 12.3.3(a).

1.1.24	“Buy-Back Option” means the GPC Buy-Back Option or the Other Shareholders’ Buy-Back Option, as the case may be.

1.1.25	“Buy-Back Shares” shall have the meaning as ascribed to it in Clause 12.3.3(a).

1.1.26	“CMDB Director” shall have the meaning as ascribed to it in Clause 3.1.2(b).

1.1.27	“Capital Restructuring” means any form of restructuring of the Company’s share capital including not limited to the matters set out in Paragraph 3 of Part A of Schedule 5.

1.1.28	“Chairman” shall have the meaning as ascribed to it in Clause 3.1.5.

1.1.29	“Charter Documents” shall mean collectively the Constitution, the certificate of incorporation or similar organisational or incorporation documents.

1.1.30	“CFC” means a controlled foreign corporation.

1.1.31	“Cisco Requirements” shall have the meaning as ascribed to it in Clause 12.4.5(g).

1.1.32	Closing Date” shall have the meaning ascribed to such term in the Merger Agreement

1.1.33	“CoC Acceptance Notice” shall have the meaning as ascribed to it in Clause 15.5.4.

1.1.34	“CoC Acceptance Period” shall have the meaning as ascribed to it in Clause 15.5.4.

1.1.35	“CoC Purchaser” shall have the meaning as ascribed to it in Clause 15.5.1.

1.1.36	“CoC Sale Notice” shall have the meaning as ascribed to it in 15.5.2.

1.1.37	“CoC Selling Shareholder” shall have the meaning as ascribed to it in Clause 15.5.1.

1.1.38	“CoC Shares” shall have the meaning as ascribed to it in Clause 15.5.1.

1.1.39	“CoC Tag Right” shall have the meaning as ascribed to it in Clause 15.5.1.

1.1.40	“Code” means the Internal Revenue Code of 1986.

1.1.41	“Company” shall have the meaning as ascribed to it in the recitals to this Agreement.

1.1.42	“Company Shares” shall have the meaning as ascribed to in Clause 30.1 Agreement.

1.1.43	“Conforming of Rights” shall have the meaning as ascribed to it in Clause 14.1.1.

1.1.44	“Contribution” has the meaning set forth in the Contribution Agreement.

1.1.45	“Contribution Agreement” means that certain Contribution Agreement dated ______, 2022 between Near Sing and the Company..

1.1.46	“Control” (including, with its correlative meanings, the terms “Controlled by” or “under common Control with”) means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, management and policies of a Person whether through the ownership of voting securities, by agreement or otherwise, or the power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to a Person; (b) the possession, directly or indirectly, of a voting interest in excess of 50% (fifty percent) in a Person; or (c) the power to direct, directly or indirectly, voting power in excess of 50% (fifty percent) in a Person.

1.1.47	“Consents” means any consent, approval, agreement, ratification, waiver, notice or other authorisation of or from or to any Person whether given by expressly in writing or implied by conduct or deemed given due to a failure to act within any specified time period including all corporate, creditors’, shareholders’, scheduled banks and financial institutions and Third Party approvals or consents (other than a Governmental Approval) that may be required for any purpose including but not limited to (i) the execution of the Transaction Documents, (ii) the consummation of the transactions contemplated by the Transaction Documents, and (iii) carrying on the Business in a lawful manner.

1.1.48	“Constitution” means the Certificate of Incorporation of the Company or the Subsidiaries, as the case may be, as amended from time to time in accordance with Applicable Law and this Agreement.

1.1.49	“Core Business” means business of designing and developing of software for providing location based advertising services or otherwise dealing in or with all software, hardware and programs related to the above.

1.1.50	“Deed of Adherence” shall mean the deed of adherence in the form annexed hereto as Schedule 6.

1.1.51	“Default Notice” shall have the meaning as ascribed to it in Clause 24.1.

1.1.52	“Dilution Instruments” means Ordinary Shares, or any Shares, securities, rights, options, warrants, appreciation rights or instruments (including debt instruments except with respect to loans for which convertibility has not been triggered), arrangements (whether oral or in writing) which are convertible into or entitle the holder to acquire or receive any Ordinary Shares of the Company or any rights or options to purchase or subscribe Ordinary Shares, or Shares with voting rights or economic rights.

1.1.53	“Director” shall mean a director on the Board.

1.1.54	“Disputing Parties” shall have the meaning as ascribed to it in Clause 29.4.

1.1.55	“Drag Along Notice” shall have the meaning as ascribed to it in Clause 12.4.5(a).

1.1.56	“Dragged Shares” means the GPC Drag Shares or the Other Shareholders’ Drag Shares, as the case may be.

1.1.57	“Dragged Shareholders” means the GPC Dragged Shareholders or the Other Shareholders’ Drag Shareholders, as the case may be.

1.1.58	“Drag Along Right” means the GPC Drag Along Right or the Other Shareholders’ Drag Along Right, as the case may be.

1.1.59	“Electing Shareholders” shall have the meaning as ascribed to it in Clause 13.6.

1.1.60	“Employee RSUs” means employee restricted stock units from the Employee RSU Pool convertible into Ordinary Shares, in accordance with the terms of an Employee RSU Plan.

1.1.61	“Employee RSU Pool” means a pool of Employee Restricted Stock Units (RSUs) comprising at the date of this Agreement, in aggregate, 101,458.000 (One Hundred One Thousand Four Hundred Fifty Eight) RSUs, and any combination of Employee RSU as are approved via increases to the Employee RSU Pool where such increases to the Employee RSU Pool are approved in accordance with this Agreement from time to time.

1.1.62	“Employee RSU Plan” means an employee restricted stock plan adopted by the Board and the Shareholders of the Company, for the benefit of the employees of the Company and the Subsidiaries, and for the benefit of such Persons to administer the grant, vesting and exercise of the Employee restricted stock units.

1.1.63	“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, non-disposal undertaking, assignment, deed of trust, security interest, escrow, power of attorney (by whatever name called), Financial Indebtedness or other encumbrance of any kind securing or conferring any priority of payment in respect of any obligation of any Person, including without limitation, any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law; (ii) any voting agreement, interest, option, right of first offer, right of first refusal or any transfer restriction imposed under Applicable Law or contract in favour of any Person; and (iii) any adverse claim as to title, possession or use and the term “Encumber” shall be construed accordingly.

1.1.64	“ESG” shall mean environmental, social and governance matters.

1.1.65	“ESG Management System” shall mean the part of the overall management system of the Company that includes the materially relevant policies, organizational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the ESG Requirements, dedicated to the systematic and structured improvement of environmental, health and safety, social and governance performance, targeted to identify and manage ESG risks and opportunities in both the Company’s activities and in the loan and investment appraisal and management processes, integrated in the Company’s organisational structure, planning activities, responsibilities, practices, procedures, processes and resources.

1.1.66	“ESG Requirements” shall mean environmental laws, social laws, any environment and/or social permit, license, consent, approval or other Authorization required by the Company to conduct the Business, and any other requirement notified to the Company by GPC.

1.1.67	“ESG Reporting Requirements” shall mean the annual reporting requirement of the Company (and its Subsidiaries) to demonstrate material compliance with ESG Requirements in a form and manner acceptable to GPC.

1.1.68	“Existing Near Sing Shares” shall have the meaning as ascribed to in Clause 301.

1.1.69	“Existing Shareholders Agreement” shall have the meaning as ascribed to in Recital 3 of this Agreement.

1.1.70	“Exit Default Rights” shall have the meaning assigned to it in Clause 12.1.

1.1.71	“Exit Default Triggering Investor” shall have the meaning assigned to it in Clause 12.1.

1.1.72	“Exit Drag Price” means the minimum price per Share as determined by an independent merchant banker who will be appointed by the Board, for the purpose of identifying a Potential Buyer and undertaking an independent price discovery for exercising the GPC Drag Along Right.

1.1.73	“Exit” shall have the meaning assigned to it in Clause 9.1.

1.1.74	“Exit Period” shall have the meaning assigned to it in Clause 9.1.

1.1.75	“Exit Price” means:

in relation to Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series D Preference Shares, a USD equivalent of:

(a)	1.5x of the respective Investment Amount, plus any declared but unpaid dividends on the relevant Preference Share, where the relevant Exit date or Liquidation Event date (as the case may be) falls on or prior to 31 August 2022, and

(b)	2x of the respective Investment Amount, plus any declared but unpaid dividends on the relevant Preference Share, where the relevant Exit date or Liquidation Event date (as the case may be) falls after 31 August 2022, and in relation to Series U Preference Shares only, a USD equivalent of:

(c)	1x of the respective Investment Amount, plus any declared but unpaid dividends on the Series U Preference Share, where the relevant Exit date or Liquidation Event date (as the case may be) falls on or prior to 31 August 2022, and

(d)	1.5x of the respective Investment Amount, plus any declared but unpaid dividends on the Series U Preference Share, where the relevant Exit date or Liquidation Event date (as the case may be) falls after 31 August 2022.

1.1.76	“Extended Exit Period” shall have the same meaning as ascribed to it in Clause 11.7.

1.1.77	“FCPA” means the Foreign Corrupt Practices Act, 1977.

1.1.78	“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable accounting standards, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing including either Founder’s or the Company’s or a Subsidiaries’ obligation to pay in relation to any call or put option relating to any interest owned by a party in the Company or the Subsidiaries, as the case may be;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price including any credit support arrangement in respect thereof (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity, or under any other arrangement for any of the items referred to in paragraphs (a) to (i) above.

1.1.79	“Financial Year” means a period, not exceeding a year, in respect of which an audited profit and loss account of the Company or the Subsidiaries, as the case may be has been or is to be prepared for the purpose of laying before the Company or the Subsidiaries, as the case may be at its annual General Meeting, whether that period is a year or not, or such other period as the Board may decide.

1.1.80	“First Completion Date” shall have the meaning as ascribed to it in the Series D Subscription Agreement.

1.1.81	“Founder Director” shall have the same meaning as ascribed to it in Clause 3.1.2(a).

1.1.82	“Free Sale Period” shall have the meaning as ascribed to it in Clause 15.3.6.

1.1.83	“Fully Diluted Basis” means a calculation assuming that all Dilution Instruments, including any options issued or reserved for issuance under any stock option plan or scheme by whatever name called of the Company or the Subsidiaries, as the case may be, existing at the time of determination have been exercised or converted into Ordinary Shares, including but not limited to any options or warrants issued or reserved for issuance under any stock option plan, the Employees Stock Option and Warrants Pool, or scheme.

1.1.84	“Further Offered Terms” shall have the meaning as ascribed to it in Clause 4.4.

1.1.85	“Further Offered Terms Notice” shall have the meaning as ascribed to it in Clause 4.4.

1.1.86	“General Meeting” means a general meeting of the Shareholders of the Company or the Subsidiaries, as the case may be, convened and held in accordance with the Constitution, Applicable Law and the Transaction Documents.

1.1.87	“Governmental Approvals” means any permission, approval, consent, license, permit, order, decree, authorisation, registration, filing, notification, notarisation, certificate, authority, exemption or ruling to or from or with any Governmental Agency.

1.1.88	“Government Agency” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or taxing authority or any body entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Applicable Law.

1.1.89	“Group” shall mean the Company and all its Subsidiaries from time to time.

1.1.90	“GPC Buy-Back Option” shall have the meaning as ascribed to it in Clause 12.3.1.

1.1.91	“GPC CoC Shares” shall have the meaning as ascribed to it in Clause 15.5.3.

1.1.92	“GPC Directors” shall have the meaning as ascribed to it in Clause 3.1.2(e).

1.1.93	“GPC Drag Along Right” shall have the meaning as ascribed to it in Clause 12.4.3(a).

1.1.94	“GPC Drag Shares” shall have the meaning as ascribed to it in Clause 12.4.3(a).

1.1.95	“GPC Dragged Shareholders” shall have the meaning as ascribed to it in Clause 12.4.3(a).

1.1.96	“GPC Outstanding Shares” shall have the meaning as ascribed to it in Clause 12.3.1(a).

1.1.97	“GPC Potential Buyer” shall have the meaning as ascribed to it in Clause 12.4.1.

1.1.98	“GPC Trade Sale Right” shall have the meaning as ascribed to it in Clause 12.4.1.

1.1.99	“Holdback Event” means the occurrence of any act, omission or event for which the Company is entitled to indemnification under the Merger Agreement or has any right to adjust the purchase price under the Merger Agreement, including each indemnity claim and purchase price adjustment provided for under the Merger Agreement.

1.1.100	“Holdback Shares” mean the number of Series U Preference Shares (or Ordinary Shares issued upon conversion of any Series U Preference Shares) that the Company may repurchase or redeem pursuant to the Merger Agreement in satisfaction of any indemnity claim or purchase price adjustment under the Merger Agreement, in each case as calculated in accordance with the terms of the Merger Agreement.

1.1.101	“IFC Performance Standards” shall mean the International Finance Corporation (IFC) 2012 Performance Standards on Social and Environmental Sustainability (including the technical reference documents known as World Bank Group Environmental, Health, and Safety (EHS) Guidelines).

1.1.102	“ILO Conventions” shall mean all and any conventions of the International Labour Organization, the United Nations.

1.1.103	“Information” shall have the meaning as ascribed to it in Clause 27.1.

1.1.104	“IPO” shall mean the initial public offering of Shares or other securities of the Company (including depository receipts), on a Recognised Stock Exchange.

1.1.105	“Imere” shall mean Near India Private Limited.

1.1.106	“Indemnity Holdback Release Date” shall have the meaning ascribed to such term in the Merger Agreement.

1.1.107	“Intending Purchaser” shall have the meaning as ascribed to it in Clause 15.3.1.

1.1.108	“Investment Amount” means, in relation to each Investor, (i) their respective subscription amount as set out under Series A Subscription Agreement, Series B Subscription Agreement, Series C Subscription Agreement, Series D Subscription Agreement, as the case may be, and (in relation to the Series U Investor only) as consideration for exchanging all outstanding preferred equity securities of UberMedia for the Series U Preference Shares pursuant to the terms of the Merger Agreement, plus (ii) all amounts invested towards the subscription of Shares by the original subscriber of such Shares which have subsequently been acquired by the relevant Investor, which as of the Closing Date will total USD 138,615,671 (United States Dollars One Hundred Thirty Eight Million Six Hundred Fifteen Thousand and Seventy One), comprising USD 5,993,598.02 (United States Dollars Five Million Nine Hundred Ninety Three Thousand Five Hundred Ninety Eight and Two cents), USD 18,750,000 (United States Dollars Eighteen Million Seven Hundred Thousand), USD 5,000,000 (United States Dollars Five Million), USD 60,500,000 (United States Sixty Million Five Hundred Thousand), and USD 48,372,072.98 (United States Dollars Forty Eight Million Three Hundred Seventy Two Thousand and Seventy Two and Ninety Eight cents) for Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares respectively.

1.1.109	“Key Employee(s)” means the following employees of the Company:

(a)	Anil Mathews, having passport number Z2932529, being a citizen of India;

(b)	Justin Joseph, having passport number Z3295338, being a citizen of India;

(c)	Shobhit Shukla, having passport number Z3804429, being a citizen of India;

(d)	Rahul Agarwal, having passport number Z3255915, being a citizen of India.

1.1.110	“Liquidation Clarification Notice” shall have the meaning ascribed to it in Clause 13.6.

1.1.111	“Liquidation Clarification Request” shall have the meaning ascribed to it in Clause 13.6.

1.1.112	“Liquidation Event” means,

(a)	commencement of any proceedings for the voluntary winding up or corporate insolvency resolution process of by the Company and/or its Material Subsidiaries, in accordance with the Applicable Law, including any compromise or arrangement with the creditors/debtors of the Company and/or the Material Subsidiaries or failure to pay debts, under which the Company or the Material Subsidiaries may be wound up under Applicable Law pursuant to a petition which has been admitted and concluded by the relevant authority;

(b)	Appointment of a provisional or official liquidator or administrator or a resolution professional or similar official in any other proceeding seeking the winding up of the Company or seeking insolvency or any relief under the Applicable Law of the Company or the Subsidiaries by an appropriate court under any Applicable Law which appointment is not revoked within 90 (ninety) Business Days;

(c)	Voluntary or involuntary liquidation, dissolution or winding up, a transfer of or creation of Encumbrance on 50% (fifty per cent) or more of the Group’s assets at the time of such transfer or Encumbrance;

(d)	A merger, acquisition, change in control, consolidation, reorganisation, a trade sale, or other transaction or series of transactions in which the Company’s or the Material Subsidiaries’ shareholders (immediately prior to such transaction or transactions) will not retain a majority of the voting power of the surviving entity immediately following such transaction after giving effect to any conversion, exercise or exchange of any Shares convertible into or exercisable or exchangeable for, such Ordinary Shares including, without limitation, any such transaction that arises from a Strategic Sale or the Exit Rights of the Investors; or

(e)	A sale, lease, license or other transfer of 50% (fifty percent) or more of the Group’s Assets.

1.1.113	“Liquidation Notice” shall have the meaning as ascribed to it in Clause 13.6

1.1.114	“Liquidation Proceeds” shall have the meaning ascribed to it in Clause 13.1.

1.1.115	“List A Matters” means the list of matters set out in the Part-A of Schedule 4.

1.1.116	“List B Matters” means the list of matters set out in the Part-B of Schedule 4.

1.1.117	“Listing Date” shall have the meaning as ascribed to it in Clause 14.1.2.

1.1.118	“Losses” means any and all losses, liabilities, obligations, claims, demands, actions, suits, judgments, awards, fines, penalties, taxes, fees, settlements and proceedings, expenses, royalties, deficiencies, damages (whether or not resulting from Third Party claims), charges, costs (including costs of investigation, remediation or other response actions), interests, penalties, diminution in the value of Shares of the Company, losses to the Company and/or the Subsidiaries (to the extent of the Investors’ shareholding, respectively, in the Company on a Fully Diluted Basis), out-of-pocket expenses, attorneys’ and accountants’ fees and disbursements. The term “Losses” shall not include indirect, consequential, special or remote losses, loss of profits or opportunity cost, incurred or suffered by a Person.

1.1.119	“Material Adverse Effect” means a material adverse change to any of the following:

(a)	The validity or enforceability of any of the Transactional Documents, the validity or enforceability of any of the transactions contemplated thereunder, or of the rights or remedies of the Investors;

(b)	The Assets, business, property, liabilities, financial condition of the Company or the Subsidiaries; and

(c)	The ability of the Company and/or the Subsidiaries and/or the Founders to perform their respective obligations under any of the Transaction Documents due to any voluntary acts of any of the aforesaid Persons.

1.1.120	“Material Subsidiary” means such Subsidiary which constitutes at least 10% (ten percent) of the aggregate enterprise value or equity value of the Group.

1.1.121	“Merger Agreement” shall have the meaning ascribed to it in Recital 6 of this Agreement.

1.1.122	“NCP-A” shall have the meaning ascribed to it in Paragraph 1.1 of Part A of Schedule 5.

1.1.123	“NCP-B” shall have the meaning ascribed to it in Paragraph 1.1 of Part B of Schedule 5.

1.1.124	“NCP-C” shall have the meaning ascribed to it in Paragraph 1.1 of Part C of Schedule 5.

1.1.125	“NCP-D” shall have the meaning ascribed to it in Paragraph 1.1 of Part D of Schedule 5.

1.1.126	“NCP-U” shall have the meaning ascribed to it in Paragraph 1.1 of Part E of Schedule 5.

1.1.127	“Notice of Offer” shall have the meaning as ascribed to it in Clause 4.2.

1.1.128	“Notify” or “Notification” means the providing of a notice in writing, including by facsimile or electronic means.

1.1.129	“Observer” shall have the meaning as ascribed to it in Clause 3.1.7.

1.1.130	“Offer Acceptance Notice” shall have the meaning as ascribed to it in Clause 15.3.3.

1.1.131	“Offer Notice” shall have the meaning as ascribed to it in Clause 12.4.6(a)(ii).

1.1.132	“Offered Terms” shall have the meaning as ascribed to it in Clause 4.2.

1.1.133	“Offeree” shall have the meaning as ascribed to it in Clause 4.1.

1.1.134	“Offer Period” shall have the meaning to Clause 12.4.6(a)(ii).

1.1.135	“Ordinary Shares” shall mean shares of Company Common Stock.

1.1.136	“Other CoC Exiting Investor” shall have the meaning as ascribed to it in Clause 15.5.1.

1.1.137	“Other Exit Default Triggering Investor(s)” shall have the meaning as ascribed to it in Clause 12.1.

1.1.138	“Other Investor CoC Shares” shall have the meaning as ascribed to in Clause 15.5.3.

1.1.139	“Other Investors LP 1” shall have the meaning as ascribed to it in Clause 13.2(ii).

1.1.140	“Other Investors LP 2” shall have the meaning as ascribed to it in Clause 13.3(ii).

1.1.141	“Other Shareholders’ Buy-Back Option” shall have the meaning as ascribed to it in Clause 12.3.2.

1.1.142	“Other Shareholders’ Drag Along Right” shall have the meaning as ascribed to it in Clause 12.4.4(a).

1.1.143	“Other Shareholders’ Drag Shares” shall have the meaning as ascribed to it in Clause 12.4.4(a).

1.1.144	“Other Shareholders’ Dragged Shareholders” shall have the meaning as ascribed to it in Clause 12.4.4(a).

1.1.145	“Other Shareholders’ Outstanding Shares” shall have the meaning as ascribed to it in Clause 12.3.2.

1.1.146	“Other Shareholders’ Potential Buyer” shall have the meaning as ascribed to it in Clause 12.4.2.

1.1.147	“Other Shareholders’ Trade Sale Right” shall have the meaning as ascribed to it in Clause 12.4.2.

1.1.148	“Other Shareholder Redemption Notice” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 7 and/or Schedule 8 and/or Schedule 9 and/or Schedule 10 and/or Paragraph 4.6.1 of Schedule 11, as may be applicable.

1.1.149	“Other Shareholder Redemption Notice Deadline” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 7 and/or Schedule 8 and/or Schedule 9 and/or Schedule 10 and/or Paragraph 4.6.1 of Schedule 11, as may be applicable.

“Outstanding Exit Default Triggering Investor Shares” shall have the meaning as ascribed to it in Clause 12.3.3(b).

1.1.150	“PCA” shall mean the Prevention of Corruption Act, 1988.

1.1.151	“Person” means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under Applicable Law.

1.1.152	“Permitted Transfer” shall have the meaning as ascribed to it in Clause 15.1.

1.1.153	“PFIC” means a Passive Foreign Investment Company.

1.1.154	“PFIC Annual Information Statement” shall have the meaning as ascribed to it in Clause 21.14.4.

1.1.155	“Potential Buyer” means GPC Potential Buyer or the Other Shareholders’ Potential Buyer, as the case may be.

1.1.156	"Preference Amount" shall have the meaning ascribed to it in Clause 13.4.

1.1.157	“Preference Shareholder” means a Series A Holder, Series B Holder, Series C Holder, Series D Holder and/or Series U Holder and “Preference Shareholders” means all of them.

1.1.158	“Preference Shares” means Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares.

1.1.159	“Protective Covenants” shall have the meaning as ascribed to it in Clause 8.2.

1.1.160	“QEF Election” means a qualified electing fund election.

1.1.161	“QIPO” means an IPO which satisfies the following conditions:

(a)	a merchant banker of international repute, acceptable to the Investors, is appointed in connection with the management and underwriting of the IPO;

(b)	The IPO happens at an equity valuation which is at least at the Exit Price; and

(c)	The IPO results in listing or quoting of the Shares on a Recognised Stock Exchange and is completed prior to the expiry of the Exit Period or such extended period as agreed by the Investors.

1.1.162	“Recognised Stock Exchange” means the Singapore Exchange Securities Trading Limited or any exchange or a quotation system.

1.1.163	“Redemption Notice” refers to the Series A Redemption Notice, the Series B Redemption Notice, the Series C Redemption Notice, the Series D Redemption Notice and/or the Series U Redemption Notice.

1.1.164	“Redemption Price” refers to the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price and/or the Series U Redemption Price.

1.1.165	“Related Party”, with respect to the Company, shall mean:

(a)	The Affiliates of the Company;

(b)	The Founders, the Affiliates of the Founders, the Directors (including the Directors appointed by the Investors if any);

(c)	Any Person in, or of which, any of the Persons in paragraphs (i) or (ii) above are directors, partners, proprietors or in which any of the above have any Control;

(d)	Any Shareholder, including any Affiliates of such Shareholder when the Founders have Knowledge of such relationship; or

(e)	Any Relative of Persons in paragraphs (a) to (c) above and any Relative of Persons in paragraph (d) of whom the Founders have Knowledge.

1.1.166	“Reserved Matters” means collectively the List A Matters and the List B Matters.

1.1.167	[deleted]

1.1.168	“Response Notice” shall have the meaning as ascribed to it in Clause 12.4.6.

1.1.169	“Right Holders” shall have the meaning as ascribed to it in Clause 4.1.

1.1.170	“Rights of First Offer” shall have the meaning as ascribed to it in Clause 12.4.6.

1.1.171	“ROFO Notice” shall have the meaning as ascribed to it in Clause 12.4.6.

1.1.172	“ROFO Offerees” shall have the meaning as ascribed to it in Clause. 12.4.6.

1.1.173	“ROFO Shares” shall have the meaning as ascribed to it in Clause 12.4.6.

1.1.174	“ROFO Terms” shall have the meaning as ascribed to it in Clause 12.4.6.

1.1.175	“ROFR Acceptance Period” shall have the meaning as ascribed to it in Clause 15.3.3.

1.1.176	“Sequoia Director” shall have the same meaning as ascribed to it in Clause 3.1.2.

1.1.177	“Series A Investors” means Sequoia and CMDB, collectively, who shall individually be referred to as the "Series A Investor" which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns.

1.1.178	“Series A Conversion Factor” shall have the meaning ascribed to it in Paragraph 3.2.2 of Schedule 7.

1.1.179	“Series A Conversion Price” shall have the meaning ascribed to it in Paragraph 1 of Part A of Schedule 5.

1.1.180	“Series A Conversion Notice” shall have the meaning ascribed to it in Paragraph 3.2.1 of Schedule 7.

1.1.181	“Series A Dilutive Issuance” shall have the meaning ascribed to it in Paragraph 1 of Part A of Schedule 5.

1.1.182	“Series A Holder” refers to a holder of Series A Preference Shares.

1.1.183	“Series A Preference Amount” means in respect of the Series A Preference Share, an amount equal to the Exit Price based on the relevant Exit event date or Liquidation Event date (as the case may be).

1.1.184	“Series A Preference Share(s)” means shares of Company Series A Preferred Stock.

1.1.185	“Series A Redemption Event” shall have the meaning ascribed to it in Paragraph 4.1 of Schedule 7.

1.1.186	“Series A Redemption Notice” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 7.

1.1.187	“Series A Securities” means the Series A Preference Shares and any Dilution Instruments issued to the respective Series A Holder.

1.1.188	“Series A Subscription Agreement” refers to the subscription agreement dated October 17, 2012 entered into between Series A Investors, the Company, Imere and the Founders.

1.1.189	“Series A Subscription Price” shall have the meaning ascribed to it in the Series A Subscription Agreement.

1.1.190	“Series B Conversion Factor” shall have the meaning ascribed to it in Paragraph 3.2.2 of Schedule 8.

1.1.191	“Series B Conversion Notice” shall have the meaning ascribed to it in Paragraph 3.2.1 of Schedule 8.

1.1.192	“Series B Conversion Price” shall have the meaning ascribed to it in Paragraph 1 of Part B of Schedule 5.

1.1.193	“Series B Dilutive Issuance” shall have the meaning ascribed to it in Paragraph 1 of Part B of Schedule 5.

1.1.194	“Series B Holder” refers to a holder of Series B Preference Shares.

1.1.195	“Series B Investors” shall collectively mean CMDB, Sequoia, Global Brains and TV, who shall individually be referred to as the “Series B Investor”, which expression shall, unless the context requires otherwise, mean and include its successors and permitted assigns.

1.1.196	“Series B Investor Director” shall mean, individually, the CMDB Director, the TV Director and the Sequoia Director and collectively be referred to as the “Series B Investor Directors”.

1.1.197	“Series B Preference Share(s)” means shares of Company Series B Preferred Stock.

1.1.198	“Series B Preference Amount” means in respect of the Series B Preference Share, an amount equal to the Exit Price based on the relevant Exit event date or Liquidation Event date (as the case may be).

1.1.199	“Series B Redemption Event” shall have the meaning ascribed to it in Paragraph 4.1 of Schedule 8.

1.1.200	“Series B Redemption Notice” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 8.

1.1.201	“Series B Securities” means the Series B Preference Shares and any Dilution Instruments issued to the respective Series B Holder.

1.1.202	“Series B Subscription Agreement” refers to the subscription agreement dated October 23, 2014 entered into between the Series B Investors, the Company, Imere and the Founders.

1.1.203	“Series B Subscription Price” shall have the meaning ascribed to it in the Series B Subscription Agreement.

1.1.204	“Series C Conversion Factor” shall have the meaning ascribed to it in Paragraph 3.2.2 of Schedule 9.

1.1.205	“Series C Conversion Notice” shall have the meaning ascribed to it in Paragraph 3.2.1 of Schedule 9.

1.1.206	“Series C Conversion Price” shall have the meaning ascribed to it in Paragraph 1 of Part C of Schedule 5.

1.1.207	“Series C Dilutive Issuance” shall have the meaning ascribed to it in Paragraph 1 of Part C of Schedule 5.

1.1.208	“Series C Holder” refers to a holder of Series C Preference Shares.

1.1.209	“Series C Investors” shall collectively mean TV, Cisco and Global Brains, who shall individually be referred to as the “Series C Investor”, unless the context requires otherwise, mean and include its successors and permitted assigns.

1.1.210	“Series C Preference Share(s)” means shares of Company Series C Preferred Stock.

1.1.211	“Series C Preference Amount” means in respect of the Series C Preference Share, an amount equal to the Exit Price based on the relevant Exit event date or Liquidation Event date (as the case may be).

1.1.212	“Series C Redemption Event” shall have the meaning ascribed to it in Paragraph 4.1 of Schedule 9.

1.1.213	“Series C Redemption Notice” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 9.

1.1.214	“Series C Redemption Price” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 9.

1.1.215	“Series C Securities” means the Series C Preference Shares and any Dilution Instruments issued to the respective Series C Holder.

1.1.216	“Series C Subscription Agreement” shall mean the subscription agreement dated September 9, 2016 entered into between the Series C Investors, the Company, Imere and the Founders.

1.1.217	“Series C Subscription Price” shall have the meaning ascribed to it in the Series C Subscription Agreement.

1.1.218	“Series D Conversion Factor” shall have the meaning ascribed to it in Paragraph 3.2.2 of Schedule 10.

1.1.219	“Series D Conversion Notice” shall have the meaning ascribed to it in Paragraph 3.2.1 of Schedule 10.

1.1.220	“Series D Conversion Price” shall have the meaning ascribed to it in Paragraph 1 of Part D of Schedule 5.

1.1.221	“Series D Dilutive Issuance” shall have the meaning ascribed to it in Paragraph 1 of Part D of Schedule 5.

1.1.222	“Series D Holder” refers to a holder of Series D Preference Shares.

1.1.223	“Series D Investors” shall collectively mean GPC and OurCrowd, who shall individually be referred to as the “Series D Investor”, unless the context requires otherwise, mean and include its successors and permitted assigns.

1.1.224	“Series D LP 1” shall have the meaning as ascribed to it in Clause 13.2.

1.1.225	“Series D LP 2” shall have the meaning as ascribed to it in Clause 13.3.

1.1.226	“Series D Preference Share(s)” means shares of Company Series D Preferred Stock.

1.1.227	“Series D Preference Amount” means in respect of the Series D Preference Share, an amount equal to the Exit Price based on the relevant Exit event date or Liquidation Event date (as the case may be).

1.1.228	“Series D Redemption Event” shall have the meaning ascribed to it in Paragraph 4.1 of Schedule 10.

1.1.229	“Series D Redemption Notice” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 10.

1.1.230	“Series D Redemption Price” shall have the meaning ascribed to it in Paragraph 4.2 of Schedule 10.

1.1.231	“Series D Securities” means the Series D Preference Shares and any Dilution Instruments issued to the respective Series D Holder.

1.1.232	“Series D Subscription Agreement” shall have the meaning as ascribed to in Recital 4 of this Agreement.

1.1.233	“Series D Subscription Price” shall have the meaning ascribed to it in the Series D Subscription Agreement, in case of GPC or the price at which the Series D Preference Shares are allotted to the OurCrowd, in the case of OurCrowd.

1.1.234	“Series U Conversion Factor” shall have the meaning ascribed to it in Paragraph 3.2.2 of Schedule 11.

1.1.235	“Series U Conversion Notice” shall have the meaning ascribed to it in Paragraph 3.2.1 of Schedule 11.

1.1.236	“Series U Conversion Price” shall have the meaning ascribed to it in Paragraph 1 of Part E of Schedule 5.

1.1.237	“Series U Dilutive Issuance” shall have the meaning ascribed to it in Paragraph 1 of Part E of Schedule 5.

1.1.238	“Series U Holder” means (i) initially, the Series U Investor and its successors and permitted assigns, and (ii) each subsequent holder of Series U Preference Shares subject to the terms and conditions of this Agreement.

1.1.239	“Series U Investor” has the meaning ascribed to in Recital 8.

1.1.240	“Series U Preference Share(s)” means shares of Compan Series U Preferred Stock. For the avoidance of doubt, Series U Preference Shares cannot be redeemed at the discretion of the Series U Holders but the Series U Holders may participate in any redemption as set forth in accordance with the terms hereof.

1.1.241	“Series U Preference Amount” means in respect of the Series U Preference Share, an amount equal to the Exit Price based on the relevant Exit event date or Liquidation Event date (as the case may be).

1.1.242	“Series U Redemption Event” shall have the meaning ascribed to it in Paragraph 4.3 of Schedule 11.

1.1.243	“Series U Redemption Notice” shall have the meaning ascribed to it in Paragraph 4.6.1 of Schedule 11.

1.1.244	“Series U Redemption Price” shall have the meaning ascribed to it in Paragraph 4.4 of Schedule 11.

1.1.245	“Series U Securities” means the Series U Preference Shares and any Dilution Instruments issued to the respective Series U Holder.

1.1.246	“Series U Subscription Price” means the Parent Series U Per Share Value, as defined in the Merger Agreement.

1.1.247	“Share Capital” shall mean the share capital of the Company.

1.1.248	“Share Exchange” shall have the meaning as ascribed to it in Clause 30.1.

1.1.249	“Shareholder” at any point in time, means a person who is a holder of Shares at that time.

1.1.250	“Shares” means all classes of shares in the capital of the Company issued from time to time together with all accretions, rights and interests at that time attached to such shares or accruing to the holder of them by reason of being such holder (including the right to dividends and other distributions, differential rights, obligations, title, interest and claim in such shares) and shall be deemed to include all bonus shares issued in respect of such shares and shares issued pursuant to a stock split in respect of such Shares.

1.1.251	“SIAC Rules” means Arbitration Rules of the Singapore International Arbitration Centre.

1.1.252	“Strategic Sale” means any, or combination of, a merger or amalgamation of the Company with or into any other entity, or any transaction involving a sale of all or substantially all of the outstanding Shares, or a sale of all or substantially all of the assets of the Company and/or its Material Subsidiaries.

1.1.253	“Strategic Sale Notice” shall have the meaning as ascribed to it in Clause 11.1.

1.1.254	“Subscription Agreements” shall collectively mean the Series A Subscription Agreement, the Series B Subscription Agreement, the Series C Subscription Agreement, the Series D Subscription Agreement and the Merger Agreement.

1.1.255	“Subsidiaries” means any subsidiary of the Company (as having the meaning ascribed thereto by Section 5 of the Act), whether presently existing or which comes into existence at a later point in time. The term “Subsidiary” shall be construed accordingly.

1.1.256	“Tag Accepting Investors” shall have the meaning ascribed to it in Clause 15.4.6.

1.1.257	“Tag Along Right” shall have the meaning ascribed to it in Clause 15.4.1.

1.1.258	“Tag Shares” shall have the meaning ascribed to it in Clause 15.4.2.

1.1.259	“Tag Along Acceptance Notice” shall have the meaning as ascribed to it in Clause 15.4.3.

1.1.260	“Threshold Shareholding” means a minimum threshold shareholding equal to 7.5% (seven point five percent) of total issued and paid up share capital of the Company on a Fully Diluted Basis, subject however to Clause 21.1.

1.1.261	“Third Party” shall mean any Person other than the Parties to this Agreement.

1.1.262	“Trade Sale Right” shall mean the GPC Trade Sale Right or the Other Shareholders’ Trade Sale Right, as the case may be.

1.1.263	“Transaction Documents” means this Agreement, the Constitution and any other documents required to be delivered pursuant hereto or thereto.

1.1.264	“Transferor Shareholder” shall have the meaning as ascribed to it in Clause 15.3.1.

1.1.265	“Trigger Events” means:

(a)	Breach or failure to observe or comply with any representation or warranty or the following Clauses of the Transaction Documents, by the Company or the Founder or any other applicable Person, which breach or failure to observe or comply is not remedied within a period of 30 (thirty) Business Days of receipt of a default notice from the Investors (acting jointly and unanimously and not severally) in the said regard:

i.	Clause 3.3 of this Agreement (Reserved Matters);

ii.	Clause 4 of this Agreement (Pre-emptive Rights for New Issues of Shares);

iii.	Clause 12 of this Agreement (Exit Default Rights);

iv.	Clause 15 of this Agreement (Transfer of Shares by the Founders and the other Shareholders);

v.	Clause 18 of this Agreement (Right of Inspection); and

vi.	Clause 13 of this Agreement (Liquidation Preference);

(b)	Material breach of the following Clauses of the Transaction Documents, by the Company or the Founder, which material breach is not remedied within a period of 30 (thirty) Business Days of receipt of a default notice from the Investors in the said regard:

(i)	Clause 3 of this Agreement (Management of the Company); and

(ii)	Clause 21 of this Agreement (Other Covenants);

(c)	Repeated and deliberate breaches of Clause 17 of this Agreement (Information Rights);

(d)	Any wilful act or omission of the Founder and/ or the Company which prevents obstructs or delays the conversion of the Preference Shares in the manner contemplated under this Agreement and the Transaction Documents;

(e)	Any material breach by a Founder under his employment agreement with the Company dated March 24, 2015 (as may be amended from time to time);

(f)	Either Founder being convicted for fraud or violation of any Applicable Law which may lead to Material Adverse Effect or an offence involving moral turpitude and/or initiation of disciplinary action by any Governmental Agency or the finding of any audit or investigation which reveals that the affairs of the Company and/or its Subsidiaries have been conducted in a fraudulent manner; and

(g)	If the Warrantors (as such term is defined in the Series D Subscription Agreement) are in material breach of their obligation to make any payment when any sum payable is due under the Transaction Documents to the Series D Investors (as the case may be).

1.1.266	“USD” means the lawful currency of the United States of America.

1.1.267	“Warranties” shall have the meaning ascribed to it in the Subscription Agreements.

1.1.268	“Warrant” shall mean any right issued by the Company to a business collaborator of the Company and/or its Subsidiaries authorizing said business collaborator to purchase Ordinary Shares of the Company.

1.2	Interpretation:

In the interpretation of the Agreement, the following rules shall apply unless otherwise indicated by the context:

1.2.1	Words of any gender are deemed to include those of the other gender;

1.2.2	Words using the singular or plural number also include the plural or singular number, respectively;

1.2.3	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

1.2.4	The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;

1.2.5	The term “Clause” and “Schedule” refers to the specified Clause and Schedule of this Agreement;

1.2.6	The words “directly or indirectly” mean directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and the terms “direct or indirect” shall have the correlative meanings;

1.2.7	Clauses, headings, bold typeface, index, titles and Schedule headings are only for convenience and shall be ignored for the purposes of interpretation;

1.2.8	Reference to any legislation or Applicable Law or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include reference to any subordinate legislation made from time to time under that provision;

1.2.9	Reference to the words “include” or “including” shall be construed without limitation;

1.2.10	The Schedules hereto shall constitute an integral part of this Agreement;

1.2.11	Time is of the essence in the performance of the respective obligations of the Parties. If any time period specified herein is extended, such extended time shall also be of the essence;

1.2.12	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information and making all due diligence inquiries, due and careful inquires, and investigations which would be expected or required from a Person of ordinary prudence, and when used in the context of the Company means the knowledge, information, belief or awareness of the Founders;

1.2.13	The Parties acknowledge that they and their respective counsels have read and understood the terms of this Agreement and have participated equally in the negotiation and drafting of this Agreement. Accordingly, no court or arbitrator construing this Agreement shall construe it more stringently against one Party than against the other;

1.2.14	Any word or phrase defined in the body of this Agreement as opposed to being defined in Clause 1.1 shall have the meaning assigned to it therein throughout this Agreement, unless the contrary is expressly stated or clearly appears from the context;

1.2.15	If any provision in Clause 1.1 is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

1.2.16	When any number of days is prescribed in any document, the same shall be reckoned exclusively of the first and inclusively of the last day unless the last day does not fall on a Business Day, in which case the last day shall be the next succeeding day that is a Business Day;

1.2.17	Any reference to “writing” includes printing, typing, lithography, emails, facsimile and other means of reproducing words in permanent visible form:

1.2.18	Any reference to conduct includes any omission and any statement or undertaking, whether or not in writing;

1.2.19	All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Documents, as the case may be, from time to time;

1.2.20	Any right of the Investors to be issued Shares under this Agreement shall include the right of such Investor to have such Shares issued to or purchased by an Affiliate or a nominee. In determining an Investors’ shareholding in the Company for any purpose whatsoever, all Shares held by the Investors or any of its Affiliate shall be considered collectively;

1.2.21	Unless stated otherwise, in computing the shareholding of any Party, for determining the rights and privileges available to such Party under this Agreement and the Subscription Agreements, the shares held by its Affiliates shall be considered as being held by such Party;

1.2.22	Unless stated otherwise, any and all rights available to the Investors in the Company under this Agreement or the Subscription Agreements shall be mutatis mutandis also be available to the Investors in the Subsidiaries;

1.2.23	Any references to the Investor under this Agreement will include its transferee, assignee, nominee and/or Affiliate that has executed a Deed of Adherence, in accordance with the provisions of this Agreement;

1.2.24	In the event that any rights that an Investor is entitled to under this Agreement with respect to one class or kind of Shares held by such Investor, cannot be given effect due to restrictions under Applicable Law, such Investor shall, subject to Applicable Law, be entitled to exercise and receive the benefit of such rights through one or more other classes or categories of Shares held by it in the Company;

1.2.25	In the event any calculation pursuant to this Agreement is a fraction, then such amount shall be rounded to the nearest 0.0001

1.2.26	Any obligation, covenant, warranty, representation or undertaking hereto that is expressed to be made, undertaken or given by the Company or the Founders shall be deemed mutatis mutandis to be jointly and severally made, undertaken and given by the Company and the Founders, and each of the Company and the Founders shall be jointly and severally responsible in respect of the same.

2	EFFECTIVE DATE

2.1	The Existing Shareholders Agreement was effective as of the First Completion Date. This Agreement, and the amendment and restatement of the Existing Shareholders Agreement by this Agreement, shall be effective on the Effective Date and shall remain in force until terminated in accordance with Clause 23 (Termination after Closing). Following the Effective Date, the terms and conditions of the Existing Shareholders Agreement shall have no force or effect.

2.2	The capitalization of the Company on a Fully Diluted Basis as of the Effective Date shall be as set out in Part B of Schedule 1.

2.3	[deleted].

3	MANAGEMENT OF THE COMPANY

3.1	Board of Directors

3.1.1	Subject to Applicable Law and the terms of this Agreement, the Assets, Business and the affairs of the Company and the Subsidiaries shall be managed exclusively by and under the direction of their respective Boards, who shall have powers to do all such lawful acts and take all such actions as are permitted under Applicable Law, the Charter Documents, subject only to the proviso that those matters that are required to be approved by the Shareholders, whether under the Act, this Agreement or the Constitution, shall be referred to the Shareholders for their approval and shall be approved in accordance with this Agreement, the Act and the Constitution.

3.1.2	With effect from the First Completion Date, the composition of the Board shall be as follows:

(a)	The Founders shall have the right to nominate 2 (two) Directors, who shall be Mr. Anil Mathews and Mr. Shobhit Shukla (each a “Founder Director”) who will be appointed to the Board by the Company;

(b)	So long as CMDB holds not less than the Threshold Shareholding, CMDB shall be entitled to nominate 1 (one) Director on the Board (the “CMDB Director”) who will be appointed to the Board by the Company;

(c)	So long as Sequoia holds not less than the Threshold Shareholding, Sequoia shall be entitled to nominate 1 (one) Director on the Board (the “Sequoia Director”) who will be appointed to the Board by the Company;

(d)	So long as TV holds not less than the Threshold Shareholding, TV shall be entitled to nominate 1 (one) Director on the Board (the “TV Director”) who will be appointed to the Board by the Company; and

(e)	So long as GPC holds not less than the Threshold Shareholding:

(i)	GPC will be entitled to nominate 1 (one) Director on the Board who will be appointed to the Board by the Company; and

(ii)	In addition to the above, GPC shall have the right to nominate 1 (one) Director on the Board, concurrently with their Investment Amount being equal to at least USD 50,000,000 (United States Dollar Fifty Million) (each a “GPC Director”).

(The CMDB Director, the Sequoia Director, the TV Director and the GPC Directors shall individually be referred to as “Investor Director” and collectively as “Investor Directors”)

3.1.3	[deleted]

3.1.4	Any power to appoint a Director under this Clause 3 includes a power to remove or replace such Director appointed pursuant to this Clause 3 from time to time. All appointments, removals and replacements under this Clause 3 shall be effected by Notification to the Company and shall take effect immediately upon such Notification being received by the Company. Upon either of Sequoia, TV or CMDB ceasing to have a right to nominate a Director, such Party shall cause such Series B Investor Director nominated by it to resign from the Board.

3.1.5	Unless otherwise agreed by the majority of the Board, Anil Mathews shall be the chairman of the Board (the “Chairman”). The Chairman shall not have a second or casting vote. In the absence of the Chairman at any meeting, the Board may elect one of their members present at such meeting to chair the meeting in question.

3.1.6	The Board may set up such other committees of the Board as it deems fit from time to time and Sequoia, TV, CMDB and GPC will, so long as they have a right to nominate at least 1 (one) Director each to the Board pursuant to Clause 3.1.2, be entitled to nominate such Investor Director as a member of all such committees.

3.1.7	Regardless of whether Sequoia, TV, CMDB or GPC exercises its respective right to nominate an Investor Director: (a) each Investor holding more than 5% (five percent) of the Shares in the Company on a Fully Diluted Basis shall be entitled to appoint 1 (one) non-voting observer (each an “Observer”); (b) the Series U Investor shall be entitled to appoint 1 (one) Observer, for so long as the Series U Investor holds an aggregate of at least 5% (five percent) of the Series U Preference Shares issued on the Closing Date; and (c) the Founders shall be entitled to appoint 1 (one) Observer to the Board and/or committees of the Board, who shall (i) be given all relevant information as is provided to the Board members, at the same time as it is furnished to the Board members; and (ii) be entitled to attend and speak at all meetings of the Board and/or committees. Notwithstanding the preceding sentence in this Clause 3.1.7, the Parties agree that Cisco shall be entitled to appoint 2 (two) Observers to the Board. It is clarified that the Observer shall not be entitled to vote on any resolution sought to be adopted at any meetings of the Board and/or committees thereof and shall not be considered for quorum. An Observer may be restricted from receiving such information or attending meetings which deal with a matter over which there is an actual conflict between the respective Shareholder interests and the Company’s interest. An Observer shall, at all times, receive, use or otherwise deal with any information received, in its capacity as an Observer, solely for the purposes of discharging its obligations as an Observer to the Board and shall be prohibited from making use of such information for any other purpose or third party, including its personal use.

3.1.8	[deleted]

3.1.9	The Company agrees and acknowledges that the Investor Directors shall be non-executive Directors of the Company and shall have no responsibility for the day-to-day management of the Company and/or its subsidiaries. The Founder Directors, in their capacities as officers of the Company, shall be responsible for the conduct of the Business. The Company shall enter into indemnification agreements with each member of the Board to indemnify and hold harmless from and against any Loss caused to such Director arising out of or, in relation to or otherwise in respect of such Director having served as a member on the Board.

3.1.10	None of the Directors (including the Chairman) are entitled to receive remuneration for holding office as Director or exercising the functions of that office, except as may be decided in accordance with the Constitution. For the avoidance of doubt, Directors hall be entitled to remuneration from the Company or the Subsidiaries and executive Directors shall be entitled to participate in the Employee RSU Plan on such terms as are decided by the Board. Provided the provisions of this Clause 3.1.10 shall not affect the remuneration payable to the Founders in their capacities as employees of any of the Subsidiaries or the Company as the case may be.

3.1.11	The Board shall meet at least 1 (one) time in every 3 (three) months. Unless otherwise agreed in writing by the Investor Directors, the Company shall provide prior notice of at least 14 (fourteen) days of the meetings of the Board or committees thereof to all the Directors and Observers. For avoidance of doubt, consent of the 2/3rd (two-third) of the Investor Directors shall be mandatory for holding any Board meetings or committee meetings at a notice shorter than 14 (fourteen) days.

3.1.12	Each notice of a meeting of the Board or committee shall contain inter alia, an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting together with the draft resolutions and other appropriate documentation with respect to agenda items calling for Board action, to adequately inform Directors and Observers regarding the matters to be placed before the Board. With the consent of the 2/3rd (two-thirds) of the Investor Directors, the Board or committee may also consider any matter not circulated in the agenda. Notwithstanding the foregoing, no matters outside the agenda being a Reserved Matter shall be discussed at such relevant meeting of the Board or committee thereof without the consent of all the Investor Directors.

3.1.13	Travel, hotel and related expenses incurred by the Directors and Observers for attending meetings of the Board and committees shall be borne by the Company.

3.1.14	Any Director may, and the company secretary, if so appointed, shall on the requisition of a Director, summon a meeting of the Board or committee, in accordance with the notice and other requirements set out in this Clause 3. Any Director wishing to place a matter on the agenda for any meeting of the Board may do so by communicating with the Chairman and the company secretary sufficiently in advance of the meeting of the Board, so as to permit timely dissemination of information with respect to the agenda items to all Directors and Observers.

3.1.15	Quorum:

(a)	Subject to the provisions of Applicable Law and this Clause 3, the quorum for all meetings of the Board shall be a majority of the Directors, including at all times the presence of each of the Series B Investor Directors and 1 (One) GPC Director. Provided that any decision in respect of a Reserved Matter shall at all times be in compliance with Clause 3.3 (Reserved Matters). If the quorum is not present within half an hour of the scheduled time of the meeting or cease to exist at any time during such meeting, the meeting shall stand adjourned (“Adjourned Meeting”) and be reconvened to the same day, location and time on the following week. If such day is not a Business Day, the Adjourned Meeting shall be held on the next Business Day at the same location and time. Subject to the Applicable Law, the Directors present at such Adjourned Meeting shall constitute the quorum for such meeting provided that (i) no List A Matters will be taken up for discussion or voted upon at such Adjourned Meetings unless a GPC Director is present in such meeting or such GPC Director has provided its written consent in respect of such List A Matters, in each case in accordance with Clause 3.3 (Reserved Matters); (ii) no List B Matter will be taken up for discussion or voted upon at such Adjourned Meetings unless each of the Investor Directors are present in such meeting or each of such Investor Directors have provided their written consent in respect of such List B Matters, in each case in accordance with Clause 3.3 (Reserved Matters); and (iii) no matters shall be discussed at such Adjourned Meeting which were not a part of the agenda for the original meeting of the Board. Provided however, if an Investor Director (whose consent is required pursuant to Clause 3.3 (Reserved Matters)) is not in attendance at such Adjourned Meeting and/or prior to such Adjourned Meeting, has not provided his assent, dissent or waiver in respect of the Reserved Matter(s) sought to be discussed or voted upon at such Adjourned Meeting nor has waived his right in respect of such Reserved Matter, such Director shall be deemed to have voted against such Reserved Matter, and the Directors present at such Adjourned Meeting may discuss and vote on the Reserved Matter(s) which were part of the agenda for the original Board meeting.

(b)	Without prejudice to the above, subject to Clause 3.3 (Reserved Matters), each of the Investor Directors may at any time waive its right to form part of the quorum for a particular Board meeting, in writing, and at any such Board meeting, no new matters other than those forming part of the agenda for the said Board meeting shall be discussed or taken up. It is clarified that any such waiver shall only be applicable with respect to the particular Board meeting in respect of which the waiver is provided, and shall under no circumstances be deemed to be a waiver by an Investor of its right to right to form part of the quorum, in toto, in terms of this Agreement.

3.1.16	Subject to Clause 3.3(Reserved Matters), a Directors’ resolution in writing signed by all of the Directors shall be deemed to be a decision of the Board without the need for a meeting provided that the proposed resolution is notified in writing to all Directors before it is signed by the Directors. Any such resolution may consist of several documents in original, facsimile or electronic form, each signed by one or more Directors.

3.1.17	Subject to Clause 3.3 (Reserved Matters) or as otherwise provided herein, decisions of the Board will be taken by a simple majority vote of participating Directors. Each Director participating in the meeting has 1 (one) vote. Meetings of the Board shall be conducted in English. The outcome of the agenda items (which items shall be set out in the notice provided under Clause 3.1.12) discussed in each of the Board meetings will be circulated to each Director through e-mail within reasonable time after the consummation of the relevant Board meeting.

3.2	Shareholders’ Meetings

3.2.1	The annual general meeting of the Company shall be held as per the requirements of the Act. Subject to the foregoing, the Board may convene an extraordinary General Meeting whenever they deem appropriate. Subject to Applicable Law, at least 14 (fourteen) Business Days prior written notice of every General Meeting of Shareholders shall be given to all Shareholders whose names appear on the register of members of the Company. A meeting of the Shareholders may be called by giving shorter notice with the written consent of the Shareholders subject to Applicable Law.

3.2.2	The notice to Shareholders shall specify the place, date and time of the meeting. Every notice convening a meeting of the Shareholders shall set forth in full and sufficient detail the business to be transacted thereat, and no business shall be transacted at such meeting unless the same has been stated in the notice convening the meeting.

3.2.3	The Chairman of the Board shall be the chairman for all General Meetings. The chairman of a General Meeting of the Company shall not have any second or casting vote. In the absence of the chairman at any meeting, the Shareholders shall elect one of the Shareholders to chair the meeting in question.

3.2.4	To constitute a quorum for a General Meeting of the Company, least 4 (four) Shareholders holding at least a majority of the majority of the outstanding Shares of the Company, which shall at all times include GPC, Sequoia and CMDB, shall be present in person or through an authorised representative of such Shareholder(s) at the commencement and throughout the duration of the meeting provided that any decision in respect of a Reserved Matter shall at all times be in compliance with Clause 3.3 (Reserved Matters). If the quorum is not present within half an hour of the scheduled time of the meeting, the meeting shall stand adjourned to the same day, location and time on the following week. If such day is not a Business Day, the meeting shall be held on the next Business Day. The Shareholders present at such adjourned meeting shall constitute the quorum for such meeting provided that (i) no List A Matter will be taken up for discussion or voted upon at such adjourned meeting unless GPC is present in such meeting or GPC has provided their written consent in respect of such List A Matters, in each case in accordance with Clause 3.3 (Reserved Matters); (ii) no List B Matter will be taken up for discussion or voted upon at such adjourned meetings unless each of the Investors are present in such meeting or each Investor has provided their written consent in respect of such List B Matters, in each case in accordance with Clause 3.3 (Reserved Matters); and (iii) no matters shall be discussed at such adjourned meeting which were not a part of the agenda for the original shareholders meeting. Provided however, if an Investor (whose consent is required pursuant to Clause 3.3 (Reserved Matters)) is not in attendance at such adjourned meeting and/or prior to such adjourned meeting, has not provided their assent, dissent or waiver in respect of the Reserved Matter(s) sought to be discussed at such adjourned meeting nor has waived his right in respect of such Reserved Matter, such Investor shall be deemed to have voted against such Reserved Matter, and the Shareholders present at such adjourned meeting may discuss and vote on the Reserved Matter(s) which were part of the agenda for the original shareholders’ meeting.

3.2.5	Without prejudice to the above, subject to Clause 3.3 (Reserved Matters), any Investor may at any time waive its right to form part of the quorum for a particular Shareholders’ meeting, in writing, and at any such Shareholders’ Meeting, no new matters other than those forming part of the agenda shall be discussed and/or voted upon. Any such waiver shall only be applicable in respect of the meeting for which it is given and shall not be deemed to be a waiver to attend all Shareholders’ meeting in toto, in terms of this Agreement.

3.2.6	Subject to Clause 3.3 (Reserved Matters), all resolutions of the Shareholders shall require the approval of the Shareholders holding at least a majority of the outstanding Shares.

3.2.7	Subject to Clause 3.3 (Reserved Matters), a resolution in writing which has been circulated, together with such information and documentation that is reasonably required or necessary for the Shareholders to review in connection with such resolution, to all Shareholders at least 14 (fourteen) Business Days prior to the date of such resolution is to take effect (or such shorter period of notice in respect of any particular resolution in writing as may be agreed by all of the Shareholders) and signed by Shareholders holding, (a) in the case of an ordinary resolution, the majority of the total voting rights of all the Shareholders of the Company; (b) in the case of a special resolution, at least 3/4rs (three-quarters) of the total voting rights of all the Shareholders of the Company, shall be valid and effective as if it had been passed at a General Meeting of the Company duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more of the Shareholders. The expressions “in writing” and “signed” include approval by telex, cable, wireless, telefax or electronic mail transmission. The Shareholders may, for the resolutions passed in writing, participate in the General Meetings by video conferencing or any other means of contemporaneous communication including telephone/audio participation, in the manner permitted under Applicable Laws.

3.3	Reserved Matters

3.3.1	Notwithstanding anything stated in the Transaction Documents or any power conferred upon the Board by this Agreement, the Act or the Constitution, neither the Company, the Founders nor any Shareholder, Director, officer, committee, committee member, employee, agent or any of their respective delegates shall, take any decisions in any manner, including by way of:

(a)	the Board, at a meeting of the Board / committees of the Board, or by circulation, as the case may be;

(b)	the Shareholders, at any meeting of the Shareholders; or

(c)	otherwise in any manner,

(i)	in respect of any List A Matters unless the affirmative prior written consent or approval of GPC has been obtained (A) whether at a meeting of the Board or a committee thereof or through a representative of GPC at a General Meeting, or through any resolutions by circulation; (B) in writing from the authorised signatory of GPC prior to the relevant Board meeting or General Meeting, as applicable; or (C) in writing from the authorised signatory of GPC prior to any decisions or actions in respect of List A Matters is taken by or with respect to the Company.

(ii)	in respect of any List B Matters unless the affirmative prior written consent or approval of Investors representing not less than 75% (seventy five percent) of their inter-se shareholding, voting on an As If Converted Basis has been obtained (A) whether at a meeting of the Board or a committee thereof or through representatives of such Investors at a General Meeting, or through any resolutions by circulation; (B) in writing from the authorised signatories of such Investors prior to the relevant Board meeting or General Meeting, as applicable; or (C) in writing from the authorised signatories of such Investors prior to any decisions or actions in respect of List B Matters is taken by or with respect to the Company.

Provided however, nothing in this Clause 3.3 shall apply to the right of the Exit Default Triggering Investor to trigger the Exit Default Rights.

For the avoidance of any doubt, it is clarified that if a Reserved Matter is being discussed or voted upon at an adjourned meeting (whether of the Board or the Shareholders), and the Investor Director or the Investor, as the case may be (whose consent is required pursuant to this Clause 3.3 (Reserved Matters)) is not in attendance at such adjourned meeting and/or prior to such adjourned meeting, has not provided their assent, dissent or waiver in respect of the Reserved Matter(s) sought to be discussed or voted upon at such adjourned meeting nor has waived his right in respect of such Reserved Matter, such Investor Director or Investor, as the case may be, shall be deemed to have voted against such Reserved Matter, and the Directors or Shareholders present at such adjourned meeting, as the case may be, may discuss and vote on the Reserved Matter(s) which were part of the agenda for the original Board meeting or shareholders’ meeting, as the case may be.

For the avoidance of any doubt, it is further clarified that any resolution passed or decision taken in any other manner whatsoever in violation of Clause 3.3 shall not be valid. Further, it is clarified that any consent given in terms of Clause 3.3 shall only be applicable to the particular instance in which it is given and shall not be extended and deemed to be an approval, under any circumstances, for any item or other instance. It is further clarified the approval requirements under Clause 3.3 are in addition to and without prejudice to any other approval requirements set out in this Agreement and/or under Applicable Laws.

3.4	The Parties agree that the principles set out in this Clause 3 are fundamental to the governance of the Company and the Subsidiaries in existence on the First Completion Date or constituted thereafter and each Party undertakes not to commit any act or omission that would violate or prejudice the spirit and intent of this Clause 3. Further, the Company and the Founders undertake to observe the principles set out in this Clause 3 and ensure that they take all necessary steps and do or cause to be done all acts, deeds and things, as are required to ensure compliance with this Clause 3. If any other provision of the Transaction Documents conflict with the provisions of this Clause 3, the provisions of this Clause 3 shall prevail and shall be given effect.

3.5	Notwithstanding anything contained herein, the Founders shall ensure that the Company shall not approve any matter that constitutes a Reserved Matter in relation to any of the Subsidiaries (whether at a Board or Shareholders level) unless the provisions of Clause 3.3 are observed. Accordingly, Reserved Matters in relation to each Subsidiary shall be discussed by the Company and the Founders with the Shareholders, and on receipt of prior written approval of the relevant Shareholders, the same shall be approved by the Subsidiary.

3.6	Subject to Applicable Law, the rights and obligations of the Parties under this Clause 3 shall be equally applicable to the Subsidiaries.

4	PRE-EMPTIVE RIGHTS FOR NEW ISSUES OF SHARES

4.1	Subject to Clause 3.3 (Reserved Matters) (irrespective of the price per Ordinary Share of such Dilution Instruments), in the event the Company is desirous of issuing any Dilution Instruments (the “Additional Capital”) to any Person (including a Shareholder) (the “Offeree”), then such Additional Capital shall be first offered by the Company to the Investors and the Founders (“Right Holders”), on a pro-rata basis, in proportion to their inter se shareholding, on a Fully Diluted Basis, on the same terms and conditions on which any Additional Capital is offered to the Offeree in accordance with the procedure set forth in this Clause 4.

4.2	In the event that the Company proposes to issue Additional Capital, the Company shall provide a written notice to the Right Holders, specifying the following particulars (the “Notice of Offer”):

4.2.1	The Company’s bona fide intention to offer such Additional Capital to the Right Holders;

4.2.2	The number and class of such Additional Capital proposed to be issued;

4.2.3	The price per Share for the proposed issuance of Additional Capital;

4.2.4	The manner and time of payment of the subscription amount towards the Additional Capital;

4.2.5	The pro rata share of the Right Holders, calculated on a Fully Diluted Basis (“Pre-emptive Shares”);

4.2.6	The terms and conditions subject to which the Company proposes to offer such Additional Capital; and

4.2.7	The date of the proposed issuance of the Additional Capital.

(collectively, the above are referred to as the “Offered Terms”).

4.3	Upon receipt of the Notice of Offer, each Right Holder shall be entitled to subscribe to all or some of its Pre-emptive Shares on the Offered Terms. Each of the Right Holders shall have the right to accept the Offered Terms within 20 (twenty) Business Days from the date of the Notice of Offer (“Acceptance Period”). In the event that any of the Right Holders accept the Notice of Offer within the Acceptance Period, the Company shall complete the issuance and allotment of such portion of the Pre-emptive Shares in favour of such Right Holder(s) upon payment for such Shares within 30 (thirty) Business Days from the date of receipt of the notice of acceptance of the Offered Terms from the Right Holder(s).

4.4	Where a Right Holder: (i) does not subscribe to all or some of the Pre-emptive Shares that they are entitled to; or (ii) fails to deliver a notice of acceptance of the Offered Terms under this Clause 4 within the Acceptance Period; or (iii) rejects the Notice of Offer, each of the Investors who have issued an acceptance notice under Clause 4.3 (“Pre-emptive Participating Investor”), shall have a right to subscribe to the unsubscribed portion of the Pre-emptive Shares (“Mop-Up Right”) on a pro-rata basis, in proportion to their inter se shareholding in the Company on a Fully Diluted Basis. The Company shall within 14 (fourteen) Business Days from the Acceptance Period (“Further Offered Terms Notice”), provide a written notice to the Investors, specifying the number of the unsubscribed Pre-emptive Shares and the respective portion of the unsubscribed Pre-emptive Shares that the Pre-emptive Participating Investors are entitled to subscribe (“Further Offered Terms”). The Pre-emptive Participating Investors shall have the right to accept the Further Offered Terms within 14 (fourteen) Business Days from the receipt of the Further Offered Terms Notice. In the event that the Pre-emptive Participating Investors accept the Further Offered Terms, the Company shall complete the issuance and allotment of such unsubscribed portion of the Pre-emptive Shares as specified in the Further Offered Terms Notice as the case may be, within 14 (fourteen) Business Days from the date of receipt of the notice of acceptance of the Further Offered Terms. For the avoidance of any doubt, it is clarified that the Founders shall not have the Mop-Up Right, and such right shall only be available to the Pre-emptive Participating Investor(s).

4.5	Each of the Investors shall have the right to assign their right to subscribe to the Pre-emptive Shares under the Offered Terms or the Further Offered Terms in favour of one or more of their Affiliates. In each case where the Affiliates are exercising the right to subscribe to the Pre-emptive Shares assigned by the Investor such Affiliate shall execute the Deed of Adherence.

4.6	In the event (i) the Pre-emptive Shares are not subscribed to by the Right Holders in the manner and within the time period specified in Clause 4.3; (ii) the Pre-emptive Participating Investors do not (either in full or in part) exercise their Mop-Up Right or assign their right to do so to any Affiliate in the manner and within the time period specified in Clause 4.4, then the Company shall have the right, within 30 (thirty) Business Days following the expiration of the time period for accepting the Further Offered Terms as set out in Clause 4.4, to issue and allot the Additional Capital (to the extent unsubscribed by the Right Holders) to the Offeree on terms no different (and not more favourable terms) than the Offered Terms. Any issuance and allotment of Additional Capital on or after the expiry of the time period under this Clause 4.6 shall again be subject to this Clause 4 as a proposed fresh issuance of Additional Capital.

4.7	For the avoidance of any doubt, it is clarified that the provisions of this Clause 4 shall not apply to the following:

(a)	Issue of Ordinary Shares in any initial public offering (including a QIPO);

(b)	Issue of Ordinary Shares contemplated to be issued in accordance with Warrants and/or Employee RSUs which have been authorized for issue as per the Employee RSU Pool from time to time;

(c)	[deleted]

(d)	[deleted];

(e)	[deleted]

(f)	Issue of Ordinary Shares upon conversion of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares, and Series U Preference Shares pursuant to the terms of the respective Preference Shares;

(g)	Issue of Shares to Shareholders pursuant to any bonus issues, stock splits, consolidations or similar events;

(h)	Issue of Shares pursuant to Clause 5 (Anti-Dilution); and

(i)	Any other matter as may be approved pursuant to item 12 under Part B of Schedule 4 (Reserved Matters) in accordance with Clause 3.3.

4A.	EXPIRATION OF FURTHER RIGHT TO SUBSCRIBE OF GPC

4A.1	The Parties hereby agree and acknowledge that GPC’s right to subscribe to additional Shares for a total consideration of up to USD 25,000,0000 (United States Dollar Twenty Five Million) in accordance with the Series D Subscription Agreement ”) has expired.

5	ANTI-DILUTION

5.1	Notwithstanding anything contained herein, if at any time after the First Completion Date, the Company issues to any Person, any Dilution Instruments at a price (or deemed price including) per Ordinary Share that is lower than the then effective conversion price for the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or (from Closing Date) Series U Preference Shares (“Dilutive Issuance”), then the holders of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or (from Closing Date) Series U Preference Shares shall be entitled to a broad based weighted average anti-dilution protection, in accordance with the terms and procedure described in Schedule 5. The initial conversion price of the Preference Shares as on the Closing Date shall be USD62.81 per Series A Preference Share, USD377.76 per Series B Preference Share, USD666.67 per Series C Preference Share , USD666.67 per Series D Preference Share and USD731.35 per Series U Preference Share. For the avoidance of any doubt, it is clarified that any anti-dilution adjustments to the Series C Holders on account of the issuance and allotment of the Series D Preference Shares shall not dilute the Series D Holders.

5.2	The anti-dilution protection shall be effected by an adjustment to the agreed conversion price of each class of Preference Shares, as applicable, as set forth in Schedule 5, or if such conversion price adjustment as set forth in Schedule 5 is not permitted by Applicable Law, any other manner permitted under Applicable Law as would have the same substantive effect. The conversion prices of each class of the Preference Shares shall also be subject to proportional adjustment upon the occurrence of any subdivision, share splits, combination etc. of the Ordinary Shares, as appropriate, or such other mechanism permissible by Applicable Law to provide for such protection.

5.3	In the event that any class of the Preference Shares have already been converted into Ordinary Shares, or if the conversion of the Preference Shares does provide the relevant Investor all of the Shares that it is entitled to as per the formula set out in Schedule 5, then the Company shall, subject to Applicable Law, be under an obligation to issue to the relevant Investor such additional number of Shares, at the lowest price permissible under Applicable Law, such that the broad-based weighted average price per Ordinary Share paid by such Investor is equal to the subscription price applicable to such Preference Shares, as the case may be, in accordance with Schedule 5. The Company agrees and undertakes that it shall not issue any new Shares in contravention of the provisions of this Clause 5. The Company shall pay all Taxes due and payable by the Company relating to the issue of additional Shares pursuant to Clause 5.3.

5.4	In the event that the Company proposes to undertake an issuance of Dilution Instruments that would result in the anti-dilution provisions herein being effected, the Company shall notify the Preference Shareholders of the extent of adjustment required (calculated in accordance with the terms and procedure in Schedule 5). Only after the holders of Preference Shares and the Company agree upon the extent of adjustment required shall the Company undertake such issuance. If there is a difference of opinion between the Company and the holders of Preference Shares, or in the event (i) the holders of Preference Shares cannot fully exercise any rights under Clause 5, or are prevented or restricted from fully exercising their rights under Clause 5 above, in relation to any Dilutive Issuance, for any reason(s) whatsoever; or (ii) the holders of Preference Shares are unable to exercise their rights under Clause 5, on account of any act of commission or omission on the part of the Founders or the Company, then the Company shall not make or undertake such Dilutive Issuance without the prior written consent of each of the holders of Preference Shares and the Parties shall undertake all such efforts to reach an alternative proposal whereby the commercial intent of Clause 5 may be achieved.

6	PLEDGE, BORROWINGS & FUNDING

6.1	The Parties hereto expressly agree that in the event the Company or Subsidiaries proposes to borrow funds from any Person, including but not limited to banks and financial institutions, the Investors shall not be asked, or be required to give any warranties, letter of comfort or guarantees, of any nature whatsoever for any loans or with regard to any aspect of the business or functioning of the Company or the Subsidiaries.

6.2	It is further agreed that the Investors shall not be required to pledge their Shares or provide any support to any Third Party, including but not limited to lenders of the Company or the Subsidiaries.

7	EMPLOYEE RSU PLAN

7.1	Any amendments to the Employee RSU Plan, including references to an increase in the Employee RSU Pool, determination or variation of the issue/exercise price or terms of vesting shall be in accordance with this Agreement and be subject to Clause 3.3 (Reserved Matters).

7.2	All employees of the Company who shall purchase or receive options to purchase Shares under the Employee RSU Plan following the Effective Date shall be required to execute a share purchase agreement or an option agreement providing for vesting of the option shares, in the manner stated in the Employee RSU Plan.

7.3	The Employee RSUs granted shall vest as follows:

7.3.1	Up to 25% (twenty five percent) of the Employee RSUs granted under the accompanying letter of grant of such options shall vest at the end of 1 (one) year from the date of such grant; and

7.3.2	Up to 6.25% (six point two five percent) of the Employee RSUs granted under the accompanying letter of grant of such options shall vest at the end of each quarter after the end of 1 (one) year from the date of such grant.

Accordingly, all such Employee RSUs will vest within a period of 4 (four) years from such grant.

It is clarified that, in the interest of acquiring suitable human resources, subject to the provisions of this Agreement, Employee RSUs that may be granted to incoming employees, may contain terms pursuant to which such options may vest in a manner such that their cumulative vesting shall at all times be equal to or lesser than the threshold vesting limits set out under Clauses 7.3.1 and 7.3.2 above.

7.4	The exercise price of the stock options granted to the Founders shall be in accordance with the terms of the Employee RSU Plan. The stock options granted to the Founders may be exercised in the manner provided for in the plan under which the same is granted.

8	NON-COMPETE UNDERTAKING

8.1	During the period commencing on the Effective Date and for 1 (one) year after the later of (i) the Founder ceasing to be employed by or serve as a Director of the Company or any Subsidiary; or (ii) such Founder ceasing to hold any Shares in the Company, such Founder shall, as individuals, employees, consultants, independent contractors, partners, shareholders, members or in association with any other Persons, or in any manner whatsoever, except on behalf of the Company or the Subsidiaries:

8.1.1	not, whether directly or indirectly through any of their Affiliates or their nominees, commence, carry on or engage in or hold any interest or be associated in any capacity, in any activity or business that is similar or would compete with the Core Business or would adversely affect the Company or the Subsidiaries interests in any manner;

8.1.2	not set up, solicit business on behalf of, render any services to, engage in, guarantee any obligations of, extend credit to, or invest in, become a shareholder of, or have any ownership interests or other affiliation in, any business or other endeavour, (whether directly or indirectly), which is engaged in the business of the similar nature as the Core Business or is competitive with the Company and/or the Subsidiaries;

8.1.3	not assume management or lead responsibility in any other business of a similar nature or competitive with the Core Business, without obtaining the prior written approval of Investors representing not less than 75% (seventy five percent) of their inter-se shareholding, voting on an As If Converted Basis;

8.1.4	attempt in no manner to solicit, render services to or for, or accept from, anyone who is/was a client or customer of the Company or the Subsidiaries (whether present or future), any Business of the type performed by the Company and/or the Subsidiaries, or persuade or attempt in any manner to persuade any client or customer of the Company and/or the Subsidiaries to cease to do Core Business or to reduce the amount of Core Business which any such client or customer has customarily done or is reasonably expected to do with the Company or the Subsidiaries, whether or not the relationship between the Company or the Subsidiaries and such client or customer, as the case may be, was originally established in whole or in part through the Founders’ efforts;

8.1.5	not interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company or any Subsidiary (or the terms relating to such supplies) from any suppliers who have been supplying goods or services to the Company or any Subsidiary;

8.1.6	not be connected as a shareholder, director, officer or employee, partner, lender, guarantor or advisor of or consultant to, or in any executive capacity with, any corporation, limited liability company, partnership or other entity or Person that engages in the Core Business, or competes in any business with the Company or any Subsidiary;

8.1.7	not become advisors to or consultants or disclose any confidential information to any competitor or any entity involved in the same line of Core Business;

8.1.8	not, either on his own account or for any Person, solicit or assist anyone else to employ any: (i) employee (including Key Employee) of the Company or any Subsidiary; (ii) person, firm, corporation or other form of entity who at any time during the 12 (twelve) months period prior to the date of such employment or retention was an employee of or consultant to the Company or any Subsidiary, to leave his or her employment, induce or attempt to induce any such employees to terminate or breach his or her employment agreement with the Company or any Subsidiary, or itself, directly or indirectly, hire or engage in any other manner, any employee (including Key Employees); and

8.1.9	not take any specific actions to, directly or indirectly, solicit, cause in any part or knowingly encourage any then-existing clients and/or suppliers of the Company or any Subsidiary to cease doing business in whole or in part with the Company or any Subsidiary, or solicit, cause in any part or knowingly encourage any of the then existing clients and/or suppliers of the Company or any Subsidiary to do business with any Person other than the Company or any Subsidiary or itself, directly or indirectly, deal with such clients and/or suppliers that affects the business they do with the Company and/or Subsidiaries.

8.2	The restrictions set out in Clause 8.1 shall be collectively known as the “Protective Covenants”.

8.3	The Parties acknowledge that: (i) the duration, type and periods of the Protective Covenants imposed in the provisions of this Clause 8 are fair and are reasonably required in order to protect and maintain the legitimate business interests and the goodwill associated with the Business; (ii) the time, scope, geographic area and other provisions of this Clause 8 have been specifically negotiated by sophisticated commercial parties; (iii) such undertakings are material for the willingness of the Investors to invest in the Company, and the Founders, being Shareholders, stand to benefit from the investment by the Investors; and (iv) the Founders have various other skill sets which, if deployed, would not result in a breach of their respective undertakings hereunder. It is clarified that in interpreting the scope of this Clause 8, it is understood that the Founders shall not take any action either directly or through any Affiliate which may breach the obligations set out here in this Clause 8. The Founders agree that any breach of the obligations set out in this Clause 8 shall be deemed to be a material breach hereunder. Notwithstanding the limitation of this provision by Applicable Law for the time being in force, each of the Founders undertakes at all times to observe and be bound by the spirit of this Clause 8.

8.4	If any of the Protective Covenants contained in this Clause 8 or any part thereof, is held to be unenforceable by reason of it extending for an unreasonably long period of time, or over a wide geographical area, or by reason of it being otherwise unreasonably extensive, the Parties agree that such Protective Covenants shall be deemed to be modified so as to permit its enforcement to the extent permissible under Applicable Law. In the event of any determination by a court or arbitration panel as to the extent of permissibility of this Clause 8, the resulting modified covenant shall only apply with respect to the operation of such Protective Covenants in the particular jurisdiction in or for which such adjudication is made.

8.5	Each of the Protective Covenants are separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by Applicable Law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). Subject to Applicable Law, the Founders agree that the Company and each Investor shall be entitled to relief including without limitation, interim injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Founders from violating this Clause 8. The unenforceability of any of the Protective Covenants shall not affect the validity or enforceability of any other Protective Covenants or any other provision of the Transaction Documents. Subject to Applicable Law, the duration of the Protective Covenants shall be extended during any period in which the Founders are in violation of any of such Protective Covenants, and all such restrictions shall automatically be extended by the period of the Founders’ violation of any such restrictions. The Founders expressly waive any right to assert inadequacy of consideration as a defence to enforcement of the covenants set forth in this Clause 8.

8.6	The Company and the Founders undertake that, except with the prior written consent of Investors representing not less than 75% (seventy five percent) of their inter-se shareholding, voting on an As If Converted Basis, they and their respective Affiliates shall not directly or indirectly carry on any business that is the same or similar to the Core Business other than through the Company or its Subsidiaries, and all new projects and businesses relating to the Core Business shall only be undertaken by the Company or any Subsidiary. The Company and its Subsidiaries shall be the sole and exclusive vehicle for the Founders for the Core Business. The Founders shall ensure that all opportunities for new projects and businesses relating to the Core Business that are developed or sourced by, or offered to, the Founders shall be referred exclusively to the Company or any Subsidiary. Nothing contained in this Clause 8 shall affect a Founder in respect of whom the non-compete period as prescribed in this Clause 8 has expired.

8.7	Each of the Founders shall and shall cause the Key Employees to, devote substantially all of their time to the management and operations of the Company. The Founders shall ensure that each of the Key Employees executes employment agreements with the Company containing non-compete restrictions no less stricter than those set out in the existing employment agreements of the Company.

8.8	For the avoidance of any doubt, it is clarified that the Protective Covenants contained in this Clause 8 shall not apply to the following:

8.8.1	the Founder(s), investing in, becoming a shareholder of, or having any ownership interests in (including by way of beneficial holding): (i) any entity listed on any stock exchange provided that the ownership interest of the Founder(s) comprises less than 5% (five percent) of the total shareholding of such entity; and/or (ii) any un-listed entity, which is not a competitor of the Company, where the ownership interest of the Founder(s) comprises less than 5% (five percent) of the total shareholding of such entity. It is clarified that the Founder(s) shall not assume any role and /or responsibility in relation to the entities under (i) and (ii) above;

8.8.2	the Founder(s) assuming any responsibility, association or role (which is not managerial, or strategic) with any organisation in the capacity of a mentor or, any association/membership with industry bodies, think-tanks or similar organizations, where the Founder does not receive any material compensation to discharge his responsibilities.

9	EXIT COMMITMENT

9.1	The Company and the Founders shall make commercially reasonable efforts to provide an exit to the Investors commencing from the First Completion Date until the second year anniversary of the First Completion Date and thereafter make best efforts to provide an exit to the Investors (“Exit”) on or before the expiry of 4 (four) years from the First Completion Date, or 31 May 2023, whichever is later (the “Exit Period”), by undertaking either:

9.1.1	a QIPO, in accordance with Clause 10; or

9.1.2	a Strategic Sale, in accordance with Clause 11.

9.2	If the Company and the Founders fail to provide an Exit to the Investors prior to the expiry of the Exit Period or Extended Exit Period (if applicable), pursuant to Clause 10 or Clause 11 and in accordance with the terms stipulated thereunder, the Investors shall be entitled to exercise their exit rights under other provisions of this Agreement, including under Clause 12.

9.3	All costs relating to the obligations of the Company under Clauses 10, 11 and 12 shall be borne by the Company.

9.4	It is clarified that the Company and the Founders shall be obligated to do all such acts and deeds as may be necessary to provide an Exit to the Investors, including but not limited to providing all necessary and relevant information, voting at the relevant meeting of the Board or the meeting of the Shareholders, obtaining all necessary consents and approvals, if any and ensuring compliance with Applicable Law, in a timely manner, and provide all assistance to the Investors to cause the consummation of the transactions specified in Clauses 10, 11, and 12. It is further clarified that for the purposes of this Clause 9, the Company and the Founders shall have discharged their obligations of giving an Exit to each Investor, if each such Investor gets a bona fide opportunity to completely exit the Company before the expiry of the Exit Period. For the sake of clarity, a ‘bona fide opportunity’ will refer to an exit opportunity offered by the Company that is made on a good faith and best efforts basis and affords a complete exit opportunity for the Investors in respect of which, the Company on a good faith and best efforts basis attempts to consummate the transaction.

9.5	Notwithstanding anything to the contrary contained herein, the proceeds from any Exit whether under Clause 10 (QIPO), 11 (Strategic Sale) or 12 (Exit Default Rights) shall at all times be distributed as per the distribution waterfall set out in Clause 13.

10	QIPO

10.1	The decision to undertake a QIPO (including the determination of the timing of the QIPO being not later than the expiry of the Exit Period) shall be made by the Company subject to the terms of this Agreement and the Constitution, having due regard to the prevailing market conditions.

10.2	The Company shall, and the Founders and the Company shall make all commercially reasonable efforts to conduct such a QIPO within a period of 1 (one) year from the date of receipt of such approval which is granted pursuant to Clauses 3.3 (Reserved Matters).

10.3	QIPO Procedure

10.3.1	Subject to the provisions of the Applicable Laws, a QIPO may be either through: (i) a new issue of Shares; or (i) an offer for sale of the Shares held by the Shareholders (“OFS”); or (iii) a combination of (i) and (ii) both.

10.3.2	In the event that a QIPO is through an OFS, or a combination of a new issue of the Shares and an OFS, the Parties undertake to exercise their respective voting rights (at the Board and Shareholder level) and to take all steps reasonably necessary for the Company to undertake such QIPO. In such case, subject to Applicable Laws:

(i)	the Series D Investors shall have the right (but not the obligation) to offer all or some of their respective shareholding in the Company in priority to all other classes of Shareholders. The Founders and the Company shall ensure that the Series D Investors shall be entitled to include up to 100% (one hundred percent) of its Shares in the QIPO.

(ii)	if the number of Shares held by the Shareholders (including the Series D Holders) to be offered in the QIPO exceeds the permitted number of Shares that can be offered in an OFS under the Applicable Law, then the number of Shares held by the Shareholders (other than the Series D Holders) shall be decreased on a pro-rata basis out of the total number of Shares held between them on an As If Converted Basis that can be offered under an OFS in accordance with the Applicable Law.

10.3.3	In connection with any QIPO, the Founders and the Company confirm and undertake to do the following:

(a)	Ensure that the total offer of Shares to the public shall constitute not less than such percentage (as prescribed under then prevalent rules and Applicable Law) of the total post issue paid-up Share Capital to comply with the listing requirements of the Recognised Stock Exchange;

(b)	Provide all material information and ensure compliance with all applicable provisions of the guidelines, listing rules, the listing agreement of the Recognised Stock Exchange and other regulations existent at the time of a QIPO and subsequent listing of the Shares for trading on a Recognised Stock Exchange;

(c)	Indemnify and hold harmless the Investors against any and all Losses associated with such QIPO, including without limitation, any such Losses associated with any material misstatement or omission in any information provided by the Company in connection with such QIPO or any actual or alleged violation of Applicable Law;

(d)	The Recognised Stock Exchange(s) on which the Shares offered by the Investors shall be listed, the timing, pricing, appointment of the lead manager, the underwriter and the appointment of an investment bank of international repute as book runner for the offering shall be appointed only after obtaining the prior written approval of GPC;

(e)	Subject to Clauses 3.3 and 10.3.2, the number of Shares that are offered and the manner in which such Shares are to be offered at the listing on any Recognised Stock Exchange(s) will be determined based on mutual agreement between the Founders, TV, CMDB, Sequoia and the Series D Investors in consultation with the lead manager, the underwriter and the investment bank appointed;

(f)	The Company agrees to indemnify and hold harmless the Investors for including their Shares in such secondary offering from and against Losses caused by any untrue statement of a fact contained in any statement or prospectus relating to such secondary offering, or caused by any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading;

(g)	The QIPO will be underwritten unless otherwise agreed to by GPC;

(h)	The Investors shall, in connection with the QIPO, not be required to give any representations, warranties, covenants, guarantees or indemnities to any underwriter, broker, Recognised Stock Exchange or any Governmental Authority or other Peron other than in relation to the title of Shares being sold as part of the OFS in the QIPO;

(i)	The Investors shall not be considered to be a promoter or part of the promoter group of the Company unless specifically required under Applicable Law. The Company shall ensure that no Investor is required to undertake any obligations in relation to any disclosures made in any offering document or related documents;

(j)	The Shares held by the Investors will not be subject to any lock-in unless specifically required under Applicable Law. In the event the Shares of the Company are required to be locked-in otherwise than by reason of Applicable Law requirements (including any lock-in imposed by the underwriter in connection with such QIPO), then the Founders and other shareholders (excluding the Series B Investors, the Series C Investors, the Series D Investors and the Series U Investor) will first offer their Shares to the extent required. In the event the Shares offered by the Founders and other shareholders (excluding Investors) are insufficient to meet the lock-in requirements, the Shares of the Investors will be offered on a pro-rata basis until the balance lock-in requirements are satisfied;

(k)	In the event that the Company undertakes a QIPO under this Clause 10.3, such number of Shares as may be required in addition to the Shares to fulfil the mandatory minimum offer size requirement for achieving a QIPO and listing under Applicable Law shall be provided by the Investors or the Founders as mutually agreed by them. The Company shall obtain such Consents and Governmental Approvals as may be necessary to complete a QIPO if such QIPO is to be undertaken under this Clause 10; and

(l)	Subject to Applicable Law, all costs and expenses relating to a QIPO, including statutory filing, underwriting, and registration fees, printing costs and fees for advisors and managers to a QIPO, shall be borne by the Company. The Parties acknowledge and agree that the Company shall be responsible and liable for, subject to Applicable Law, principles governing financial assistance, for any breach of representations, warranties, covenants, obligations and undertakings set forth in any agreement, instrument and other document in relation to a QIPO.

11	STRATEGIC SALE

11.1	In the event that the Company and the Founders are desirous of providing the Investors with an Exit by effecting a Strategic Sale any time during the Exit Period subject to the affirmative consent pursuant to Clause 3.3, the Founders or the Company, as the case may be, shall deliver a notice to the Investors (the “Strategic Sale Notice”), setting out:

11.1.1	The exact nature of the transaction proposed;

11.1.2	The identity of the Person with which the Company proposes to conduct the Strategic Sale;

11.1.3	In the event that the Strategic Sale is through:

(a)	A merger, the salient terms of the scheme of merger;

(b)	Any transaction which involves a sale of Shares or any other securities, the price and other terms on which the Shares or any other securities are proposed to be sold; and

(c)	A sale of Assets of the Company or the Material Subsidiaries, the price and other terms on which the Assets of the Company or the Material Subsidiaries are proposed to be sold;

11.1.4	The time for completion of the Strategic Sale as best estimated by the Founders; and

11.1.5	Any other material terms of the proposed Strategic Sale.

11.2	Upon receiving the Strategic Sale Notice, the Investors may request the Company and the Founders to provide such other information as may be requested by them.

11.3	The Company and the Founders shall, in good faith, consider all offers relating to a Strategic Sale that are brought to its notice by the Investors, however, the Company and the Founders shall in no event be obligated to accept any such offers.

11.4	The Series D Investors shall have the option (but not the obligation) to offer their Preference Shares for sale in the Strategic Sale in priority to the other Shareholders, with each of the other Investors having the right to offer their Preference Shares on a pro rata basis to their inter se shareholding in the Preference Shares of the Company, provided that to the extent the number of Shares to be sold in the Strategic Sale exceeds the aggregate number of Preference Shares offered by the Series A Investors, Series B Investors, Series C Investors, Series D Investors and Series U Investor, the right to offer such surplus number of Shares as are to be sold in the Strategic Sale shall be allocated between the Shareholders on a basis pro-rata to the number of Ordinary Shares held by the Series A Investors, Series B Investors, Series C Investors, Series D Investors and Series U Investor and the Shares held by the other Shareholders.

11.5	Each of the Investors shall indicate the number of Shares that such Investor proposes to offer in such Strategic Sale.

11.6	The Company and the Founders shall make commercially reasonable efforts necessary to complete the Strategic Sale on the terms and within the time period set out in the Strategic Sale Notice or such extended time period as may be required to obtain any Governmental Approvals. In the event that a Strategic Sale has not been completed within the time period as aforesaid, then the Company and the Founders shall restart the process under this Clause 11 by sending a fresh Strategic Sale Notice.

11.7	In the event a Strategic Sale Notice (issued pursuant to Clause 11.1) has been issued 45 (forty-five) days prior to the expiry of the Exit Period, the Company and the Founders shall have an additional period of 6 (six) months from the expiry of the Exit Period to consummate the Strategic Sale and provide an Exit to the Investors. The Exit Period, in such scenario, shall be deemed to have been extended (“Extended Exit Period”) and during such Extended Exit Period the Company and the Founders will undertake best efforts to ensure that such Strategic Sale is consummated. For the avoidance of any doubt, it is clarified that, notwithstanding anything contained herein, the Exit Period shall not be extended except pursuant to this Clause 11.7.

11.8	All costs and expenses relating to the Strategic Sale including the expenses relating to the appointment of an independent merchant banker and other professional advisors and the stamp duty (if any) payable under Applicable Law shall be borne entirely by the Company.

11.9	The Investors shall not be required to provide any guarantees or indemnities, or be subject to any restrictive covenants pursuant to, or be required to bear any costs and expenses related to a Strategic Sale, provided that each of the Investors shall make customary representations and warranties (other than representations and warranties relating to the business and operations of the Company) with regard to the Strategic Sale, relating to the title to their shareholding in the Company.

11.10	The Parties agree and acknowledge that if the Strategic Sale is effected through a sale of all or substantially all of the outstanding shares, or a sale of all or substantially all of the Assets of any Material Subsidiary(ies), the obligation on Company and Founders to provide an Exit shall be deemed to be completed only when the proceeds from such Strategic Sale have been received by the Shareholders, subject to the distribution waterfall under Clause 13.

12	EXIT DEFAULT RIGHTS

12.1	If prior to the expiry of the Exit Period, the Company does not or is unable for any reason to provide an Exit to the Investors, in accordance with Clause 10 or Clause 11, then without prejudice to the other remedies available under Applicable Law, GPC (“Exit Default Triggering Investor”) and/or the other Existing Investors (“Other Exit Default Triggering Investor(s)”) shall be eligible / entitled to exercise any of the rights mentioned in Clauses 12.2 to 12.3 (“Exit Default Rights”) in the manner provided below.

12.2	For the avoidance of doubt, it is hereby clarified that:

(a)	the Exit Default Triggering Investor shall be at a liberty to exercise any of the available Exit Default Rights without following any specific sequence and without obtaining any approvals from any Shareholder (whether under Clause 3.3 (Reserved Matters) or otherwise). For the sake of abundant clarity, nothing in Clause 3.3 (Reserved Matters) or Schedule 4 or anywhere under this Agreement will impair the right of the Exit Default Triggering Investor to trigger its Exit Default Rights or require prior approval of any other Investor;

(b)	the Other Exit Default Triggering Investors shall have the right to exercise the Exit Default Rights only in the manner stated herein below;

(c)	the Exit Default Triggering Investor and the Other Exit Default Triggering Investors shall have the right to independently exercise their respective Exit Default Rights, subject to the manner stated herein below;

(d)	subject to the Exit Default Rights of the Exit Default Triggering Investor, each of the Other Exit Default Triggering Investors shall exercise their Exit Default Rights with prior approval of the Shareholders holding, in aggregate, no less than 65% (sixty five percent) of the Shares with Preference Shareholders voting on an As If Converted Basis; and

(e)	if the exercise of the Other Shareholders’ Trade Sale Right leads to a change of Control, then GPC shall have the sole right to exercise the CoC Tag Right and the proceeds from such Exit shall be distributed as per the distribution waterfall set out in Clause 13.

12.3	Buy-Back Option

12.3.1	GPC’s Buy-Back Option

(a)	Subject to Applicable Law, the Exit Default Triggering Investor shall have the right to exercise its right to require the Company to buy back some or all of the Shares held by the Exit Default Triggering Investor (“GPC Outstanding Shares”) (the “GPC Buy-Back Option”).

(b)	Any exercise of the GPC Buy-Back Option by the Exit Default Triggering Investor will not require any approval of the other Investors.

12.3.2	Other Exit Default Triggering Investors’ Buy-Back Option

Subject to Applicable Law and subject to obtaining prior approval of 65% (sixty five percent) of the Shareholders on an As If Converted Basis, the Other Exit Default Triggering Investors shall have the right to exercise their right to require the Company to buy back some or all of the Shares held by the Other Exit Default Triggering Investor(s) (“Other Shareholders’ Outstanding Shares”) (the “Other Shareholders’ Buy-Back Option”).

12.3.3	Procedure for Buy-Back Option

(a)	The Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, exercising their respective Buy-Back Option shall notify the Company of its decision to exercise its Buy Back Option by delivering a written notice (the “Buy-Back Notice”). The Buy-Back Notice shall state the number of Shares covered by the exercise of the Buy-Back Option (“Buy-Back Shares”).

(b)	Subject to compliance with Applicable Laws, the Buy-Back Shares held by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, shall be bought back by the Company within a period of 45 (forty five) Business Days from the date of the Buy-Back Notice; provided further that the Company shall make all efforts to seek and obtain all applicable Governmental Approvals within such 45 (forty five) Business Days period. In the event that all the Shares held by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, cannot be bought back by the Company solely due to the operation of Applicable Law, and if on the date of the Buy-Back Notice, the number of Shares held by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, that may then be legally bought back by the Company is less than the number of Buy-Back Shares held by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, to be bought back (the difference being “Outstanding Exit Default Triggering Investor Shares”), then such Outstanding Exit Default Triggering Investor Shares shall be carried forward and be bought back as soon as the Company has legally available funds for, or otherwise becomes legally capable of completing, such buy-back. Subject to the approval of the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, the Founders may participate in any buy-back by the Company.

12.3.4	For the avoidance of any doubt, it is clarified that the issuance of a Buy Back Notice by the Exit Default Triggering Investor or Other Exit Default Triggering Investors (as the case may be) shall be without prejudice to the rights of the Exit Default Triggering Investor or Other Exit Default Triggering Investors (as the case may be) who have not issued the Buy-Back Notice.

12.3.5	Nothing in this Clause 12.3 shall limit or restrict the Exit Default Triggering Investor from exercising its option to require the Company to redeem its Series D Preference Share(s) in accordance with Paragraph 4 of Schedule 10 (as the case may be), and it is clarified that, the Exit Default Triggering Investor shall have priority in redemption of its Series D Preference Shares over the other Investors.

12.3.6	Notwithstanding anything contained herein, the Exit provided to the Exit Default Triggering Investor and/or Other Exit Default Triggering Investors (as the case may be) the under Clause 10 (QIPO), 11 (Strategic Sale) or 12 (Exit Default Right) shall be deemed to be a Liquidation Event and the proceeds from any Exit whether under Clause 10, 11 or 12 shall at all times be distributed as per the distribution waterfall set out in Clause 13.

12.3.7	Each of the Founders shall vote and cause the other Shareholders including the other Investors to take all necessary steps (including obtaining statutory approvals, conversion of Preference Shares and voting their Shares) in favour of any proposal intended to implement the provisions of Clause 12.3, including: (i) exercising voting rights attached to their Shares in favour of the transaction; (ii) not exercising any approval or voting rights connection therewith in a manner contrary to the closing of the transaction.

12.4	Trade Sale

12.4.1	GPC’s Trade Sale Right

The Exit Default Triggering Investor shall have the right to transfer some or all its Shares to any Third Party (“GPC Potential Buyer”) (“GPC Trade Sale Right”).

12.4.2	Other Exit Default Triggering Investors’ Trade Sale Right

Subject to obtaining prior approval of 65% (sixty five percent) of the Shareholders on an As If Converted Basis, the Other Exit Default Triggering Investor(s) shall have the right to transfer some or all their respective Shares to any Third Party (“Other Shareholders’ Potential Buyer”) (“Other Shareholders’ Trade Sale Right”).

12.4.3	GPC’s Drag Along Right

(a)	Subject to the Founders’ Right of First Offer and the GPC Drag Along Right being exercised at the Exit Drag Price (subject to the distribution waterfall as set out in Clause 13), in the event the Exit Default Triggering Investor exercises the GPC Trade Sale Right under this Clause 12.4, the Exit Default Triggering Investor, shall have the right (but not the obligation) to transfer any or all Shares held by it to a Potential Buyer and compel any or all Shareholders (including the Investors and Founders) (“GPC Dragged Shareholders”) to transfer any or all Shares held by such Dragged Shareholders (“GPC Drag Shares”) as may be indicated by the Exit Default Triggering Investor (“GPC Drag Along Right”).

(b)	The Parties agree and acknowledge that the GPC Dragged Shareholders will not be required to bear any costs and expenses related to the sale of the GPC Drag Shares (except any duty, levy or expense charged in relation to the underlying sale agreement/documentation as well as charges for bankers and advisers of such GPC Dragged Shareholders), or provide any representation, warranty or covenant in relation to such sale, provided that each of the GPC Dragged Shareholders shall make customary representations and warranties regarding their title to the GPC Drag Shares. It is clarified that the representations and warranties provided by any Investor (including the Exit Default Triggering Investor) pursuant to the applicability of this Clause 12.4.3(b) (a “Covered Investor”) shall not be any more onerous than the representations and warranties provided by the other Covered Investors. Further, no Covered Investor will be subject to any joint and several liability in respect of any representation, warranty or covenant made by the Company pursuant to transactions envisaged under this Clause 12.4.3 and the total liability of such Covered Investor pursuant to such transaction(s) (except for fraud or misrepresentation on the part of such Investors) will not exceed 100% (one hundred percent) of the sale proceeds received by the respective Covered Investor from such sale.

(c)	The Parties further agree that the Company shall bear all costs and expenses in relation to any diligence to be conducted on the Company pursuant to exercise of rights under Clause 12.4. The Founders shall be required to provide representations, warranties and indemnities as may be required by the Potential Buyer in respect of the business and operations of the Company (including title to their Shares, wherever relevant).

(d)	Notwithstanding anything stated herein, in the event the Exit Default Triggering Investor exercises its GPC Drag Along Right, the Other Exit Default Triggering Investors shall be restricted from issuing a Buy-Back Notice and/or Drag Along Notice.

12.4.4	Other Exit Default Triggering Investors’ Drag Along Right

(a)	Subject to the Founders’ Right of First Offer, in the event the Other Exit Default Triggering Investors exercises its Other Shareholders’ Trade Sale Right under this Clause 12.4, the Other Exit Default Triggering Investors, shall have the right (but not the obligation) to transfer any or all Shares held by them to an Other Shareholders’ Potential Buyer and compel any or all Shareholders (except GPC) (“Other Shareholders’ Dragged Shareholders”) to transfer any or all Shares held by such Other Shareholders’ Dragged Shareholders (“Other Shareholders’ Drag Shares”) as may be indicated by the Other Exit Default Triggering Investor (“Other Shareholders’ Drag Along Right”).

(b)	Notwithstanding anything to the contrary contained herein, the Other Exit Default Triggering Investors shall not have any right to compel GPC to transfer any or all Shares held by GPC in case the Other Exit Default Triggering Investors exercise their Other Shareholders’ Drag Along Right.

12.4.5	Procedure for Drag Along Right

(a)	On exercise of the Drag Along Right, the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, shall send a written notice to the Company, Shareholders and the Founders requiring the Dragged Shareholders (including the Investors) to transfer the Dragged Shares, to the Potential Buyer along with the Shares held by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be (the “Drag Along Notice”), provided that the terms and conditions on which the Dragged Shareholders are required to sell their Shares shall be the same as the terms and conditions (subject to the distribution waterfall under Clause 13) on which the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, are proposing to sell their Shares in such proposed sale. It is clarified that the Drag Along Right shall be deemed to be a Liquidation Event and the proceeds from such sale shall at all times be distributed as per the distribution waterfall set out in Clause 13.

(b)	The Drag Along Notice shall set out the identity of the Potential Buyer, the consideration payable per Share, a summary of the material terms of such proposed transfer and the number of Dragged Shares that are required to be transferred to the Potential Buyer.

(c)	Upon receipt of a Drag Along Notice, the Dragged Shareholders shall:

(i)	Within 15 (fifteen) Business Days from the date of the Drag Along Notice, transfer the Dragged Shares as specified in the Drag Along Notice, free of any Encumbrance, on the same terms and conditions as the Exit Default Triggering Investor or the Other Exit Default Triggering Investor, as the case may be;

(ii)	Be bound by the Drag Along Notice, such that each of them shall be required to transfer the Dragged Shares to the Potential Buyer.

(d)	The Dragged Shareholders and the Company shall take all necessary actions (including any action that may be reasonably requested of them by the Exit Default Triggering Investor or Other Exit Default Triggering Investors (as the case may be)) to cause the consummation of the transactions mentioned in this Clause 12.4, including: (i) exercising voting rights attached to their Shares in favour of the transaction; (ii) not exercising any approval or voting rights in connection therewith in a manner contrary to the closing of the transaction; and (iii) doing of all such acts, deeds and things and exercising of such rights under the relevant contracts as may be required to ensure that the valuation of the Company does not suffer due to the exercise of the Drag Along Right by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be.

(e)	If a Shareholder fails, refuses or is otherwise unable to comply with its obligations under Clause 12.4, then the Company shall have the authority and be obliged to designate a Person to execute and perform the necessary transfer on such Shareholder’s behalf. The Company may receive and hold the purchase consideration in trust for such Shareholder and cause the Potential Buyer to be registered as the holder of the Dragged Shares being sold by the relevant Shareholder. The receipt by the Company of the purchase consideration shall be a good discharge to the Potential Buyer (who shall not be bound to see to the application of this amount).

(f)	Notwithstanding anything contained herein (including in this Clause 12.4.5), any sale to a Potential Buyer pursuant to this Clause 12.4 shall constitute a Liquidation Event, the aggregate proceeds shall at all times be distributed as per the distribution waterfall set out in Clause 13.

(g)	Notwithstanding anything contained herein, the Drag Along Rights of any Investor shall not operate against Cisco unless the proposed sale to the Potential Buyer satisfies the following requirements (“Cisco Requirements”):

(i)	the purchase price per Share paid to Cisco shall not be any less than that received by the other Shareholders;

(ii)	the purchase consideration for the sale of Shares must be in cash or in freely tradable equity securities;

(iii)	any representation, warranties or covenants that Cisco would be required to provide is strictly limited to those that relate to confidentiality and its ownership of the Shares that are to be sold;

(iv)	Cisco will not be subject to any joint and several liability in respect of any representation, warranty or covenant made by the Company or other Investors;

(v)	Cisco’s liabilities in the sale (except for fraud or misrepresentation on the part of Cisco) will not exceed 100% (one hundred percent) of the sale proceeds received by Cisco from the sale provided that if a lower liability cap applies to the other sellers, Cisco’s liabilities shall similarly be capped at the lower liability cap threshold or amount that is proportionate to the number of shares sold by Cisco out of the total number of shares sold in the sale. Any terms relating to payment of the sale proceeds to the Cisco, including escrow terms, shall not be less favorable than the terms offered to the other Investors and any escrow or holdback from Cisco shall not exceed 100% (one hundred percent) of Cisco’s share of the sale proceeds;

(vi)	Cisco shall not be required to amend, extend, enter into or terminate any contractual relationship with the Company, the Potential Buyer or their respective Affiliates, except for existing arrangements which provide for an extension, modification or termination upon the consummation of the proposed sale of Shares;

(vii)	Cisco shall not be required to agree to any non-compete and non-solicit covenants;

(viii)	Cisco shall not be obliged to incur any out of pocket expenditure prior to the consummation of the proposed sale of Shares, and shall not be obliged to bear any expenses incurred in connection with the consummated sale except to the extent that such expenses are incurred for the benefit of all the Company's Shareholders, and are paid by the Company or the party to such sale;

(ix)	Cisco will not be required to execute any joinder agreement or similar agreement where it is a party to the definitive agreements in respect of such sale, except where the terms of such document to be executed by Cisco are limited to the following: (A) setting out Cisco’s agreement to the sale of Shares in the Company by Cisco to the Potential Buyer at a price and upon terms which comply with the Cisco Requirements; (B) representations and warranties given by Cisco are solely in respect of the ownership of its Shares; and (C) containing any other requirements expressly set out in the Cisco Requirements; and

(x)	Any amendments to the Cisco Requirements are subject to Cisco’s express consent in writing.

(h)	In the event that the terms offered by the Potential Buyer do not satisfy the Cisco Requirements set out in Clause 12.4.5(g) above but the other Shareholder wishes to proceed with the sale to the Potential Buyer the Company shall have the option, exercisable before completion of the sale to the Potential Buyer, to redeem or buy-back, as applicable, all (and not only some) of: (i) the then outstanding Series C Preference Shares held by Cisco for a redemption amount or price per Share at (A) the Exit Price or (B) the price per Preference Share to be paid by the Potential Buyer to the other Investors, whichever is the higher; and (ii) the Ordinary Shares held by Cisco for a redemption amount or price per share equal to the price per Ordinary Share to be paid by the Potential Buyer to the other Investors (together such Series C Preference Shares and Ordinary Shares held by Cisco comprising the “Cisco Stake”) provided that if the Company exercises this option, completion of such redemption or buy-back of the Cisco Stake and payment of the full redemption amount or price for the Cisco Stake shall take place simultaneously with the completion of the proposed sale of Shares by the other Investors, the Founders and the other Shareholders who have been dragged to the Potential Buyer.

12.4.6	Founder’s Right of First Offer

(a)	If, the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, has exercised its Trade Sale Right and seeks to exercise its Drag Along Right, such Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, shall first be required to offer the Dragged Shares (including the Shares sought to be transferred by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, to the Potential Buyer) to the Founders to exercise their rights of first offer (“Rights of First Offer”) as follows:

(i)	Prior to exercising the Drag Along Rights, the Exit Default Triggering Investor or the Other Exit Default Triggering Investors shall first give a written notice to offer the Dragged Shares (hereinafter referred to as “ROFO Notice”) to the Founders (“ROFO Offerees”) on a pro-rata basis to their inter-se shareholding calculated on a Fully Diluted Basis. The ROFO Notice shall state (A) the number of Ordinary Shares or Preference Shares proposed to be transferred (hereinafter referred to as the “ROFO Shares”); and (B) the number and class of Ordinary Shares and Preference Shares that the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, own at that time on a Fully Diluted Basis.

(ii)	The ROFO Offerees acting together shall be entitled to respond to the ROFO Notice by serving a written notice (the “Offer Notice”) on the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, communicating the terms (“ROFO Terms”) at which the ROFO Offerees wish to purchase all (and not some) of the ROFO Shares, including the price for such purchase, prior to the expiry of 10 (ten) days from the date of receipt of the ROFO Notice (the “Offer Period”).

(iii)	The Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, shall respond to all timely Offer Notices by serving a written notice (the “Response Notice”) on the ROFO Offerees, communicating to them whether the ROFO Terms are acceptable, within 25 (twenty five) days from the date of receipt of the Offer Notice. If acceptable, the Parties shall do all things to consummate the sale and purchase of the ROFO Shares within 20 (twenty) Business Days of the issuance of the Response Notice.

(iv)	ROFO Shares may be transferred to any Person at any price, and on any terms, if a duly completed and binding Offer Notice is not received by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, within the Offer Period. In such an event, Exit Default Triggering Investor or the Other Exit Default Triggering Investors (as the case may be) shall be entitled to exercise their Drag-Along Rights.

(v)	If a duly completed and binding Offer Notice is received by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors, as the case may be, within the Offer Period, then the ROFO Shares may be transferred to either the ROFO Offerees at the ROFO Terms, or to any other Person but only if such transfer is on the same or inferior price as compared with the ROFO Terms in any manner.

(vi)	Where a Party requires prior legal, governmental, regulatory or shareholder consent for acquiring the ROFO Shares pursuant to this Agreement, then, notwithstanding any other provision of this Agreement, that Party shall only be obliged to acquire the ROFO Shares once such consent or approval is obtained, and the Parties shall use their reasonable endeavours to obtain any such required approvals.

(b)	It is clarified that if the Exit Default Triggering Investor or the Other Exit Default Triggering Investor choose to exercise its Trade Sale Right without recourse to the Drag-Along Right, the Founders shall not be entitled to exercise their Rights of First Offer.

(c)	Without prejudice to the applicability of this Clause 12.4.6, in the event of any transfer of Shares by an Investor pursuant to Clause 16, the Investor shall be required to give the Founders a Right of First Offer pursuant to the provisions of this Clause 12.4.6. The provisions of Clause 12.4.6(a) shall apply mutatis mutandis wherein the terms: “Exit Default Triggering Investor or the Other Exit Default Triggering Investors” shall be substituted by “Transferring Investor”.

12.4.7	Notwithstanding anything contained herein any sale to a Potential Buyer pursuant to this Clause 12.4 shall constitute a Liquidation Event, the aggregate proceeds shall at all times be distributed as per the distribution waterfall set out in Clause 13.

12.4.8	Except for transactions pursuant to exercise by the Exit Default Triggering Investor or Other Exit Default Triggering Investor(s) of their drag along rights pursuant to Clause 12.4.3 or Clause 12.4.4, all Investors shall have the option (but not the obligation) to participate in any transaction resulting from the valid exercise of the Exit Default Rights and Trade Sale Rights by the Exit Default Triggering Investor or Other Exit Default Triggering Investor(s), and where they choose to so participate, the proceeds of such transaction shall be distributed to all participating Investors (including holders of corresponding Ordinary Shares upon conversion of any Preference Share) in accordance with the terms hereof including Clauses 12 and 13 hereof, as applicable. For clarity, (a) all Investors shall also be entitled to receive the proceeds of any transaction pursuant to exercise of the GPC Drag Along Right or the Other Shareholders’ Drag Along Right to the extent of the Preference Shares being transferred thereupon, (b) the Exit Default Triggering Investor or the Other Exit Default Triggering Investor(s) shall provide the Buy-Back Notice to all Investors concurrently with the provision of such Notice to the Company, (c) the Exit Default Triggering Investor or the Other Exit Default Triggering Investor(s) shall provide to all Investors prompt notice of exercise of the GPC Trade Sale Right or the Other Shareholders’ Trade Sale Right, as applicable, and (d) subject to the preferential rights and terms under this Agreement, each of the Founders and the other Shareholders including the other Investors shall vote and take all necessary steps (including obtaining statutory approvals, conversion of Preference Shares and voting their Shares) in favour of any proposal intended to implement the provisions of Clause 12.4.8.

13	LIQUIDATION PREFERENCE

13.1	Upon occurrence of a Liquidation Event, the proceeds available for distribution upon the occurrence of a Liquidation Event (which, in the event of a Liquidation Event under Clauses 1.1.108 (a), (b) or (c), shall be calculated after settlement of all claims) (“Liquidation Proceeds”) shall be distributed as provided for in this Clause 13.

13.2	In case the Liquidation Event occurs on or prior to 31 August 2022, the Company shall distribute the Liquidation Proceeds, in the manner set out below to the Preference Shareholders in the following order:

(i)	first, to the holders of Series D Preference Shares, who are not Electing Shareholders, a sum representing the applicable Series D Preference Amount in relation to Series D Preference Shares (“Series D LP 1”);

(ii)	second, to the holders of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, and Series U Preference Shares, in each case who are not Electing Shareholders, on a pari passu basis, a sum representing the applicable Series A Preference Amount, Series B Preference Amount, Series C Preference Amount and Series U Preference Amount, in relation to the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares and the Series U Preference Shares respectively (“Other Investors LP 1”);

(iii)	third, to the holders of Ordinary Shares and the Electing Shareholders (in the event such Electing Shareholders have elected to give up their right to receive the Preference Amount), on a pro-rata basis by reference to the number of Ordinary Shares held or deemed to be held by such holders out of the total number of Ordinary Shares on an As If Converted Basis, a sum representing X, where,

X = [Series D LP 1 + Other Investors LP 1] * [(Shareholding of non-recipients of distributions pursuant to Clauses 13.2(i) and 13.2(ii)) / (Shareholding of recipients of distributions pursuant to Clauses 13.2(i) and 13.2(ii))]

It is clarified that in connection with a Liquidation Event involving a sale or swap of shares in the Company, if applicable, the Liquidation Proceeds resulting from such Liquidation Event shall only be distributed amongst the holders of the Ordinary Shares and the Preference Shareholders who have participated in that Liquidation Event by tendering their shares for sale or swap, and shall be distributed amongst them in the order of priority set out above, in proportion to the number of shares tendered for sale or swap in that Liquidation Event.

(iv)	Any remaining Liquidation Proceeds after payment under Clauses 13.2 (i), 13.2 (ii), and 13.2 (iii) shall be distributed amongst all the Shareholders (including the holders of Preference Shares) in proportion to their respective shareholding.

13.3	In case the Liquidation Event occurs after 31 August 2022, the Company shall distribute the Liquidation Proceeds, in the manner set out below to the Preference Shareholders in the following order:

(i)	first, to the holders of Series D Preference Shares, who are not Electing Shareholders, a sum representing the applicable Series D Preference Amount in relation to Series D Preference Shares (“Series D LP 2”);

(ii)	second, to the holders of Series A Preference Shares, Series B Preference Shares Series C Preference Shares, and Series U Preference Shares, in each case who are not Electing Shareholders, on a pari passu basis a sum representing the applicable Series A Preference Amount, Series B Preference Amount, Series C Preference Amount, and Series U Preference Amount respectively (“Other Investors LP 2”);

(iii)	third, to the holders of Ordinary Shares and the Electing Shareholders (solely in the event such Electing Shareholders have elected to give up their right to receive the Preference Amount), on a pro-rata basis by reference to the number of Ordinary Shares held or deemed to be held by such holders out of the total number of Ordinary Shares on an As If Converted Basis, a sum representing X, where,

X = [Series D LP 2 + Other Investors LP 2] * [(Shareholding of non-recipients of distributions pursuant to Clauses 13.3(i) and 13.3(ii)) / (Shareholding of recipients of distributions pursuant to Clauses 13.3(i) and 13.3(ii))]

It is clarified that in connection with a Liquidation Event involving a sale or swap of shares in the Company, if applicable, the Liquidation Proceeds resulting from such Liquidation Event shall only be distributed amongst the holders of the Ordinary Shares and the Preference Shareholders who have participated in that Liquidation Event by tendering their shares for sale or swap, and shall be distributed amongst them in the order of priority set out above, in proportion to the number of shares tendered for sale or swap in that Liquidation Event.

(iv)	Any remaining Liquidation Proceeds after payment under Clauses 13.3(i), 13.3(ii), and 13.3(iii) and shall be distributed amongst all the Shareholders (including the holders of Preference Shares) in proportion to their respective shareholding.

13.4	“Preference Amount” in respect of a Preference Share shall be an amount as set out as Series D LP 1 or Series D LP 2 and Other Investors LP 1 or Other Investors LP 2, as the case may be, plus any declared but unpaid dividends on the relevant Preference Share.

13.5	If in a Liquidation Event, the proceeds are insufficient to pay the Preference Amount in full to the Preference Shareholders, they will be paid first towards satisfaction of the payment of Series D LP 1 or Series D LP 2 (as the case may be), followed by a pro rata distribution amongst the holders of Series A Preference Share, Series B Preference Share, Series C Preference Share and Series U Preference Share in proportion of the remaining Preference Amount (after payment of Series D LP 1 or Series D LP 2, as the case may be) that each such Preference Shareholder is otherwise entitled to receive.

13.6	Where a Liquidation Event will take place, the Company will as soon as reasonably practical give advance written notice to the Preference Shareholders of the targeted completion date of such Liquidation Event, the estimated Liquidation Proceeds and a tabulation of the estimated amount of Liquidation Proceeds payable in respect of each class of Shares on the basis that there are no Electing Shareholders (such date being the “Liquidation Notice”). Upon receipt of the Liquidation Notice, each Preference Shareholder shall have the right, within a period of 7 (seven) Business Days from receipt of the Liquidation Notice, to request for further information from the Company in order for such Preference Shareholder to assess whether to make an election (“Liquidation Clarification Request”). If any Liquidation Clarification Request is issued, the Company shall provide the information requested to all Preference Shareholders within 7 (seven) Business Days from the receipt of Liquidation Clarification Request (“Liquidation Clarification Notice”). If any Preference Shareholder elects to give up their preferential right to receive the Preference Amount and participate instead with the holders of Ordinary Shares on an As If Converted Basis, it shall provide a notice in writing to the Company and the other Preference Shareholders within 7 (seven) Business Days of the Company providing: (a) the Liquidation Notice or, (b) if a Liquidation Clarification Request is served, Liquidation Clarification Notice (such electing Preference Shareholders, the “Electing Shareholders”). The election to give up the liquidation preference shall be personal to each Preference Shareholder. For the purpose of determination of the entitlement of the shareholders of the Company, the Preference Shareholders who are Electing Shareholders shall be deemed to be holders of Ordinary Shares calculated on an As If Converted Basis.

13.7	If some and not all of the Shares are sold or transferred in a Liquidation Event, the distribution order as set out above in Clauses 13.2 and 13.3 (as the case may be) will apply accordingly as between the Shareholders who participate in the Liquidation Event by selling their Shares.

13.8	The Parties hereby agree and undertake to fully co-operate with each other in making the payment of the Preference Amount (as mentioned in Clauses 13.2 and 13.3) in the order and manner provided above and to do all such things as may be reasonably necessary and that they shall use and employ all commercially reasonable efforts to ensure that payment of the amounts are made in accordance with this Clause 13 as applicable, including taking all steps to inform the Person responsible for distribution of any amount on account of a Liquidation Event to reallocate any such distribution in accordance with this Agreement and to give full effect to this Clause 13. The Parties covenant that they shall do all reasonable acts, deeds and things to obtain any Governmental Approvals and Consents in a timely manner such that the Liquidation Preference can be made to the Preference Shareholders within the time periods mentioned above.

14	REINSTATEMENT OF RIGHTS

14.1	Notwithstanding anything contained elsewhere in this Agreement, in the event that:

14.1.1	An offer document (or equivalent document, by whatever name called) is filed with the competent authority in connection with any proposed QIPO (or a subsequent IPO) which, prior to such filing, has necessitated the conversion or an alteration of the class or the rights attached to any class of Preference Shares (such alterations being, collectively, the “Conforming of Rights”); and

14.1.2	Within 6 (six) months of the filing of such offer document (or equivalent document, by whatever name called) (the “Listing Date”), the QIPO (or a subsequent IPO) does not complete such that the entire issued, paid-up and subscribed Share Capital is not admitted to trading on a Recognised Stock Exchange by the expiry of the Listing Date, then the Company and the Founders shall undertake all necessary actions to ensure that the holders of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, are placed in the same position, and possess the same preferential and other rights, each of them had the benefit of, immediately prior to the Conforming of Rights.

14.2	The Company and Founders undertake and covenant to the Investors that they shall, within 3 (three) months of the Listing Date (if a QIPO or a subsequent IPO has not closed by that date) or, if earlier, the date on which the process of a QIPO or a subsequent IPO is cancelled, discontinued or postponed, take all such actions and do all such things as may be requested by the Investors and as otherwise required, which steps shall include without limitation:

14.2.1	Buy back the Ordinary Shares issued to the Investors pursuant to any proposed QIPO or IPO, and to reissue such Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, (along with all rights that were attached to the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, immediately prior to the Conforming of Rights);

14.2.2	Entry into any contractual arrangements necessary or in the reasonable opinion of the Investors, desirable for the purposes of ensuring that the rights attaching to the reissued Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, are the same as those that are attached to the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, immediately prior to the Conforming of Rights;

14.2.3	The alteration of the Constitution to include all of the rights attaching to the reissued Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, that were attached to the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and/or Series U Preference Shares, as the case may be, immediately prior to the Conforming of Rights; and

14.2.4	All such other measures as shall be necessary to restore the rights enjoyed by the Investors prior to the conversion of the Preference Shares into Ordinary Shares.

15	TRANSFER OF SHARES BY THE FOUNDERS AND THE OTHER SHAREHOLDERS

15.1	As long as any Investor continues to hold any Shares in the Company, the Founders or any other Shareholder (other than the Investors) shall not be entitled to transfer their Shares, in any form whatsoever, whether collectively or individually, whether directly or indirectly, unless the Investors provide a written consent to the Founders. Provided that the Founders or any other Shareholder (other than the Investors) shall, subject to the various rights of the Investors under Clause 15.3 (Right of First Refusal), and 15.4 (Tag Along Right) be entitled to sell up to a maximum of 10% (ten percent) (“Permitted Transfer”) of those Ordinary Shares held by each of them as on the First Completion Date without any consent.

15.2	Nothing contained in Clause 15.1 shall apply to any transfer of Shares pursuant to exercise of the rights by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors.

15.3	Right of First Refusal

15.3.1	If the Founders or any other Shareholder, other than the Investors (the “Transferor Shareholder”) decides to transfer all or any portion of their Shares in the Company (the “ROFR Sale Shares”) to any bona fide third party (the “Intending Purchaser”), then the Transferor Shareholder(s) shall grant the Investors (“ROFR Holder”) a prior right to purchase the ROFR Sale Shares in proportion to their then inter se shareholding in the Company on a Fully Diluted Basis (“Right of First Refusal”).

15.3.2	The Transferor Shareholder shall give a written notice (“ROFR Notice”) to each Investor prior to transferring the ROFR Sale Share to the Intending Purchaser. The ROFR Notice shall contain (i) the name of the Intending Purchaser; (ii) number of the Shares owned by the Transferor Shareholder and the number of ROFR Sale Shares intended to be transferred to the Intending Purchaser; (iii) the proportionate entitlement of each Investor; (iv) the price and the terms of payment; (v) the manner of payment and date of consummation of transaction; (vi) a confirmation that (A) the Intending Purchaser has been made aware of the Right of First Refusal and the Tag Along Right of the Investors and the obligations of the Transferor Shareholders hereto and (B) no consideration, tangible or intangible, is being provided to the Transferor Shareholder which will not be reflected in the above stated consideration (including a refund or a discount); and (vii) any other terms and conditions (collectively the “ROFR Terms”).

15.3.3	The Investors (“ROFR Accepting Investor”) shall be entitled to respond to the ROFR Notice by serving a written notice (the “Offer Acceptance Notice”) on the relevant Transferor Shareholders within a period of 20 (twenty) Business Days from the date of receipt of the ROFR Notice (the “ROFR Acceptance Period”) specifying its acceptance to exercise the Right Of First Refusal as set out in the ROFR Notice. As long as Investors are willing to purchase all or a portion of the ROFR Sale Shares offered to them on the terms specified in the ROFR Notice either by itself or through its nominees or Affiliates, the Transferor Shareholders shall not transfer the ROFR Sale Shares to the Intending Purchaser or any other Person, other than the Investors or their respective nominees or Affiliates (as the case may be).

15.3.4	Upon receipt of the ROFR Acceptance Notice, the relevant Transferor Shareholders shall complete the purchase and transfer of such number of the ROFR Sale Shares as specified in the ROFR Acceptance Notice, at the same price and on the same terms as are mentioned in the ROFR Notice, within 30 (thirty) Business Days from the date of the ROFR Acceptance Notice.

15.3.5	The Company and the Transferor Shareholders shall provide representations, warranties, covenants and indemnities in relation to the transfer of the ROFR Sale Shares to the ROFR Accepting Investors and any respective Affiliate and nominee of the ROFR Accepting Investors similar to representations and warranties sought to be provided to the Intending Purchaser for such ROFR Sale Shares and which are at least consistent with those provided under the Series D Subscription Agreement. Provided that if only some and not all of the Investors exercise their right under this Clause 15.3 and deliver an ROFR Acceptance Notice, such ROFR Accepting Investors shall have the right to purchase the unelected portion of ROFR Sale Shares offered to the other Investor (other than the ROFR Accepting Investors), on a pro-rata basis to their inter se shareholding.

15.3.6	Subject to Clause 15.4 below, the Transferor Shareholders shall be free to transfer the ROFR Sale Shares not acquired by the ROFR Accepting Investors pursuant to their Right of First Refusal to the Intending Purchaser, within a period of 30 (thirty) Business Days after the expiry of the ROFR Acceptance Period (the “Free Sale Period”), on the same terms and conditions and for no less than the consideration as specified in the ROFR Notice, subject to execution of a Deed of Adherence by the Intending Purchaser.

15.3.7	The Transferor Shareholder shall be required to furnish to the Investors, the necessary documentation evidencing the completion of the transfer of the ROFR Sale Shares to the Intending Purchaser within 10 (ten) Business Days from the expiry of the Free Sale Period and the terms of such transfer including the price at which the ROFR Sale Shares were transferred. In the event the transfer by the Transferor Shareholders is not completed within the Free Sale Period, the transfer shall again be subject to the provisions of this Clause 15.3.

15.3.8	Where the Investor(s) require prior legal, governmental, regulatory or Shareholder consent for acquiring the ROFR Sale Shares pursuant to this Agreement, then, notwithstanding any other provision of this Agreement, the Investors shall only be obliged to acquire the ROFR Sale Shares once such consent or approval is obtained, and such Investor shall use its best efforts to obtain any such required approvals at the earliest and the Founders and the Company shall offer reasonable assistance for the same.

15.3.9	The Investors’ election to exercise or not to exercise the Right of First Refusal with respect to a particular proposed transfer shall not adversely affect their Right of First Refusal with respect to any other transfer by the Transferor Shareholders.

15.3.10	Nothing in this Clause 15.3 shall apply to any transfer of Shares pursuant to exercise of the rights by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors under Clause 12.

15.4	Tag-Along Right

15.4.1	Subject to Clause 15.5, in the event the Transferor Shareholders propose to transfer any part of their shareholding in the Company, then the Transferor Shareholders shall ensure that each ROFR Holder has a right to sell the Shares held by the ROFR Holders under the same terms and conditions specified in the ROFR Notice, together with the ROFR Sale Shares (“Tag Along Right”) and the Transferor Shareholders shall be bound by the Tag Along Right of the ROFR Holders.

15.4.2	The ROFR Notice shall also contain an offer from the Intending Purchaser to purchase such number of the Shares of the ROFR Holders out of their total shareholding (“Tag Shares”) which, vis-à-vis the Transferor Shareholders, is proportionate to the number of ROFR Sale Shares to the Intending Purchaser out of the total shareholding of such Transferor Shareholder (calculated on an As If Converted Basis), except when such transfer by Transferor Shareholders leads to a change of Control, in which case Series D Investors shall be entitled to transfer their entire shareholding in accordance with Clause 15.5 in the Company.

15.4.3	Upon receipt of the ROFR Notice, the ROFR Holders shall be entitled to (but shall not have any obligation to) transfer any or all of their respective Tag Shares to the Intending Purchaser, at the ROFR Terms mentioned in the ROFR Notice, by sending a written notice of acceptance (“Tag Along Acceptance Notice”) within the ROFR Acceptance Period. The Tag Along Acceptance Notice shall indicate the respective number of Tag Shares, which the ROFR Holders desire to transfer to the Intending Purchaser.

15.4.4	If the ROFR Holders send the Tag Along Acceptance Notice to the Transferor Shareholders, within the ROFR Acceptance Period, then the Transferor Shareholders shall ensure that the Intending Purchaser purchases the respective Tag Shares, on the terms and conditions set out in the ROFR Notice, simultaneously with the ROFR Sale Shares of the Transferor Shareholders.

15.4.5	If the Tag Along Acceptance Notice is not sent by any of the ROFR Holders before the expiry of the ROFR Acceptance Period, the offer shall be deemed to have been rejected and subject to Clause 15.2, the Transferor Shareholders shall, thereafter, be free to transfer the ROFR Sale Shares, within the Free Sale Period but after the expiration of the ROFR Acceptance Period, to the Intending Purchaser on the same price and conditions no more favourable than the ROFR Terms. The Intending Purchaser shall execute a Deed of Adherence simultaneously with the purchase of the ROFR Sale Shares.

15.4.6	The ROFR Holders who have issued the Tag Along Acceptance Notice (“Tag Accepting Investors”) shall not be required to make any representation, provide any covenants or undertakings, grant any indemnifications or incur any obligations to the Intending Purchaser or any other Person in respect to the business and operations of the Company. The Transferor Shareholders shall ensure that all of the terms of the proposed transfer, offered by the Intending Purchaser, are also offered to the ROFR Holders, for the same consideration and upon the same terms and conditions as applicable to the ROFR Sale Shares.

15.4.7	In the event, for any reason, the Intending Purchaser proposing to acquire the ROFR Sale Shares is unable to or refuses to acquire the Tag Shares (or any part thereof) simultaneously with the ROFR Sale Shares, then, at the option of the Tag Accepting Investors, the Transferor Shareholders shall not be entitled to transfer any of the Shares held by them in the Company to such Intending Purchaser.

15.4.8	If the Transferor Shareholders transfers hereunder any series, class or type of Shares then held by them, and the Tag Accepting Investors do not hold any of such series, class or type, the Intending Purchaser shall have to acquire whatever series, class or type of security held by the Tag Accepting Investors along with the ROFR Sale Shares.

15.4.9	On transfer of the Tag Shares, the Transferor Shareholders shall cause such certificates or other instruments to be transferred and delivered to the Intending Purchaser, and the Intending Purchaser shall simultaneously remit, or shall cause to be remitted, to the Tag Accepting Investors, that portion of the proceeds of the transfer to which the Tag Accepting Investors are entitled to, by way of wire transfer or such other method as may be acceptable to such Tag Accepting Investors. If the proceeds of the transfer includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by a Big Four Auditor mutually nominated by the Tag Accepting Investors and Founders, which determination shall be binding upon the Tag Accepting Investors and the Transferor Shareholders, in the absence of any fraud or error, and the Tag Accepting Investors shall be entitled to the non-cash equivalent of that portion of the proceeds of the transfer to which the Transferor Shareholders are entitled.

15.4.10	Each Tag Accepting Investor shall be entitled to convert the Series B Preference Shares and/or Series C Preference Shares and/or Series D Preference Shares and/or Series U Preference Shares, as the case may be, into Ordinary Shares in accordance with the provisions of this Agreement to enable it to exercise its rights under Clause 15.4, if such conversion is required, and the Company and Founders undertake to perform all acts and deeds necessary to facilitate such conversion. Any time limits set out in Clause 15.4 shall stand extended by the period required by the Tag Accepting Investors to convert the Series B Preference Shares and/or Series C Preference Shares and/or Series D Preference Shares and/or Series U Preference Shares, as the case may be, into Ordinary Shares.

15.4.11	The Transferor Shareholders shall not make the proposed sale other than in the manner as set out in this Clause 15 and if purported to be made, such sale shall be void and shall not be binding on the Company and shall be deemed to be a breach of the terms of this Agreement.

15.4.12	Nothing in Clause 15.4 shall apply to any transfer of Shares pursuant to exercise of the rights by the Exit Default Triggering Investor or the Other Exit Default Triggering Investors under Clause 12.

15.5	CoC Tag Along Rights

15.5.1	In the event of a proposed transfer or a series of bona fide connected, proposed transfer of Shares (“CoC Shares”) by any Shareholder (“CoC Selling Shareholder”) that results in any Person (including a Shareholder and/or its Affiliates) (“CoC Purchaser”) gaining Control (each a “CoC Tag Triggering Event”), GPC shall have the right (but not the obligation to) to transfer up to all of its Shares to the CoC Purchaser (the “CoC Tag Right”). For the avoidance of doubt, it is clarified that GPC shall be entitled to exercise its CoC Tag Right if the Other Exit Default Triggering Investors exercise any of their Exit Default Rights which results in a CoC Tag Triggering Event. Once GPC elects to exercise the CoC Tag Right, the other Investors shall upon electing to do so (such electing Investor referred as “Other CoC Exiting Investor”) and subject to GPC exercising its CoC Tag Right to the full extent in accordance with Clause 15.5, have the right to exercise the CoC Tag Right as set out in Clause 15.5. It is clarified that the right to exercise the CoC Tag Right shall exist with respect to the Other CoC Exiting Investor even if GPC chooses not to exercise its CoC Tag Right by not issuing a CoC Acceptance Notice within CoC Acceptance Period.

15.5.2	The CoC Selling Shareholder shall, 45 (forty five) Business Days prior to agreeing to consummate the transaction with the CoC Purchaser, provide a written notice (“CoC Sale Notice”) to GPC and the Other CoC Exiting Investor. The CoC Sale Notice shall contain (i) the name and other details of the CoC Purchaser; (ii) the price and the terms of payment (including the aggregate cash commitment of the CoC Purchaser); (iii) the number of the Shares owned by the CoC Selling Shareholder and the number of Shares intended to the transferred to the CoC Purchaser; (iv) the manner of payment and date of consummation of transaction; (v) a confirmation that (A) the CoC Purchaser has been made aware of the CoC Tag Right of GPC and the Other CoC Exiting Investors; and (B) no consideration, tangible or intangible, is being provided to the Transferor Shareholder which will not be reflected in the above stated consideration (including a refund or a discount); and (vi) any other terms and conditions.

15.5.3	The CoC Purchaser shall have an obligation to purchase from GPC, such number of Shares as may be decided by GPC, to be sold pursuant to Clause 15.5 (“GPC CoC Shares”) and subject to the completion of such sale of GPC CoC Shares to the CoC Purchaser, the CoC Purchaser shall also have an obligation to purchase on a pro rata basis such number of Shares (“Other Investor CoC Shares”) as may be decided to be sold pursuant to Clause 15.5 by the Other CoC Exiting Investors. For the avoidance of any doubt, it is clarified that the CoC Purchaser will purchase only such number of Other Investor CoC Shares for which sufficient cash is available from its aggregate cash commitment after discharging the commitment towards purchase of the GPC CoC Shares.

15.5.4	In the event GPC and/or the Other CoC Exiting Investor elect to exercise their respective CoC Tag Right, it shall send a written notice of acceptance (“CoC Acceptance Notice”) within 30 (thirty) Business Days of receipt of the CoC Sale Notice (“CoC Acceptance Period”), indicating the number of GPC CoC Shares or Other Investor CoC Shares that GPC or Other CoC Existing Investor respectively intend to transfer to the CoC Purchaser.

15.5.5	If GPC and/or the Other CoC Exiting Investor send the CoC Acceptance Notice to the CoC Selling Shareholders, within the CoC Acceptance Period, then the CoC Selling Shareholders shall ensure that the CoC Purchaser purchases all the GPC CoC Shares and subject to Clause 15.5.3, purchase the Other Investor CoC Shares on the terms and conditions set out in the CoC Sale Notice, simultaneously with the purchase of the Shares of the CoC Selling Shareholder.

15.5.6	Subject to Clause 15.5.3, if the CoC Purchaser refuses to purchase the GPC CoC Shares and the Other Investor CoC Shares, the CoC Selling Shareholder shall not sell any of their Shares to such CoC Purchaser unless and until simultaneously with the purchase of the Shares of the CoC Selling Shareholders, the CoC Purchaser purchases the GPC CoC Shares and the Other Investor CoC Shares. For the sake of clarity, no Other Investor CoC Shares shall be sold to the CoC Purchaser unless all of the GPC CoC Shares are purchased by the CoC Purchaser.

15.5.7	If GPC and/ or the Other CoC Exiting Investor do not exercise their respective CoC Tag Right within the CoC Acceptance Period, the CoC Selling Shareholders shall be free to transfer the CoC Shares, within a period of 20 (twenty) Business Days after the expiry of CoC Acceptance Period, to the CoC Purchaser on the same terms and conditions as specified in the CoC Notice, failing which the procedure set out in Clause 15.5 shall be repeated. The exercise or election to not exercise its CoC Tag Right under Clause 15.5 shall not adversely affect GPC’s or Other CoC Exiting Investor’s right with respect to any transfers of the same or other CoC Shares.

15.5.8	Neither GPC nor the Other CoC Exiting Investor shall be required to make any representation, provide any covenants or undertakings, grant any indemnifications or incur any obligations to the CoC Purchaser or any other Person in respect to the business and operations of the Company. The CoC Selling Shareholders shall ensure that all of the terms of the proposed transfer, offered by the CoC Purchaser, are also offered to GPC and the Other CoC Exiting Investor, for the same consideration and upon the same terms and conditions as applicable to the CoC Shares.

The provisions of Clause 15.4.8 to Clause 15.4.10 shall apply mutatis mutandis to Clause 15.5 wherein the terms: (i) “Intending Purchaser” shall be substituted by “CoC Purchaser”; (ii) “Transferor Shareholder” shall be replaced by “CoC Selling Shareholder”; (iii) “ROFR Sale Shares” shall be replaced with “CoC Shares”; (iv) “Tag Shares” shall be replaced by “GPC CoC Shares” and/or “Other Investor CoC Shares” as the case may be; and (v) “Tag Accepting Investor” shall be replaced with “GPC” and/or “Other CoC Exiting Investor”, as the case may be.

15.6	The Company shall not register any transfer of Shares in violation of the provisions of this Agreement, and shall not recognise as a Shareholder or owner of Shares or accord any rights (whether relating to payment of dividend or voting) to the purported transferee of any Shares in violation of the provisions of this Agreement. Any transfer of Shares in violation of the provisions of this Agreement shall be void, shall not be binding on the Company and the Company shall not permit any such transfer on its books.

15.7	Notwithstanding anything contained herein, any sale to an Intending Purchaser pursuant to Clauses 15.4 and 15.5 shall constitute a Liquidation Event and the aggregate proceeds shall at all times be distributed as per the distribution waterfall set out in Clause 13.

16	TRANSFER OF SHARES BY THE INVESTOR

16.1	Subject to Clause 12.4.6 (Founder’s Right of First Offer) and Clause 16.2 (in relation to any transfer of Series U Preference Shares, or any corresponding Ordinary Shares upon conversion of any Series U Preference Shares), the Shares held by the Investors shall at all times be freely transferable (including creation of any Encumbrance/pledge/lien thereon) along with the rights attached to such Shares under the Transaction Documents, at all times to any Person (including Affiliates) without the prior consent of any Person, including the Company or the Founders.

16.2	If any holder of any Series U Preference Shares (or any corresponding Ordinary Shares upon conversion of any of its Series U Preference Shares) proposes to transfer such Shares to any person, such transfer shall at all times be subject to:

(a)	Clause 12.4.6 (Founder’s Right of First Offer);

(b)	the transferee executing a Deed of Adherence (if it is not already a Party to this Agreement) prior to effecting the transfer, pursuant to which such person agrees to be bound by this Agreement as an Investor holding Series U Preference Shares (or any corresponding Ordinary Shares which have been converted from Series U Preference Shares); and

(c)	if the transferee is deemed by the Board to be a competitor of the Company, and provided the Board approves such transfer in writing, the transferee shall hold the Shares subject to a non-disclosure agreement with the Company, and with such limitations on; (i) information rights under Clause 17; (ii) board observation rights under Clause 3.1.7; and (iii) inspection rights under Clause 18 as the Company deems necessary at its sole discretion to protect the interests of the Company, its Affiliates and its Investors and, during the pendency of such competition, such person shall be deemed to have waived (A) the board observation rights under Clause 3.1.7, (B) the information rights under Clause 17 and (C) the inspection rights under Clause 18.

Any transfer of Shares in contravention of this Clause 16.2 shall be void and shall not be binding on the Company and shall be deemed to be a breach of the terms of this Agreement.

16.3	The Company and the Founders undertake to do all reasonable acts and deeds as may be necessary to give effect to any transfer of Shares held by the Investors. The Founders and the Company agree to cooperate with the Investors and its proposed transferee in respect of any such transfer of Shares, including with respect to any due diligence that may be conducted by the proposed transferee and provide all necessary information relating to the Company.

17	INFORMATION RIGHTS

17.1	The Company shall deliver to each of the Investors (including to Telstra Corporation Limited at the sole discretion of TV), the following information in forms acceptable to the Investors so long as such Investor continues to hold Shares in the Company:

17.1.1	Unaudited monthly financial statements, including cash flow statements certified by the chief financial officers, monthly operational reports/management information system reports (MIS) of the Company and the Subsidiaries in a form as agreed between the senior management of the Company and Series D Investors after 25 (twenty-five) days of the end of each month;

17.1.2	Unaudited quarterly financial statements, including cash flow statements, consolidated statements of income certified by the chief financial officers of the Company and the Subsidiaries as well as changes in Shareholders’ equity including for the period between beginning of the current fiscal year to the end of such quarter within 30 (thirty) Business Days of the end of each quarter;

17.1.3	Audited financial statements, including cash flow statements of the Company and the Subsidiaries within 180 (one hundred and eighty) days of the end of the relevant financial year;

17.1.4	Subject to Applicable Law, minutes of the Board and Shareholders’ meetings of the Company and the Subsidiaries, within 15 (fifteen) days of the concerned meeting;

17.1.5	The draft budget for each Financial Year including operating and capital budgets (in the form that is eventually tendered to the Board) and within 30 (thirty) Business Days prior to commencement of each Financial Year;

17.1.6	Annual operating financial budget and annual business plan as approved by the relevant board within 7 (seven) days of the relevant Board Meeting approving the same;

17.1.7	Notification of any key management changes or changes/cancellation of material contracts and any such event which are likely to have a material impact on the business of the Company or the Subsidiaries, within 15 (fifteen) days of such change;

17.1.8	Notification of any material litigation and any such event which is expected to result in a material litigation;

17.1.9	The details of ARR of the Company for every quarter in a format as agreed with the Series D Investors within 7 (seven) Business Days after the end of each quarter;

17.1.10	Quarterly business review report in a form as agreed between the senior management of the Company and the Series D Investors;

17.1.11	Notification about any change in senior managerial position or terms of contracts with senior managerial personnel (and reasons therefor) within 15 (fifteen) days of occurrence of such change, where the term senior managerial personnel shall mean any employee of the Company or its Subsidiaries who holds the position of a CXO or is paid a base or fixed salary of more than USD 350,000 (United States Dollars Three Hundred Fifty Thousand) per annum;

17.1.12	Notification(s) of any such events which are likely to have a material impact on the business of the Company and its Subsidiaries, immediately when the Founder and/ or senior managerial personnel acquires knowledge of it; and

17.1.13	Such additional information about financial or regulatory affairs as may be requested by the Investors.

17.2	The Company shall deliver to Cisco the financial statements in the form required by Cisco and as set out in Annexure C.

17.3	The Company shall provide and deliver to Sequoia the following:

(a)	quarterly/half-yearly submission of financial and business information on Sequoia’s designated portal at scheduled intervals as per the timelines shared by Sequoia;

(b)	any other relevant information that may be reasonably required by Sequoia including business plans, capital expenditure budgets and management reporting information, within 10 (ten) days of such request.

17.4	It is clarified that the information provided to any specific Investors pursuant to this Clause 17, shall not differ in substance. In the event the Company provides any additional information (whether qualitatively or quantitatively) to any specific Investor, then the Company shall concurrently deliver the same quality and type of information to all other Investors under this Clause 17.

18	RIGHT OF INSPECTION

18.1	So long as an Investor continues to hold any Shares in the Company, it shall, at all times, by giving a notice in writing of at least 3 (three) Business Days, be entitled to carry out inspection of site, stores, accounts, documents, records, premises, and equipment and all other property of the Company or its Subsidiaries during normal working hours through its authorised representatives and agents and the Company and its Subsidiaries shall use reasonable efforts to provide such information, data, documents, evidence as may be required for the purpose of and in the course of such inspection in connection therewith. The Investor shall be entitled, at its own cost and expense, to consult independently with the statutory auditors of the Company and its Subsidiaries regarding the financial affairs of the Company and the Subsidiaries. It shall be the responsibility of the Founders to ensure that the obligations under this Clause 18 are given full effect.

19	REPRESENTATION AND WARRANTIES

19.1	Each Party represents and warrants to the other Parties hereto that:

19.1.1	It has the full power and authority to enter into, execute and deliver this Agreement and to perform its obligations and the transactions contemplated hereby and, if such Party is not a natural Person, (i) such Party is duly incorporated or organised with limited liability; (ii) is validly existing under the laws of the jurisdiction of its incorporation or organisation; and (iii) has full corporate power and authority to enter into and perform its obligations under this Agreement.

19.1.2	The execution and delivery by such Party of this Agreement and the performance by such Party of its obligations and the transactions contemplated hereunder have been duly authorised by all necessary corporate or other action of such Party and therefore constitutes a legal, valid and binding obligation of each Party, enforceable against them in accordance with this Agreement.

20	FINANCIAL ACCOUNTING AND AUDITS

20.1	The Company and the Subsidiaries shall maintain true and accurate financial and accounting records of all operations in accordance with all relevant statutory and accounting standards and the policies provided under the Applicable Law from time to time adopted by the Board. The financial statements and accounts of the Company and the Subsidiaries shall be prepared in English and shall be audited on an annual basis.

21	OTHER COVENANTS

21.1	Notwithstanding anything contained in this Agreement, none of the rights available to an Investor shall cease to exist if such Investor's shareholding falls below the Threshold Shareholding as a result of a partial sale by such Investor due to a Trigger Event.

21.2	Unless stated otherwise, any and all rights available to the Investors in the Company under this Agreement or the Subscription Agreements shall be mutatis mutandis also be available to the Investors in the Subsidiaries. To clarify, at the option of such Investor all rights under Clauses 3, 9, 10, 11 and 12 may be exercised at the Subsidiaries level and the Founders, the Company and Subsidiaries shall take all actions necessary to enable the exercise of such rights as required by the Investors.

21.3	The Founders and the Company undertake to provide all reasonable support to the Investors in the event the Investors seek to provide the Shares held by them as underlying security for any issuance of derivative instruments by the Company to be listed on a Recognised Stock Exchange, provided that an exit of any or all of the Investors through listing of such derivative instruments shall not in any manner prejudice the right of the Founders to list the securities held by them in the Company. Upon the exercise of such right to list derivative instruments, the Investor who has exercised such right shall cease to have the following rights if such Investor ceases to own a majority of the derivative instruments so issued:

(a)	Reserved Matters; and

(b)	Exit Rights.

21.4	Notwithstanding any of the rights available to the Investors under this Agreement, in the event any new investors proposes to subscribe to any Shares in the Company, then the rights to be provided to such new investors shall be mutually discussed and agreed to by the Founders and the Investors.

21.5	The Founders and the Company hereby undertake to ensure that all terms and conditions of Applicable Law regulating foreign investment and exchange control, as prevalent from time to time, are complied with.

21.6	Insurance

21.3.1	The Company and the Subsidiaries shall maintain comprehensive liability, fire, earthquake, extended coverage and other appropriate insurance coverage with respect to the Business in a form and amount acceptable to each Series B Investor and Series D Investor.

21.3.2	The Company and the Subsidiaries shall maintain adequate directors’ and officers’ liability insurance for all the members of its Board (including each of the Investor Directors), in a form and amount acceptable to each Investor Director and nominating Investor.

21.7	The Company shall and the Founders shall cause the Company and the Subsidiaries to comply with Applicable Law in the conduct of its business and affairs and shall conduct itself and operate in accordance with good industry practices, the terms of Applicable Law, and any approvals received in terms thereof.

21.8	The Company and the Founders undertake that the Investors and their respective Affiliates shall not be named or deemed as ‘promoters’ or ‘sponsors’ of the Company and/or the Subsidiaries nor shall any declaration or statement be made to this effect, either directly or indirectly, in filings with regulatory or Governmental Agency, offer documents or otherwise without the prior written consent of each Investor in writing. The Company and the Founders further undertake that the Investors, their officials, employees, nominee Directors, managers, representatives or agents shall not be named or deemed as an ‘occupier’ or ‘officer in charge’ under any Applicable Law. In the event any Governmental Agency takes a view or draws an inference that any of the Investors or its respective Affiliates or its officials, employees, nominee directors, managers, representatives or agents, is a ‘sponsor’, ‘occupier’ or ‘officer in charge’, then the Company and/or the Founders shall co-operate with the Investors to make such representations and make full disclosures to the Investors or such body or authority as may be required by the Investors to dispel or correct such inference or view under the Applicable Law.

21.9	The Company and its officers, Directors, employees and agents shall, and the Founders shall cause the Company to engage only in legitimate business and ethical practices in commercial operations and in relation to Governmental Agencies. None of the Company or any of its officers, Directors, employees or agents shall otherwise pay, offer, promise or authorise the payment, directly or indirectly, of any monies or anything of value to any government official or employee or any political party for the purpose of influencing any act or decision of such official or of any Governmental Agency to obtain or retain business, or direct business to any Person.

21.10	The Company shall act in good faith and take all steps and make all filings with the relevant Governmental Agency, as are necessary, from time to time, to maintain all Authorisations that it requires for the conduct of its business and operations.

21.11	The Parties hereby acknowledge and agree that the Company is and shall be maintained as a ‘private limited company’ and any conversion or action that would result in conversion of the Company to a public limited company (except QIPO in accordance with the terms of this Agreement) shall be subject to the consent requirements in accordance with this Agreement and the Applicable Law.

21.12	The Company, the Subsidiaries and the Founders shall act in good faith and shall pay all the taxes (direct and indirect), duties, cess, fees or any other amount payable (whether by way of tax or otherwise) as determined by the Government Agency or any regulatory authority in Singapore (and other relevant Jurisdictions), under the Applicable Law of Singapore (and other relevant Jurisdictions), provided that the Company, and the Subsidiaries may not pay taxes, duties, cess, fees and any other amount which they reasonably believe they are not liable to pay under Applicable Law and which liability as determined by the Government Agency or any regulatory authority is being disputed by them in a legal proceeding. Further, the Company, the Subsidiaries and the Founders shall take all steps to make the necessary tax filings under the Applicable Law (including but not limited to the return of income for the relevant financial years, withholding tax returns, etc.).

21.13	The Annual Budget and Business Plan for each Financial Year shall be discussed and approved by the Board, which approval will require an affirmative vote by the Investors, no later than 20 (twenty) Business Days before the beginning of such Financial Year. Upon the execution of this Agreement, the Founders, the Company and Subsidiaries shall take all steps necessary, including the exercise of their rights at General Meetings and causing the Founder Directors to exercise their rights at meetings of the Board, to ensure that the Company and the Subsidiaries operate the Business in accordance with the terms of the Annual Budget and the Business Plan agreed from time to time.

21.14	United States Tax Covenants

21.14.1	To the extent the Company is not a CFC as defined in Section 957 of the Code as of the date of this Agreement, the Company shall not, without the prior written consent of each Investors, issue or allot any equity interest in the Company to any Person if following such transaction the Company, in the reasonable opinion of the Investors, would be a CFC.

21.14.2	Not later than 2 (two) months following the end of the Company's taxable year, the Company shall provide the following information to the Investors: (i) the Company's capitalization table as of the end of such taxable year, and (ii) a complete and accurate report, prepared by U.S. counsel acceptable to CMDB, regarding the Company's status as a CFC. In addition, the Company shall provide the Investors with access to other Company information as may be required to determine the Company's status as a CFC, to verify whether the Company was a CFC for each fiscal year and to determine whether any Investor or any of its Partners is required to include any amount of the Company's undistributed earnings in its gross income for U.S. federal income tax purposes, and to allow each Investor and its Partners to otherwise comply with applicable U.S. federal income tax laws.

21.14.3	The Company shall make due inquiry with its U.S. tax advisors at least annually regarding the Company's status as a CFC and whether any Investor is required to include any gross income on its U.S. federal income tax return due the Company's status as a CFC. If the Company is, in the reasonable opinion of the Company's tax advisors or the reasonable opinion of the Investors, a CFC, the Company shall: (a) use reasonable efforts to avoid generating any income of a character that would be includible in the gross income of any Investor or any of its respective Partners under Section 951 of the Code and (b) to the extent permitted by law, pay to each Investor (whether by way of distribution or otherwise) and its respective Partners, as applicable, an amount equal to 50% (fifty percent) of the undistributed earnings of the Company that are included in the gross income of such Investor and any of its respective Partners pursuant to Section 951 of the Code. Payment under this provision shall be made to each Investor and any of its respective Partners, as applicable, not later than 60 (sixty) days following the end of such Investor’s taxable years.

21.14.4	The Company shall use commercially reasonable efforts to avoid being PFIC. The Company shall make due inquiry with its U.S. tax advisors at least annually regarding the Company's status as a PFIC and if the Company becomes a PFIC, or if there is a likelihood of the Company being a PFIC for any taxable year, the Company shall promptly notify the Investors of such status or risk, as the case may be. The Company shall, as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 60 (sixty) days following the end of each taxable year) provide the Investors and its respective Partners, as applicable, with an accurate and complete PFIC annual information statement in the form as per the Applicable Law (“PFIC Annual Information Statement”).

21.14.5	If the Investors or any of its respective partners makes a QEF Election pursuant to Section 1295 of the Code with respect to its investment in the Company and the Investors or such Partner is required to include an amount in gross income for a particular taxable year pursuant to Section 1293 of the Code, the Company shall, to the extent permitted by law, pay such Investor and its Partners (whether by way of a distribution or otherwise) 50% (fifty percent) of the amount that the Investor and its Partners is required to include in their respective gross income as set forth in a properly completed PFIC Annual Information Statement for such year. Payment under this Clause shall be made to each Investor and its Partners, as applicable not later than 60 (sixty) days following the end of the taxable year of such Investor or its Partner in which such amount is required to be included in the gross income of such Investor, as the case may be.

21.14.6	The Company shall make or refrain from making (and shall cause its Subsidiaries to make or refrain from making) any U.S. tax election that the Investors request the Company or its Subsidiaries to make or refrain from making.

21.14.7	If the tax advisors of the Investors or its respective Partners determine that they are subject to U.S. information and reporting requirements that require the disclosure of information about the Company, the Subsidiaries or Company's or any Subsidiary’s transactions not readily available to the Investor or its Partners, the Company agrees to provide such information to such Investor and its Partners as may be necessary to allow the Investor and its Partners to fulfil their U.S. tax reporting obligations.

21.14.8	To the extent any consent, affirmative vote, or other action is required by the Company, its officers or Directors, or any of the Shareholders to implement the provisions of this Clause 21, such consent, vote or other action is hereby given or will be given at the applicable time and the Company, its officers and directors, and each Shareholder shall fully cooperate in carrying out the provisions of this Clause 21 as required after the First Completion Date.

21.14.9	The term "Partner" means each Affiliate, shareholder, partner, member or other equity holder of the Investors, if applicable, and any person holding an option to acquire a share, partnership interest, membership interest or other equity interest in the Investors and any direct or indirect equity owner of such shareholder, partner, member, other equity holder or option holder.

21.14.10	Without prejudice to the requirements under Clause 3.3, the Company, the Subsidiaries and the Founders hereby undertake that any transactions with Related Parties shall be conducted at commercially justifiable terms and at an arm’s length basis.

21.14.11	The Company and the Subsidiaries shall not enter into any banking or non-banking transaction with Green Dot Corporation or any of its subsidiaries or Affiliates including Next Estate Communications and Bonneville Bancorp, without the prior written consent of Sequoia.

21.15	The Company and the Subsidiaries covenant and undertake that it shall not and shall not permit any of its Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorise or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as defined in the FCPA) in each case, in violation of the Prevention of Corruption Act (Cap. 241) of Singapore, the FCPA, U.K. Bribery Act, 2010, PCA or any other applicable anti-bribery or anti- corruption laws. The Company and the Subsidiaries further covenant and undertake that it shall and shall cause each of its Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, the Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representative or agents in violation of the FCPA or PCA or U.K. Bribery Act, 2010 or any other applicable anti-bribery or anti-corruption laws. The Company and the Subsidiaries further covenant and undertake that it shall and shall cause each of its Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or PCA or the U.K. Bribery Act, 2010 or any other applicable anti-bribery or anti- corruption laws.

22	ESG COVENANTS

The Company shall and the Founders shall cause the Company and its Subsidiaries to:

22.1.1	comply with the ESG Reporting Requirements at all times, in a form and manner acceptable to GPC. In the event GPC reasonably determines that the Company and/or Founders are materially non-compliant with any of the ESG Requirements, the Company and the Founders shall work with GPC on a good faith basis to develop and agree upon a corrective action plan setting forth specific remediation measures to address such non-compliance. The Company and the Founders further covenant that they shall work with GPC on a good faith basis to implement such plan within a mutually agreed upon timeframe;

22.1.2	make best efforts to adopt and implement (a) the ESG Management System including deploying employees with sufficient expertise and seniority as is necessary for the purpose; (b) policies and procedures in accordance with ESG best practices including compliance with IFC Performance Standards and ILO Conventions; and (c) anti-corruption, anti-bribery and anti-money laundering policies including a code of ethics and a whistle-blowers’ policy; and

22.1.3	ensure that their respective officers, employees, Directors and agents undergo annual training sessions on (a) managing ESG risks and ESG Requirements; and (b) applicable anti-corruption, anti-bribery and anti-corruption laws, in a form and manner acceptable to GPC.

23	TERMINATION AFTER CLOSING

23.1	This Agreement may, subject always to Clause 23.5 hereunder, be terminated in the manner and to the extent stated below:

23.1.3	with respect to any Party upon such Party and their Affiliates ceasing to hold any Shares (in the manner permitted hereunder), automatically and without requiring any notice;

23.1.4	pursuant to Clause 24.2.

23.2	Without prejudice to the foregoing, this Agreement may be terminated at any time by the mutual written agreement of the Parties.

23.3	Terminations under Clause 23.1 shall only be effective against and vis-à-vis the Investor so terminating or the Investor who ceases to hold any Shares. It is clarified that the Agreement will continue in full force and effect in respect of the other Parties.

23.4	The rights and obligations of the Parties under this Agreement, which either expressly or by their nature survive the termination of this Agreement, shall not be extinguished by termination of this Agreement, regardless of the means of termination.

23.5	Notwithstanding anything contained in Clause 23.1 herein above, each of the Investors shall be entitled to all the rights and remedies which are available to such Investors under Applicable Law, equity or otherwise including such other rights and remedies as may be mutually agreed between the Parties in this Agreement. The rights specified in this Clause 23.5 shall be in addition to and not in substitution for any other remedies, including a claim for damages that may be available to the Investor.

23.6	The rights and obligations of the Parties under this Agreement, which either expressly (as are mentioned under Clause 31.16 (Survival)) or by their nature survive the termination of this Agreement, shall not be extinguished by termination of this Agreement, regardless of the means of termination, including the obligations of the Founders under Clause 8 (Non-Compete Undertaking). Without prejudice to the generality of the foregoing, any existing liabilities of a Party or rights accrued in favour of a Party under any of Clauses 19 (Representations & Warranties), 23 (Termination after Closing) and 24 (Trigger Event) shall continue to survive post the expiry or termination of this Agreement. Any provision and obligation of the Parties relating to or governing their acts, which expressly or by its nature survives termination or expiration of this Agreement, shall be enforceable with full force and effect notwithstanding such termination or expiration, until it is satisfied in full or unless its nature expires.

23.7	Notwithstanding anything contained hereinabove:

23.7.1	If pursuant to an IPO or a QIPO, any of the Series B Investors sell some or all of their Shares held by such Series B Investor to a Third Party purchaser(s), such Third Party purchaser(s) shall not be entitled to affirmative rights under any provisions of this Agreement including affirmative rights on Reserved Matters. Further, from the date when any of the Series B Investors cease to individually hold more than 5% (five percent) of the shareholding of the Company, such Series B Investor shall cease to have any affirmative rights on Reserved Matters.

23.7.2	Subsequent to an IPO or a QIPO, all transfer restrictions imposed on the Founders under Clause 15 shall cease to apply.

23.7.3	Subsequent to an IPO or a QIPO, the information rights shall be governed by and subject to applicable regulations relating to entities whose Shares are listed.

24	TRIGGER EVENT

24.1	In the event of a Trigger Event, the Existing Investors shall intimate the Company or the Founders in writing by issuing a notice of such default (the “Default Notice”).

24.2	Upon occurrence of a Trigger Event as detailed in the Default Notice, which has remained uncured for 30 (thirty) Business Days from the date of receipt of Default Notice, (i) the Investors may at their sole discretion, notwithstanding the other rights of Investor hereto, terminate the Transaction Documents to which they are a party (other than the rights granted to the holders of Series U Preference Shares under this Agreement); and (ii) the Exit Default Triggering Investor or the Other Exit Default Triggering Investors may trigger all Exit Default Rights under Clause 12. The trigger of such Exit Default Rights shall require the consent of Investors representing not less than 75% (seventy five percent) of their inter-se shareholding, voting on an As If Converted Basis. Upon the valid trigger of such Exit Default Rights, the Series U Holder shall have the rights provided in Clause 12.4.8 above.

24.3	Notwithstanding anything contained in Clause 24.2 herein above, the Investors shall be entitled to all the rights and remedies which are available to the Investors under Applicable Law, equity or otherwise including such other rights and remedies as may be mutually agreed between the Parties in the Transaction Documents. The rights specified in this Clause 24 shall be in addition to and not in substitution for any other remedies, including a claim for damages that may be available to the Investors.

25	SPECIFIC PERFORMANCE

25.1	All Parties shall be entitled to an injunction, a restraining order, a right for recovery, a suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate, to restrain the other Parties from committing any violation of Applicable Law or the Transaction Documents or to enforce the performance of the covenants, representations and obligations contained in this Agreement.

25.2	These injunctive remedies are cumulative and are in addition to any other rights and remedies that the Investors may have at Applicable Law or in equity, including without limitation, a right for damages.

26	NOTICE

26.1	Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to the Transaction Documents shall be in writing and signed by or on behalf of the Party giving it. Such notice shall be served by sending it by facsimile to the number set forth in Schedule 3 or by delivering it by hand, mail or courier to the address set forth therein. In each case it shall be marked for the attention of the relevant Party set forth in Schedule 3.

26.2	Any notice so served shall be deemed to have been duly given (i) in case of delivery by hand, when hand delivered to the other Party; or (ii) when sent by facsimile, upon transmission; or (iii) when sent by mail with acknowledgment due, where 7 (seven) Business Days have elapsed after deposit in the mail with certified mail receipt requested postage prepaid; or (iv) when delivered by courier on the 2nd (second) Business Day after deposit with an overnight delivery service, postage prepaid, with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (v) for electronic mail notification with return receipt requested, upon the obtaining of a valid return receipt from the recipient.

26.3	Each Person making a communication hereunder by facsimile shall promptly confirm by telephone, regular mail or electronic mail to the Person to whom such communication by facsimile was addressed, each communication made by it by facsimile pursuant hereto but the absence of such confirmation by telephone, regular mail or electronic mail shall not affect the validity of any such facsimile communication.

27	CONFIDENTIALITY

27.1	Each Party shall keep all information relating to each other Party, including information relating to the transactions herein and this Agreement (collectively referred to as the “Information”) confidential.

27.2	None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning this Agreement, the Transaction Documents and/or the transactions herein, without the prior approval of the other Parties; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under Applicable Law subject to providing a prior written notice of 10 (ten) Business Days to the other Parties.

27.3	Subject to Applicable Law, such prior notice shall also include (i) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (ii) the disclosing Party shall also cooperate with the other Parties to the extent that such other Parties may seek to limit such disclosure, including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

27.4	Nothing in this Clause 27 shall restrict any Party from disclosing Information for the following purposes:

27.4.1	To the extent that such Information is in the public domain other than by breach of this Agreement;

27.4.2	To the extent that such Information is required to be disclosed by any Applicable Law, stated policies or standard practice of the Investor or which is required to be disclosed to any Governmental Agency to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

27.4.3	To the extent that any Information is later acquired by such Party from a source not obligated to any other Party hereto or its Affiliates, to keep such Information confidential;

27.4.4	The Investors shall have the right to prepare an information memorandum (without requiring the consent of the Founders or the Company) and disclose the same to prospective purchasers and advisors in relation to any sale of Shares for the purpose of selling their Shares to prospective purchasers of the Shares in each case only where such Persons or entities are under appropriate non-disclosure obligations;

27.4.5	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential;

27.4.6	To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

27.4.7	To the extent that any information, materially similar to the Information has been independently developed by such Party without reference to any Information furnished by any other Party hereto.

27.5	In addition and notwithstanding the foregoing, the Investors shall always be permitted, whether during the term of this Agreement or any time after, to disclose confidential Information of the Company and the Subsidiaries to any Person that is an Affiliate of the Investor; or to whom the Investor is selling any of its Shares, subject to procuring similar confidentiality undertakings from the Person(s) to which such confidential Information is disclosed, as required, for such confidential Information.

27.6	Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references to the Investors, as may be the case, or their investment made by the Investors in the Company, shall require the prior written consent of each of the Investors and the Founders, as may be the case. Any request for such prior written consent shall be made at least 2 (two) weeks prior to any public release or announcement.

28	GOVERNING LAW

28.1	This Agreement shall be governed by and be construed in accordance with the laws of Delaware, without regard to the principles of conflicts of laws.

29	DISPUTE RESOLUTION

29.1	If any dispute or difference arises between any of the Parties hereto during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of the Transaction Documents or regarding any question, including the question as to whether the termination of the Transaction Documents by any Party hereto has been legitimate, the Parties hereto shall endeavour to settle such dispute amicably. The attempt to bring about an amicable settlement is considered to have failed as soon as one of the Parties hereto, after reasonable attempts, which attempt shall continue for not less than 30 (thirty) days, gives a written notice thereof of 30 (thirty) days to the other Party in writing.

29.2	Except for Claims for injunctive relief or any other form of specific performance, all disputes, differences and claims arising out of or in connection with the Transaction Documents including, any question regarding its existence, validity, construction, performance, termination or alleged violation which is not resolved under Clause 29.1 herein above shall be referred to and finally resolved by arbitration in Singapore in accordance with the SIAC Rules for the time being in force, which rules are deemed to be incorporated by reference in this Clause 29. A Party seeking to commence arbitration under this Clause 29 shall first serve a written notice, specifying the matter or matters to be so submitted to arbitration, on the other Parties hereto.

29.3	The seat of such arbitration shall be in Singapore and all proceedings shall be conducted in the English language.

29.4	The Parties that are party to each dispute (“Disputing Parties”) shall jointly appoint a sole arbitrator mutually acceptable to the Disputing Parties. In the event of failure to agree upon a sole arbitrator within 30 (thirty) days from the date of notice referred to Clause 29.2 herein above, one arbitrator each shall be appointed by each of the Disputing Parties. The arbitrators so appointed shall appoint the final arbitrator who shall act as the chairman of the arbitration tribunal, and who shall have a casting vote in the event of deadlocks or ties. In the event that the arbitral panel is not constituted within 60 (sixty) days of raising of any disputes, the Disputing Parties shall forthwith approach the Singapore International Arbitration Centre, which shall appoint 1 (one) arbitrator in accordance with the rules prescribed by the Singapore International Arbitration Centre, who shall be the sole arbitrator.

29.5	All claims and counterclaims shall, to the extent such claims or counterclaims are known at the time any arbitration is commenced, shall be consolidated and determined in the same arbitration proceedings.

29.6	Deposits to cover the costs of arbitration shall be shared equally by the Disputing Parties. The award rendered by the arbitrator or arbitrators shall, in addition to dealing with the merits of the case, fix the costs of the arbitration and decide which of the Parties shall bear such costs or in what proportions such costs shall be borne by the Parties hereto.

29.7	The award rendered by the arbitrator or arbitrators shall be final, conclusive and binding on all Parties to this Agreement, whether or not such Parties have taken part in the arbitration, and shall be subject to a forced execution in any court of competent jurisdiction.

29.8	Each Party shall co-operate in good faith to expedite, to the maximum extent practicable, the conduct of any arbitral proceedings commenced under this Agreement.

29.9	Nothing shall preclude any Party from seeking interim or permanent equitable or injunctive relief, or both, from the competent courts, having jurisdiction to grant relief on any disputes or differences arising from this Agreement. The pursuit of equitable or injunctive relief shall not be a waiver of the duty of the Parties to pursue any remedy (including for monetary damages) through arbitration as described in this Clause 29.

30	SHARE EXCHANGE

30.1	Simultaneous with the the Proposed Distribution, each Party to this Agreement holding ordinary shares in the share capital of Near Sing and/or any preference shares in the share capital of Near Sing, issued by Near Sing on the terms and conditions set forth in the Constitution of Near Sing (the Existing Near Sing Shares” and the holders of such shares, “Existing Near Sing Shareholders”) shall be deemed to exchange each Near Sing ordinary share and each Near Sing preference share for a number of shares of Company Common Stock and Company Preferred Stock as set forth on Part A of Schedule 1 (the “Share Exchange” and the shares being delivered to the Shareholders in connection with the Share Exchange are referred to herein as the “Company Shares”). Each Party agrees that the Share Exchange shall be deemed to have occurred simultaneously without any further action or notice by any Party in connection with the Proposed Distribution and without the payment of any other consideration by any Party hereto. The share capitalization and the shareholdings of each holder of shares of Ordinary Shares and Preference Shares shall be as set forth on Part B of Schedule 1.

30.2	Each Existing Near Sing Shareholder severally, and not jointly, hereby represents and warrants to the Company and Near Sing, all of which representations and warranties are true, complete, and correct in all respects as of the Execution Date and the Effective Date, as follows:

30.2.1	Such Existing Near Sing Shareholder has the right, power, legal capacity and authority to enter into and perform such Existing Near Sing Shareholder’s obligations under this Agreement; and no approvals or consents are necessary in connection with it. All of the Existing Near Sing Shares owned by such Existing Near Sing Shareholder are owned free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description.

30.2.2	The Existing Near Sing Shares owned by such Existing Near Sing Shareholder will be cancelled pursuant to Proposed Distribution and at the time of the Proposed Distribution such Existing Near Sing Shares shall be free and clear of any encumbrances and from all taxes, liens and charges with respect to the transfer thereof and such Existing Near Sing Shares shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of such shares of the capital stock of Near Sing.

30.2.3	Each such Existing Near Sing Shareholder understands that the Company Shares received by the Shareholder in the Share Exchange have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws. Each such Existing Near Sing Shareholder also understands that the Company Shares are being offered and issued pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws. Each such Existing Near Sing Shareholder acknowledges that Near Sing and the Company will rely on such Existing Near Sing Shareholder’s representations, warranties and certifications set forth herein for purposes of determining such Existing Near Sing Shareholder’s suitability as an investor in the Company and for purposes of confirming the availability of the available exemptions from the Securities Act and other applicable securities laws.

30.2.4	Each such Existing Near Sing Shareholder represents that such Existing Near Sing Shareholder is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.

30.2.5	Each such Existing Near Sing Shareholder understands that the Company Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Each such Existing Near Sing Shareholder acknowledges and is aware that the Company Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until such Shareholder has held the Company Shares for the applicable holding period under Rule 144.

30.2.6	If such Existing Near Sing Shareholder is not a United States person (as defined by Section 7701(a)(30) of the Code, such Existing Near Sing Shareholder hereby represents that such Existing Near Sing Shareholder has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Company Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Company Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained in connection with such purchase, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Company Shares. The Share Exchange and such Existing Near Sing Shareholder’s continued beneficial ownership of the Company Shares will not violate any applicable securities or other laws of Shareholder’s jurisdiction.

30.2.7	Such Existing Near Sing Shareholder represents that such Existing Near Sing Shareholder is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

30.3	Each Existing Near Sing Shareholder agrees that, in order to ensure compliance with the restrictions referred to this Clause 30, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any.

30.4	Each Existing Near Sing Shareholder has reviewed with such Existing Near Sing Shareholder’s own tax advisors the federal, state, local and foreign tax consequences of the Contribution, the Share Exchange and the transactions contemplated by this Agreement. Each Existing Near Sing Shareholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Each Existing Near Sing Shareholder understands that such Existing Near Sing Shareholder (and not the Company or Near Sing) shall be responsible for such Existing Near Sing Shareholder’s own tax liability that may arise as a result of the Contribution, the Share Exchange or the transactions contemplated by this Agreement.

30.5	Each Existing Near Sing Shareholder agrees to return such Existing Near Sing Shareholder’s share certificates for the Existing Near Sing shares, and perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Company or Near Sing to effect cancellation of the Existing Near Sing shares pursuant to the Proposed Distribution or comply with any reporting or other legal obligations

30.6	Proceeds from the Winding-up/Liquidation of Dormant Subsidiaries will be used to cover the liquidation expenses of the entities. Any amount received from the Winding-up/Liquidation of Dormant Subsidiaries above USD 100,000 may only be distributed to those persons or entities who were shareholders of Near Sing immediately prior to completion of the Proposed Distribution.

30.7	The A&R COI, in substantially form attached hereto as Schedule 12, was duly authorized by the board of directors of the Company and its stockholders in accordance with the Act and the Bylaws of the Company and filed the A&R COI with the Secretary of State of Delaware prior to the date of the Proposed Distribution.

31	MISCELLANEOUS

31.1	No Party, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company.

31.2	Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise. In particular, all rights of the Investors, except as otherwise provided, are not joint and may be exercised by either or all of the Investors, respectively. Notwithstanding anything contained in this Agreement, any changes or modification to the rights or any obligations of the Investors shall be only with the prior approval of such Investor.

31.3	Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership between the Parties, and no Party shall hold himself out as an agent for the other Parties.

31.4	This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

31.5	No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

31.6	No Assignment

31.6.1	Subject to the provisions of this Agreement, this Agreement is personal to the Company and the Founders and shall not be capable of assignment by either the Company or the Founders; and

31.6.2	The Parties hereby agree that notwithstanding anything to the contrary in this Agreement, the Investors may, at their sole discretion, assign any of their rights under this Agreement to any of their Affiliates. An assignment of rights under this Agreement to a Third Party shall be only upon transfer of shareholding of the Investor to such Third Party, provided that such Third Party executes a Deed of Adherence. Upon communication of any such assignment, the Company shall acknowledge such transferee’s rights in writing.

31.7	The Parties agree that, having regard to all the circumstances, the covenants contained herein are reasonable and necessary for the protection of the Parties and their Affiliates. If any such covenant is held to be void and as going beyond what is reasonable in all the circumstances, but would be valid if amended as to scope or duration or both, the covenant shall apply with such minimum modifications regarding its scope and duration as may be necessary to make it valid and effective.

31.8	No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving Party.

31.9	If for any reason whatsoever, any provision of this Agreement is or becomes, or is declared by a court of competent jurisdiction to be, invalid, illegal or unenforceable, then the Parties shall negotiate in good faith to agree on such provision to be substituted, which provisions shall, as nearly as practicable, leave the Parties in the same or nearly similar position to that which prevailed prior to such invalidity, illegality or unenforceability. In the event that any provisions of this Agreement are considered illegal or becomes, or is declared by a court of competent jurisdiction to be, invalid, illegal or unenforceable, then such provisions shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provisions had (to the extent not enforceable) never been contained in this Agreement. It is hereby clarified that if the illegality has retrospective effect then such provision will be deemed to be ineffective from its incorporation in the Agreement.

31.10	The Company shall pay all costs, taxes and other incidental fees and expenses and the stamp duty in respect of execution, delivery and performance of this Agreement and the Shares held or acquired by the Investors and any other securities issued pursuant to this Agreement including issuance of Shares upon conversion of the Series B Preference Shares and/or Series C Preference Shares and/or Series D Preference Shares and/or Series U Preference Shares.

31.11	This Agreement, along with the other Transaction Documents, constitutes the whole agreement between the Parties relating to the subject matter hereof and replaces and supersedes any prior arrangements whether oral or written, relating to such subject matter including the Existing Shareholders' Agreement. The Parties agree that in the Existing Shareholders Agreement shall be null and void and have no effect whatsoever with effect from the Closing Date. No Party has relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

31.12	Each of the Company and the Founders shall, at any time and from time to time upon the written request of the Investors promptly and duly execute and deliver all such further instruments and documents, and do or procure to be done all such acts or things, as the Investors may reasonably deem necessary or desirable in obtaining the full benefits of this Agreement and of the rights (including enforcement rights) and ownership herein granted.

31.13	The provisions of this Agreement, the other Transaction Documents and the Charter Documents of the Company (as far as possible) shall be interpreted in such a manner so as to give effect to all such documents, provided however, that in the event of an inconsistency between this Agreement, the other Transaction Documents on the one hand and the Charter Documents of the Company on the other hand, to the extent permitted by Applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Charter Documents of the Company.

31.14	All remedies of any Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.

31.15	The Contracts (Rights of Third Parties) Act (Cap. 53B) of Singapore shall not apply to this Agreement and, unless otherwise expressly provided herein, no person who is not a party to this Agreement shall have or acquire any right to enforce any term of this Agreement pursuant to that Act.

31.16	The provisions of Clause 8 (Non-Compete Undertaking), Clause 19 (Representations and Warranties), Clause 26 (Notice), Clause 27 (Confidentiality), Clause 28 (Governing Law), Clause 29 (Dispute Resolution), and Clause 31 (Miscellaneous) of this Agreement, shall survive the termination of this Agreement.

31.17	Where any obligations, undertakings, agreement or covenants are set forth hereunder in relation to a Subsidiary, it shall be deemed that the Company and the Founders have the obligation to ensure that the relevant Subsidiary complies with such obligation, undertaking, agreement or covenant.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

This is the execution page of the Second Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of Near Pte. Ltd.

Name:
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered by Mr. Anil Mathews

Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered by Shobhit Shukla

Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of CMDB II

Name: Sateeta Jeewoolall Jessoo / Guy Russo
Designation: Director
Place: Mauritius
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of Sequoia Capital India III Ltd.

Name:
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of GB-V Growth Fund Investment Limited Partnership

Name:
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of CISCO SYSTEMS INTERNATIONAL BV

Name:
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of Telstra Ventures Fund II, L.P.

Name:
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of OurCrowd International Investment III L.P.

Name:
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of GPC NIV Ltd

Name: Don Seymour
Designation:
Place:
Date:

This is the execution page of the Restated and Amended Shareholders’ Agreement entered into among the Company, the Founders and the Investors.

Signed and delivered for and on behalf of UM Legacy LLC

Name:
Designation:
Place:
Date:

Schedule 1

PART A – EXCHANGE OF SHARES OF NEAR PTE LTD FOR SHARES OF NEAR INTELLIGENCE HOLDINGS INC.

Name of Shareholder	Ordinary Shares of Near Pte Ltd Exchanged by Shareholder	Common Stock shares of Near Intelligence Holdings Inc. Received in Exchange
CECIL CAPITAL PTE LTD	47,178,894	47,178.894
GODSPEED INVESTMENTS PTE LTD	14,400,000	14,400.000
ORIENTAL INVESTMENT ADVISORS PTE LTD	9,600,000	9,600.000
BINO CHACKO	300,000	300.000
SEQUOIA CAPITAL INDIA III LTD	30,000	30.000
CMDB II	30,000	30.000
TELSTRA VENTURES FUND II, LP	425,000	425.000

Name of Shareholder	Series A Preference shares of Near Ptd Ltd Exchanged by Shareholder	Series A Preferred Stock shares of Near Intelligence Holdings Inc. Received in Exchange
SEQUOIA CAPITAL INDIA III LTD	47,709,000	47,709.000
CMDB II	47,709,000	47,709.000

Name of Shareholder	Series B Preference shares of Near Ptd Ltd Exchanged by Shareholder	Series B Preferred Stock shares of Near Intelligence Holdings Inc. Received in Exchange
SEQUOIA CAPITAL INDIA III LTD	6,618,000	6,618.000
CMDB II	6,618,000	6,618.000
GB-V GROWTH FUND INVESTMENT LIMITED PARTNERSHIP	13,236,000	13,236.000
TELSTRA VENTURES FUND II, LP	23,163,000	23,163.000

Name of Shareholder	Series C Preference shares of Near Ptd Ltd Exchanged by Shareholder	Series C Preferred Stock shares of Near Intelligence Holdings Inc. Received in Exchange
GB-V GROWTH FUND INVESTMENT LIMITED PARTNERSHIP	981,951	981.951
TELSTRA VENTURES FUND II, LP	981,951	981.951
CISCO SYSTEMS INTERNATIONAL BV	2,945,854	2,945.854

Name of Shareholder	Series D Preference shares of Near Ptd Ltd Exchanged by Shareholder	Series D Preferred Stock shares of Near Intelligence Holdings Inc. Received in Exchange
OURCROWD INTERNATIONAL INVESTMENT III LP	5,694,915	5,694.915
GPC NIV LTD	85,500,000	85,500.000

Name of Shareholder	Series U Preference shares of Near Ptd Ltd Exchanged by Shareholder	Series U Preferred Stock shares of Near Intelligence Holdings Inc. Received in Exchange
UM LEGACY LLC	66,140,480	66,140.480

PART B - SHAREHOLDERS OF THE FOLLOWING SHARE EXCHANGE

Name of Shareholder	Common	Warrants	RSUs	Series A Preferred	Series B Preferred	Series C Preferred	Series D Preferred	Series U Preferred	Total Preferred	Total	%
RSU POOL			101,457.955	-	-	-	-	-	-	101,457.955	21.01%
CECIL CAPITAL PTE LTD	47,178.894									47,178.894	9.77%
GODSPEED INVESTMENTS PTE LTD	14,400.000									14,400.000	2.98%
ORIENTAL INVESTMENT ADVISORS PTE LTD	9,600.000									9,600.000	1.99%
BINO CHACKO	300.000									300.000	0.06%
Sequoia Capital India III Ltd	30.000			47,709.000	6,618.000	-	-	-	54,327.000	54,357.000	11.25%
CMDB II (JP Morgan PEG)	30.000			47,709.000	6,618.000	-	-	-	54,327.000	54,357.000	11.25%
Global Brains		541.000		-	13,236.000	981.951	-	-	14,217.951	14,758.951	3.06%
Telstra Ventures	425.000	116.000		-	23,163.000	981.951	-	-	24,144.951	24,685.951	5.11%
Cisco		1,623.000		-	-	2,945.854	-	-	2,945.854	4,568.854	0.95%
OurCrowd	-			-	-	-	5,694.915	-	5,694.915	5,694.915	1.18%
GPC	-			-	-	-	85,500.000	-	85,500.000	85,500.000	17.70%
UM Investors	-			-	-	-	-	66,140.480	66,140.480	66,140.480	13.69%
Total	71,963.894	2,280.000	101,457.955	95,418.000	49,635.000	4,909.756	91,194.915	66,140.480	307,298.151	483,000.000	100.00%

Schedule 2

Details of Founders

No.	Name	Age	Address for Notification
1.	Anil Mathews	47 years	102, RJ Manor, 11/A, 7th Main, Koramangala 3rd Block, Bangalore 560034
2.	Shobhit Shukla	39 years	Villa 353, Adarsh Palm Retreat Villas, Bellandur, Outer Ring Road, Bangalore 560103

Schedule 3

Notice Details

1.	If to the Company:
(a)	Name : Near Pte. Ltd.
(b)	Address : 160 Robinson Road, #20-03, SBF Centre, Singapore 068914
(c)	Attention : The Board of Directors
(d)	Email : anil@near.com

2.	If to Anil Mathews:
(a)	Address: 102, RJ Manor, 11/A, 7th Main, Koramangala 3rd Block, Bangalore 560034
(b)	Email : anil@near.com

3.	If to Shobhit Shukla:
(a)	Address: Villa 353, Adarsh Palm Retreat Villas, Bellandur, Outer Ring Road, Bangalore 560103
(b)	Email : shobhit@near.com

4.	If to CMDB:
(a)	Name: CMDB II
(b)	Address: International Financial Services Ltd., IFS Court, Twenty Eight, Cybercity, Ebene, Republic of Mauritius
(c)	Attention: Vickash Bissessur / Khalil Peerbocus
(d)	Email : Vickash@ifsmauritius.com; khalil@ifsmauritius.com; ifs@ifsmauritius.com

5.	If to Sequoia:
(a)	Name : Sequoia Capital India III Ltd
(b)	Address : 5th Floor, Ebene Esplanade, 24, Cybercity, Ebene, Mauritius
(c)	Attention : The Directors
(d)	Email : sequoia@internationalproximity.com

6.	If to Global Brains:
(a)	Name: GB-V Growth Fund Investment Limited Partnership
(b)	Address: 10-11 Sakuragaoka-cho, Shibuya-Ku, Tokyo, 150-0031, Japan
(c)	Attention: Takashi Kato
(d)	Email: kato@globalbrains.co.jp

7.	If to TV:
(a)	Name: Telstra Ventures Fund II, L.P.
(b)	Address: North Suite 2, Town Mills, Rue Du Pre, St Peter Port, Guernsey, GY1 1LT
(c)	Attention: The Company Secretary (Telstra Ventures)
(d)	Email: Geoff@telstraventures.com

8.	If to Cisco:
(a)	Name: Cisco Systems International BV
(b)	Address: State Street Corporation, Lafayette Corporate Center, 2 Avenue de Lafayette – LCC 2, Boston, Massachusetts 02111-2900
(c)	Attention: Jacob Musman
(d)	Email: ramenon@cisco.com
(e)	Telephone: 617-664-0192

9.	If to GPC:
(a)	Name: GPC NIV Ltd.
(b)	Address: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
(c)	Attention: Mr. Don Seymour
(d)	Email: dmseymour@dmsoffshore.com
(e)	Telephone: +3459490090

10.	If to OurCrowd International III LP:
(a)	Name: OurCrowd International III LP
(b)	Address: 28 Derech Hebron, 9354214, Jerusalem, Israel
(c)	Attention: Cali Chill, Adv., SVP, General Counsel and Corporate Secretary
(d)	Email: cali@ourcrowd.com
(e)	Telephone: 02-636-9304

11.	If to Series U Investor:
(a)	Name: UM Legacy LLC
(b)	Address: 130 West Union Street, Pasadena, CA, 91103, United States of America
(c)	Attention: Tom McGovern
(d)	Email: legal@idealab.com

Schedule 4

Reserved Matters

PART – A

LIST A MATTERS

1.	Change in any rights or benefits provided to Series D Investors;

2.	Capital expenditure or investment decisions by the Company or each of its Subsidiaries individually in excess of USD 1,000,000 (United States Dollar One Million) or its equivalent or in excess of the amounts as agreed under the Business Plan;

3.	Incurrence of debt or Financial Indebtedness of above USD 10,000,000 (United States Dollar Ten Million) (which limit shall be reduced by the amount of Financial Indebtedness existing as on the date of such Consent) or its equivalent including creating a lien/mortgage over the Company’s or the Subsidiaries’ assets/property in excess of the above value or its equivalent;

4.	Any commitment or agreement to do any of the foregoing;

5.	Each of the Reserved Matters in this Part A of Schedule 4 with respect to any Material Subsidiary; and

6.	Any change to the matters listed in this Part A of Schedule 4.

PART – B

LIST B MATTERS

1.	Any changes to the Share Capital, including issuance of Ordinary Shares, Ordinary Shares-linked instruments (excluding Employee RSU already part of the Employee RSU Pool), option in any form to acquire/subscribe to Ordinary Shares, any Dilution Instruments, share-splits, issuance of bonuses, reduction of capital, any reclassification or creation of new class or series of Shares. For the avoidance of doubt, it is clarified that issuance of Shares pursuant to the provisions of the Merger Agreement regarding the Additional Series U Preference Shares shall not be treated as a Reserved Matter and shall not require the prior approval of any of the Investors.

2.	Alteration or changing the rights or preferences of any series of Preference Shares held by the Investors to: (i) cancel or rescind any rights attached to any series of Preference Shares; (ii) amendment of Charter Documents which will result in the cancellation or rescission. It is clarified that grant of superior rights to any class of Shares issued by the Company in any round of financing after the First Completion Date shall not be construed as cancellation or rescission of rights attached to any series of Preference Shares, and such will be deemed to be a List A Matter.

3.	Any increase of Employee RSUs including any grant of new options thereunder and adoption of any new employee equity incentive plan;

4.	Any transactions (excluding under the scope of the respective employment contracts), involving the Company or the Subsidiaries and Founders and/or Key Employees in excess of USD 250,000 (United States Dollar Two Hundred and Fifty Thousand) in a Financial Year on a cumulative basis;

5.	Payment of remuneration or commission or any other amounts to the Directors other than amounts approved in employment contracts;

6.	Changes to the accounting or tax policies or practices of the Company or the Subsidiaries;

7.	Capital expenditure or investment decisions by the Company or each of its Subsidiaries, individually in excess of USD 10,000,000 (United States Dollar Ten Million) or its equivalent or in excess of the amounts as agreed under the Business Plan;

8.	Any change in business, statement of business principles, commencement of a new line of business, or deviation from the agreed Business Plan beyond 10% (ten percent);

9.	Approval of the annual financial statements and the annual operating budget for any Financial Year;

10.	Changes in the authorised number, of the Directors on the Board;

11.	Delegation of authority or any of the powers of the Board to any individual or committee other than in the ordinary course of business;

12.	The grant or creation of any lien on any of its assets, other than as security for borrowings for the business of the Company;

13.	Change in remuneration or material terms of employment of the Founder;

14.	Waiver of anti-dilution protection as set out in Clause 5 of this Agreement;

15.	Any commencement or settlement of any material litigation, investigation, or proceeding by the Company or the Subsidiaries or joint ventures;

16.	A merger, demerger, acquisition, change in Control, consolidation, reorganisation, or other transaction or series of transactions in which the Company’s or the Subsidiaries’ shareholders (immediately prior to such transaction or transactions) will not retain a majority of the voting power of the surviving entity immediately following such transaction after giving effect to any conversion, exercise or exchange of any Shares convertible into or exercisable or exchangeable for, such Ordinary Shares, including a Liquidation Event (but excluding a Strategic Sale in accordance with Clause 11 of this Agreement). For the avoidance of doubt, this shall include any strategic alliance with any Third Party which results in investments in the Company, or the Subsidiaries or joint ventures, or such Third Party, or exclusive rights other than rights granted in the ordinary course of business, acquisition of all or substantially all of the properties, assets or stock of any other company or entity;

17.	Any action relating to a QIPO, including appointment of advisors, determining the timing, pricing, and place/stock exchange of an IPO;

18.	Appointment or removal or change of the statutory or internal auditors;

19.	Transfer of Shares or taking on record any Encumbrance/pledge/lien on the Shares, except as expressly permitted in accordance with the terms of the Agreement;

20.	Distribution of capital or profits by dividends, capitalisation of reserves or otherwise, other than in accordance with the provisions of Clause 13 (Liquidation Preference) of this Agreement;

21.	Any action that results in the redemption or buy-back of any Shares;

22.	Approval of a Strategic Sale in accordance with the provisions of Clause 11 (Strategic Sale) of this Agreement;

23.	Calling of a Trigger Event and issuance of a Default Notice;

24.	Conversion of the Company from a private company to a public company;

25.	Any related party transactions involving the Company or the Subsidiaries or joint ventures or any transactions with any Affiliate, Shareholder or Director, any transaction dealings by the Company or the Subsidiaries or any of their respective Directors with any related party in excess of USD 750,000 (United States Dollar Seven Hundred Fifty Thousand) in one Financial Year on a cumulative basis, except for the transactions between the Company and its Subsidiaries entered into in the ordinary course of business.

26.	Determination, modification or revision to the terms of employment of any key managerial personnel (including Key Employees) and hiring and termination of key managerial personnel (including Key Employees);

27.	Incurrence of debt or Financial Indebtedness of above USD 10,000,000 (United States Dollar Ten Million) (which limit shall be reduced by the amount of Financial Indebtedness existing as on the date of such Consent) or its equivalent including creating a lien/mortgage over the Company’s or the Subsidiaries’ assets/property in excess of the above value or its equivalent;

28.	Any commitment or agreement to do any of the foregoing;

29.	Each of the Reserved Matters in this Part B of Schedule 4 with respect to any Material Subsidiary;

30.	Any change to the matters listed in this Part B of Schedule 4.

Schedule 5

Broad based weighted average anti-dilution protection

Part A - Series A Preference Shares:

1.	Each time after First Completion Date, that the Company issues to any Person, any Dilution Instruments at a price (or deemed price) per Ordinary Share that is lower than the then effective conversion price (“Series A Conversion Price”) for the Series A Preference Shares (a “Series A Dilutive Issuance”), then the Series A Conversion Price of the Series A Securities will be adjusted downward on a broad based weighted average basis, per the formula set out below:

1.1.	The adjusted Series A Conversion Price of the Series A Preference Shares (“NCP-A”) in each such instance will be calculated as follows:

(a)	NCP-A = [OCP x (SO + SP)] / (SO + SAP), where:

(b)	OCP = prevailing Series A Conversion Price of the Series A Preference Shares (before adjustment);

(c)	SO = the aggregate of all the Ordinary Shares outstanding immediately prior to the dilutive issuance reckoned on a Fully Diluted Basis;

(d)	SP = The total consideration received (or deemed consideration received as provided for in paragraph 2 below) by the Company from the subscriber of the dilutive issuance divided by OCP; and

(e)	SAP = Number of Dilution Instruments (on a Fully Diluted Basis) actually issued in the dilutive issuance.

1.2.	If a large number of Series A Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished as far as is possible under law by an adjustment to the Series A Conversion Price, and thereafter by issuing such number of Ordinary Shares to the Series A Investors at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

1.3.	If all of the Series A Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished by issuing such number of Ordinary Shares to the relevant bearers of the Series A Preference Shares at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

1.4.	It is clarified that no upward adjustment to the Series A Conversion Price then in effect shall be made pursuant to any Series A Dilutive Issuance.

2.	In performing the foregoing calculations, the following provisions shall be applicable:

2.1.	In the case of the issuance of Dilution Instruments for cash, the aggregate consideration shall be deemed to be the amount of cash paid thereof before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

2.2.	In the case of the issuance of Dilution Instruments for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined in good faith by a majority of the Board.

2.3.	The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of any Dilution Instruments and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Dilution Instruments were issued and for a consideration equal to the consideration, if any, received by the Company for any such Dilution Instruments, plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Dilution Instruments.

2.4.	Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Dilution Instruments, the applicable conversion price, to the extent in any way affected by or computed using such Dilution Instruments, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Dilution Instruments that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Dilution Instruments.

2.5.	The Company shall issue any fractional Shares as necessary, and shall round up to the nearest 0.001 of a Share.

3.	In the event that the Company undertakes any form of restructuring of its Share Capital (“Capital Restructuring”) including but not limited to: (i) consolidation or sub-division or splitting up of its Shares, (ii) issue of bonus Shares; (iii) issue of shares in a scheme of arrangement (including amalgamation or demerger); (iv) reclassification of Shares or variation of rights into other kinds of securities; and (v) issue of rights over Shares, the number of Ordinary Shares that each Series A Preference Share converts into and the Conversion Price for each such Ordinary Share shall be adjusted accordingly in a manner that each of the bearers of the Series A Preference Share receives such number of Ordinary Shares that they would have been entitled to receive immediately after occurrence of any such Capital Restructuring had the conversion of the Series A Preference Shares occurred immediately prior to the occurrence of such Capital Restructuring.

Part B - Series B Preference Shares:

1.	Each time after the First Completion Date, that the Company issues to any Person, any Dilution Instruments at a price (or deemed price) per Ordinary Share that is lower than the then effective conversion price (“Series B Conversion Price”) for the Series B Preference Shares (a “Series B Dilutive Issuance”), then the Series B Conversion Price of the Series B Securities will be adjusted downward on a broad based weighted average basis, per the formula set out below:

1.1.	The adjusted Series B Conversion Price of the Series B Preference Shares (“NCP-B”) in each such instance will be calculated as follows:

(a)	NCP-B = [OCP x (SO + SP)] / (SO + SAP), where:

(b)	OCP = prevailing Series B Conversion Price of the Series B Preference Shares (before adjustment);

(c)	SO = the aggregate of all the Ordinary Shares outstanding immediately prior to the dilutive issuance reckoned on a Fully Diluted Basis;

(d)	SP = The total consideration received (or deemed consideration received as provided for in paragraph 2 below) by the Company from the subscriber of the dilutive issuance divided by OCP; and

(e)	SAP = Number of Dilution Instruments (on a Fully Diluted Basis) actually issued in the dilutive issuance.

1.2.	If a large number of Series B Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished as far as is possible under law by an adjustment to the Series B Conversion Price, and thereafter by issuing such number of Ordinary Shares to the Series B Investors at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

1.3.	If all of the Series B Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished by issuing such number of Ordinary Shares to the relevant bearers of the Series B Preference Shares at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

1.4.	It is clarified that no upward adjustment to the Series B Conversion Price then in effect shall be made pursuant to any Series B Dilutive Issuance.

2.	In performing the foregoing calculations, the following provisions shall be applicable:

2.1.	In the case of the issuance of Dilution Instruments for cash, the aggregate consideration shall be deemed to be the amount of cash paid thereof before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

2.2.	In the case of the issuance of Dilution Instruments for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined in good faith by a majority of the Board.

2.3.	The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of any Dilution Instruments and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Dilution Instruments were issued and for a consideration equal to the consideration, if any, received by the Company for any such Dilution Instruments, plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Dilution Instruments.

2.4.	Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Dilution Instruments, the applicable conversion price, to the extent in any way affected by or computed using such Dilution Instruments, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Dilution Instruments that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Dilution Instruments.

2.5.	The Company shall issue any fractional Shares as necessary, and shall round up to the nearest 0.001 of a Share.

3.	In the event that the Company undertakes a Capital Restructuring, the number of Ordinary Shares that each Series B Preference Share converts into and the Conversion Price for each such Ordinary Share shall be adjusted accordingly in a manner that each of the bearers of the Series B Preference Share receives such number of Ordinary Shares that they would have been entitled to receive immediately after occurrence of any such Capital Restructuring had the conversion of the Series B Preference Shares occurred immediately prior to the occurrence of such Capital Restructuring.

Part C - Series C Preference Shares:

1.	Each time after the First Completion Date, that the Company issues to any Person, any Dilution Instruments at a price (or deemed price) per Ordinary Share that is lower than the then effective conversion price (“Series C Conversion Price”) for the Series C Preference Shares (a “Series C Dilutive Issuance”), then the Series C Conversion Price of the Series C Securities will be adjusted downward on a broad based weighted average basis, per the formula set out below:

a.	The adjusted Series C Conversion Price of the Series C Preference Shares (“NCP-C”) in each such instance will be calculated as follows:

i.	NCP-C = [OCP x (SO + SP)] / (SO + SAP), where:

ii.	OCP = prevailing Series C Conversion Price of the Series C Preference Shares (before adjustment);

iii.	SO = the aggregate of all the Ordinary Shares outstanding immediately prior to the dilutive issuance reckoned on a Fully Diluted Basis;

iv.	SP = The total consideration received (or deemed consideration received as provided for in paragraph 2 below) by the Company from the subscriber of the dilutive issuance divided by OCP; and

v.	SAP = Number of Dilution Instruments (on a Fully Diluted Basis) actually issued in the dilutive issuance.

b.	If a large number of Series C Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished as far as is possible under law by an adjustment to the Series C Conversion Price, and thereafter by issuing such number of Ordinary Shares to the Series C Investors at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

c.	If all of the Series C Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished by issuing such number of Ordinary Shares to the relevant bearers of the Series C Preference Shares at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

d.	It is clarified that no upward adjustment to the Series C Conversion Price then in effect shall be made pursuant to any Series C Dilutive Issuance.

2.	In performing the foregoing calculations, the following provisions shall be applicable:

a.	In the case of the issuance of Dilution Instruments for cash, the aggregate consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

b.	In the case of the issuance of Dilution Instruments for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined in good faith by a majority of the Board.

c.	The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of any Dilution Instruments and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Dilution Instruments were issued and for a consideration equal to the consideration, if any, received by the Company for any such Dilution Instruments, plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Dilution Instruments.

d.	Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Dilution Instruments, the applicable conversion price, to the extent in any way affected by or computed using such Dilution Instruments, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Dilution Instruments that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Dilution Instruments.

e.	The Company shall issue any fractional Shares as necessary, and shall round up to the nearest 0.001 of a Share.

3.	In the event that the Company undertakes a Capital Restructuring, the number of Ordinary Shares that each Series C Preference Share converts into and the Conversion Price for each such Ordinary Share shall be adjusted accordingly in a manner that each of the bearers of the Series C Preference Share receives such number of Ordinary Shares that they would have been entitled to receive immediately after occurrence of any such Capital Restructuring had the conversion of the Series C Preference Shares occurred immediately prior to the occurrence of such Capital Restructuring.

Part D - Series D Preference Shares:

1.	Each time after the First Completion Date, that the Company issues to any Person, any Dilution Instruments at a price (or deemed price) per Ordinary Share that is lower than the then effective conversion price (“Series D Conversion Price”) for the Series D Preference Shares (a “Series D Dilutive Issuance”), then the Series D Conversion Price of the Series D Securities will be adjusted downward on a broad based weighted average basis, per the formula set out below:

a.	The adjusted Series D Conversion Price of the Series D Preference Shares (“NCP-D”) in each such instance will be calculated as follows:

i.	NCP-D = [OCP x (SO + SP)] / (SO + SAP), where:

ii.	OCP = prevailing Series D Conversion Price of the Series D Preference Shares (before adjustment);

iii.	SO = the aggregate of all the Ordinary Shares outstanding immediately prior to the dilutive issuance reckoned on a Fully Diluted Basis;

iv.	SP = the total consideration received (or deemed consideration received as provided for in paragraph 2 below) by the Company from the subscriber of the dilutive issuance divided by OCP; and

v.	SAP = Number of Dilution Instruments (on a Fully Diluted Basis) actually issued in the dilutive issuance.

b.	If a large number of Series D Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished as far as is possible under law by an adjustment to the Series D Conversion Price, and thereafter by issuing such number of Ordinary Shares to the Series D Investors at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

c.	If all of the Series D Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished by issuing such number of Ordinary Shares to the relevant bearers of the Series D Preference Shares at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

d.	It is clarified that no upward adjustment to the Series D Conversion Price then in effect shall be made pursuant to any Series D Dilutive Issuance.

2.	In performing the foregoing calculations, the following provisions shall be applicable:

a.	In the case of the issuance of Dilution Instruments for cash, the aggregate consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

b.	In the case of the issuance of Dilution Instruments for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined in good faith by a majority of the Board.

c.	The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of any Dilution Instruments and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Dilution Instruments were issued and for a consideration equal to the consideration, if any, received by the Company for any such Dilution Instruments, plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Dilution Instruments.

d.	Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Dilution Instruments, the applicable conversion price, to the extent in any way affected by or computed using such Dilution Instruments, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Dilution Instruments that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Dilution Instruments.

e.	The Company shall issue any fractional Shares as necessary, and shall round up to the nearest 0.001 of a Share.

3.	In the event that the Company undertakes a Capital Restructuring, the number of Ordinary Shares that each Series D Preference Share converts into and the Conversion Price for each such Ordinary Share shall be adjusted accordingly in a manner that each of the bearers of the Series D Preference Share receives such number of Ordinary Shares that they would have been entitled to receive immediately after occurrence of any such Capital Restructuring had the conversion of the Series D Preference Shares occurred immediately prior to the occurrence of such Capital Restructuring.

Part E – Series U Preference Shares

1.	Each time after the Closing Date, that the Company issues to any Person, any Dilution Instruments at a price (or deemed price) per Ordinary Share that is lower than the then effective conversion price (“Series U Conversion Price”) for the Series U Preference Shares (a “Series U Dilutive Issuance”), then the Series U Conversion Price of the Series U Securities will be adjusted downward on a broad based weighted average basis, per the formula set out below:

a.	The adjusted Series U Conversion Price of the Series U Preference Shares (“NCP-U”) in each such instance will be calculated as follows:

i.	NCP-U = [OCP x (SO + SP)] / (SO + SAP), where:

ii.	OCP = prevailing Series U Conversion Price of the Series U Preference Shares (before adjustment);

iii.	SO = the aggregate of all the Ordinary Shares outstanding immediately prior to the dilutive issuance reckoned on a Fully Diluted Basis;

iv.	SP = The total consideration received (or deemed consideration received as provided for in paragraph 2 below) by the Company from the subscriber of the dilutive issuance divided by OCP; and

v.	SAP = Number of Dilution Instruments (on a Fully Diluted Basis) actually issued in the dilutive issuance.

b.	If a large number of Series U Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished as far as is possible under law by an adjustment to the Series U Conversion Price, and thereafter by issuing such number of Ordinary Shares to the Series U Investor at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

c.	If all of the Series U Preference Shares have been converted to Ordinary Shares, then this anti-dilution mechanism shall be accomplished by issuing such number of Ordinary Shares to the relevant bearers of the Series U Preference Shares at the lowest price possible under Applicable Law, so as to give full effect to the broad based weighted average anti-dilution rights per the formula set out above.

d.	It is clarified that no upward adjustment to the Series U Conversion Price then in effect shall be made pursuant to any Series U Dilutive Issuance.

2.	In performing the foregoing calculations, the following provisions shall be applicable:

a.	In the case of the issuance of Dilution Instruments for cash, the aggregate consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

b.	In the case of the issuance of Dilution Instruments for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined in good faith by a majority of the Board.

c.	The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of any Dilution Instruments and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Dilution Instruments were issued and for a consideration equal to the consideration, if any, received by the Company for any such Dilution Instruments, plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Dilution Instruments.

d.	Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Dilution Instruments, the applicable conversion price, to the extent in any way affected by or computed using such Dilution Instruments, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Dilution Instruments that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Dilution Instruments.

e.	The Company shall issue any fractional Shares as necessary, and shall round up to the nearest 0.001 of a Share.

3.	In the event that the Company undertakes a Capital Restructuring, the number of Ordinary Shares that each Series U Preference Share converts into and the Conversion Price for each such Ordinary Share shall be adjusted accordingly in a manner that each of the bearers of the Series U Preference Share receives such number of Ordinary Shares that they would have been entitled to receive immediately after occurrence of any such Capital Restructuring had the conversion of the Series U Preference Shares occurred immediately prior to the occurrence of such Capital Restructuring.

Schedule 6

Format of Deed of Adherence

THIS DEED OF ADHERENCE is made on {DATE} at {PLACE}

AMONG:

{Full details here} (hereinafter referred to as “the Covenantor” or the “TRANSFEREE”) to whom shares of the Company have been transferred by {Full details here} (“THE TRANSFERRING SHAREHOLDER”); and

{Full details here} (“THE CONTINUING SHAREHOLDERS OF THE COMPANY”); and

Near Pte. Ltd. of [address] (“THE COMPANY”)

1.	THIS DEED IS SUPPLEMENTAL to the Restated and Amended Shareholders’ Agreement (the “Agreement”) made on {Date} between {INSERT DETAILS}, AND WITNESSES as follows:

2.	The Covenantor hereby confirms that it has been supplied with a copy of the Agreement and the Constitution of the Company and hereby covenants with each of the Continuing Shareholders of the Company and the Company to observe, perform and be bound by all the terms thereof which were applicable to the Transferring Shareholder and are capable of applying to the Covenantor to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a Party to the Agreement.

3.	The Covenantor hereby covenants that it shall not do any act or commit any omission that derogates from the provisions of the Agreement or the Constitution of the Company.

4.	This Deed shall be governed in all respect by the laws of Delaware.

5.	EXECUTED and delivered as a deed the day and year first before written.

The signatories to this Deed of Adherence shall be the Transferring Shareholder and the Transferee.

Schedule 7

Terms of Series A Preference Shares

1	VOTING

1.1	From and after the First Completion Date, the voting rights of every Shareholder on every resolution placed before the Company shall, to the extent permissible under Applicable Law, be one vote per 0.001 of a share on an As If Converted Basis. The number of votes shall be subject to adjustment in the event that the number of Ordinary Shares to be issued upon conversion of the Series A Preference Shares is subject to any increase or decrease pursuant to the Transaction Documents.

1.2	Without prejudice to the rights of the Series A Investors under the Transaction Documents, each of the Founders and the Company acknowledge that each Series A Investor has agreed to subscribe to Series A Preference Shares on the basis that such Series A Investor shall be able to exercise voting rights on the Series A Preference Shares on an As If Converted Basis. In the event (i) the Company is converted from a private company to a public company; or (ii) any Series A Investor is unable to exercise voting rights on the Series A Preference Shares held by it due to Applicable Law or otherwise, until the conversion of such Series A Preference Shares to Ordinary Shares, the Founders agree that they shall each vote on such number of Shares now or hereafter owned by them representing the percentage shareholding of such Series A Investor in the Company, pursuant to the Series A Preference Shares held by such Series A Investor, on an As If Converted Basis, whether beneficially or otherwise, or as to which they have voting power, in accordance with the instructions of such Series A Investor at all meetings of the Shareholders of the Company or provide proxies without instructions to such Series A Investor for the purposes of meetings of the Shareholders of the Company, such that such number of Shares (held by the Founders) representing the shareholding of such Series A Investor in the Company, pursuant to the Series A Preference Shares held by such Series A Investor, on an As If Converted Basis, determined in accordance with the Transaction Documents at the time of such voting, are voted in the manner required by such Series A Investor.

1.3	In pursuance of the provisions of Paragraph 1.2 above, the Founders jointly and severally, hereby irrevocably appoint each Series A Investor as proxy and attorney-in-fact for the Founders and, for and on behalf of each Founder, each Series A Investor is hereby authorised to vote or act by written consent in any manner as such Series A Investor may deem fit with respect to such Ordinary Shares held by the Founders representing the percentage shareholding of such Series A Investor in the Company, pursuant to the Series A Preference Shares held by such Series A Investor, on an As If Converted Basis and do and perform all such acts, deeds, matters and things from time to time as may be necessary, desirable, or appropriate for or in connection with the powers conferred under this Paragraph 1.3. The power herein vested may be exercised if and only if the Series A Investor is not able to exercise voting rights in respect of Series A Preference Shares held by such Series A Investor on account of any provisions of Applicable Law.

1.4	Notwithstanding anything herein contained, the provisions of paragraphs 1.2 and 1.3 shall only apply in respect of Series A Preference Shares held by a Series A Investor and in respect of which voting rights cannot be exercised on account of Applicable Law and to the extent that such voting rights are not available in respect of any resolution being considered by the Company.

2	DIVIDEND

2.1	The holders of the Series A Preference Shares shall be entitled to receive on the Series A Preference Shares, a non-cumulative and preferential dividend at the rate of 8% (eight percent) of the Series A Subscription Price of each Series A Preference Share per annum in the event that dividend is declared by the Board in each Financial Year in which the Company has profits available for distribution in accordance with Applicable Law, to be paid in preference and priority to the payment of dividend in respect of all other Shares of the Company, present or future, except (i) Series B Preference Shares, Series C Preference Shares and Series U Preference Shares shall be paid pari-passu, and (ii) Series D Preference Shares shall rank in priority, with the Series A Preference Shares for the payment of dividends with the Series A Preference Shares. It is clarified that the Board shall determine as to whether dividend should be declared in a given year and availability of profits shall not make it obligatory on the Company to declare any dividend.

2.2	Notwithstanding the generality of the above, the Company shall not declare any dividend in respect of Shares held by any other Shareholders (other than the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares), in excess of the dividend permissible to be paid to the Series A Investors under Applicable Law with respect to the Series A Preference Shares held by each of the Series A Investors.

2.3	In addition to the preferential dividend under paragraph 2.1, the holders of the Series A Preference Shares shall be entitled to participate in any dividend declared by the Board to the holders of shares of any other class other than Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares which have rights in preference to or pari passu with Series A Preference Shares (including Ordinary Shares), on a pari passu basis on an As If Converted Basis.

3	CONVERSION OF SERIES A PREFERENCE SHARES

3.1	The Series A Preference Shares unless redeemed earlier in accordance with paragraph 4 hereof or in accordance with the Series A Subscription Agreement, shall be convertible into Ordinary Shares at the option of the holders of such Series A Preference Shares in accordance with paragraph 3.2 below. Any Series A Preference Shares that have not been converted into Ordinary Shares shall compulsorily convert into Ordinary Shares in accordance with paragraph 3.3 below, on the Automatic Series A Conversion Date in accordance with the Transaction Documents.

3.2	Right to Conversion

3.2.1	The holders of the Series A Preference Shares shall have the right, at any time and from time to time to require the Company, by written notice (the “Series A Conversion Notice”), to convert all or part of the Series A Preference Shares, held by it into Ordinary Shares.

3.2.2	Each 0.001 of a Series A Preference Share shall convert into 0.001 of an Ordinary Share, subject to further adjustments in accordance with Schedule 5, without the holders of such Series A Preference Shares being required to pay any amount for such conversion (“Series A Conversion Factor”).

3.2.3	The Ordinary Shares issued under this paragraph 3.2 shall: (a) rank pari passu with other then-outstanding Ordinary Shares; (b) be duly authorised, validly issued and fully paid up; and (c) be issued free of Encumbrances.

3.2.4	The Series A Conversion Notice shall be dated and shall comprise the following details:

(a)	the number of Series A Preference Shares in respect of which the holder of such Series A Preference Share is exercising its right under paragraph 3.2; and

(b)	the number of Ordinary Shares that such Shares shall convert into pursuant to paragraph 3.2, with such number of Ordinary Shares to be determined, for the avoidance of doubt, based upon such financial and corporate details of the Company as are required to accurately calculate the same, which shall be provided by the Company to the relevant Series A Investors.

3.2.5	Upon receiving the Series A Conversion Notice, the Company shall effect the following:

(a)	Convene a meeting of the Board to be held not later than 21 (twenty one) days from the date of the Series A Conversion Notice, in which meeting the Company shall approve:

(i)	The conversion of such number of Series A Preference Shares as are mentioned in the Series A Conversion Notice; and

(ii)	The issuance and allotment of such number of Ordinary Shares as are mentioned in the Series A Conversion Notice.

(b)	Cancel the share certificates representing such number of Series A Preference Shares as are stated in the Series A Conversion Notice. The Company and the Founders agree to do all such acts and deeds to give effect to the provisions of this paragraph 3.2, including, if required, convening a meeting of the Board to approve the splitting of the share certificates representing the Series A Preference Shares;

(c)	Issue share certificates to the Series A Investors, to evidence such Series A Investors as the owner of the Ordinary Shares issued upon conversion of such number of Series A Preference Shares as are mentioned in the Series A Conversion Notice;

(d)	Update its register of members to reflect such Series A Investors as the owner of the Ordinary Shares issued to it pursuant to the conversion of such number of Series A Preference Shares as are mentioned in the Series A Conversion Notice; and

(e)	Make all necessary filings, disclosures and procedures as required under Applicable Law or as required by the Series A Investors including the return filed with the Singapore Accounting and Corporate Regulatory Authority in relation to the allotment and issuance of Ordinary Shares and provide the Series A Investors with certified true copies of such forms duly filed with the relevant authority along with receipts in respect of such fillings.

3.3	Automatic Conversion

3.3.1	The Company shall convert all the Series A Preference Shares into Ordinary Shares, based on the Series A Conversion Factor if at any time after the First Completion Date, (a) the Company undertakes a QIPO for the issue of Shares to the public, or (b) a majority of the Series A Holders, consent in writing to convert their Series A Preference Shares into Ordinary shares. The Series A Preference Shares shall convert into Ordinary Shares at the latest permissible time prior to the closing of the QIPO/IPO permitted under Applicable Law for holding such Series A Preference Shares by the Series A Investors or within 21(twenty one) days from the date on which CMDB and Sequoia consent in writing to convert their Series A Preference Shares into Ordinary shares, as the case may be (the “Automatic Series A Conversion Date”).

3.3.2	The Series A Preference Shares shall convert based on the Series A Conversion Factor determined on the Automatic Series A Conversion Date immediately prior to such conversion.

3.3.3	The Company and the Founders shall, subject to the Applicable Law, forthwith comply with the provisions of Clause 14 (Reinstatement of Rights) of the Agreement in the event that:

(a)	The Series A Investors have converted, pursuant to a requirement under Applicable Law, the Series A Preference Shares into Ordinary Shares at any time prior to completion of QIPO or IPO; and

(b)	Within the Listing Date, the QIPO or an IPO (as applicable) does not complete such that the entire issued, paid-up and subscribed Share Capital is not admitted to trading on a Recognised Stock Exchange by the expiry of the Listing Date.

4	REDEMPTION

4.1	Subject to the priority in redemption of Series D Preference Shares, each Series A Preference Share shall be redeemable in accordance with paragraph 4 upon the earlier of (the “Series A Redemption Event”):

4.1.1	the expiry of the Exit Period; or

4.1.2	on the occurrence of a Trigger Event; or

4.1.3	the election of either or both of the Series A Investors to exercise their rights under Clause 11.4.1 of the Series A Subscription Agreement.

4.2	The Series A Preference Shares shall be redeemable at the Series A Preference Amount.

4.3	Subject to paragraph 4.3 of Schedule 10, any time after the occurrence of a Series A Redemption Event and upon issuance of the Series D Redemption Notice, each of the holders of the Series A Preference Shares may at such holders’ option issue a notice (“Series A Redemption Notice”) to the Company seeking redemption of such number of Series A Preference Shares as mentioned in the Series A Redemption Notice along with original share certificates in respect of such Series A Preference Shares sought to be redeemed. The Company shall within 3 (three) Business Days of receipt of the Series A Redemption Notice, notify the other Preference Shareholders that they are in receipt of such Series A Redemption Notice, and, to the extent that the respective rights of redemption have accrued under the terms of their respective Preference Shares, the other Preference Shareholders shall have the option to issue redemption notices of their own in respect of their Preference Shares (“Other Shareholder Redemption Notice”) within 10 (ten) Business Days of notification by the Company (“Other Shareholder Redemption Notice Deadline”). Within 15 (fifteen) Business Days from the Other Shareholder Redemption Notice Deadline, the Company shall take all necessary steps for redemption of such number of Series A Preference Shares as mentioned in the Series A Redemption Notice at the Series A Preference Amount, and such number of Preference Shares mentioned in the other Shareholder Redemption Notices at the relevant Preference Amount (where applicable). It is clarified that the holders of Series D Preference Shares shall be entitled to redeem their Series D Preference Shares in priority over any other Preference Shareholders (including Series A Holders, Series B Holders, Series C Holders and the Series U Preference Shares) of the Company.

4.4	Series D Preference Shares shall be redeemed in priority to the other classes of Preference Shares (including Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares). If the funds of the Company legally available for redemption are insufficient to redeem such shares in full, those funds that are legally available shall be used to redeem the maximum number of Series D Preference Shares. At any time when additional funds are legally available, such funds will be immediately used for redemption for the balance number of the Series D Preference Shares not redeemed earlier. After redemption of the Series D Preference Shares in full, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares shall be eligible to be redeemed on a pro-rata basis.

4.5	The Series A Preference Shares mentioned in the Series A Redemption Notice but not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein.

4.6	Upon the completion of redemption in accordance with this paragraph 4, each redeemed Series A Preference Shares shall stand cancelled.

Schedule 8

Terms of Series B Preference Shares

1	VOTING

1.1	From and after the First Completion Date, the voting rights of every Shareholder on every resolution placed before the Company shall, to the extent permissible under Applicable Law, be one vote per 0.001 of a share on an As If Converted Basis. The number of votes shall be subject to adjustment in the event that the number of Ordinary Shares to be issued upon conversion of the Series B Preference Shares is subject to any increase or decrease pursuant to the Transaction Documents.

1.2	Without prejudice to the rights of the Series B Investors under the Transaction Documents, each of the Founders and the Company acknowledge that each Series B Investor has agreed to subscribe to Series B Preference Shares on the basis that such Series B Investor shall be able to exercise voting rights on the Series B Preference Shares on an As If Converted Basis. In the event (i) the Company is converted from a private company to a public company; or (ii) any Series B Investor is unable to exercise voting rights on the Series B Preference Shares held by it due to Applicable Law or otherwise, until the conversion of such Series B Preference Shares to Ordinary Shares, the Founders agree that they shall each vote on such number of Shares now or hereafter owned by them representing the percentage shareholding of such Series B Investor in the Company, pursuant to the Series B Preference Shares held by such Series B Investor, on an As If Converted Basis, whether beneficially or otherwise, or as to which they have voting power, in accordance with the instructions of such Series B Investor at all meetings of the Shareholders of the Company or provide proxies without instructions to such Series B Investor for the purposes of meetings of the Shareholders of the Company, such that such number of Shares (held by the Founders) representing the shareholding of such Series B Investor in the Company, pursuant to the Series B Preference Shares held by such Series B Investor, on an As If Converted Basis, determined in accordance with the Transaction Documents at the time of such voting, are voted in the manner required by such Series B Investor.

1.3	In pursuance of the provisions of Paragraph 1.2, the Founders jointly and severally, hereby irrevocably appoint each Series B Investor as proxy and attorney-in-fact for the Founders and, for and on behalf of each Founder, each Series B Investor is hereby authorised to vote or act by written consent in any manner as such Series B Investor may deem fit with respect to such Ordinary Shares held by the Founders representing the percentage shareholding of such Series B Investor in the Company, pursuant to the Series B Preference Shares held by such Series B Investor, on an As If Converted Basis and do and perform all such acts, deeds, matters and things from time to time as may be necessary, desirable, or appropriate for or in connection with the powers conferred under this paragraph 1.3. The power herein vested may be exercised if and only if the Series B Investor is not able to exercise voting rights in respect of Series Preference Shares held by such Series B Investor on account of any provisions of Applicable Law.

1.4	Notwithstanding anything herein contained, the provisions of paragraphs 1.2 and 1.3 shall only apply in respect of Series B Preference Shares held by a Series B Investor and in respect of which voting rights cannot be exercised on account of Applicable Law and to the extent that such voting rights are not available in respect of any resolution being considered by the Company.

2	DIVIDEND

2.1	The holders of the Series B Preference Shares shall be entitled to receive, on a pari passu basis with the Series A Holders, Series C Holders and Series U Holders, on the Series B Preference Shares, a non-cumulative and preferential dividend at the rate of 8% (eight percent) of the subscription price of each Series B Preference Share per annum in the event that dividend is declared by the Board in each Financial Year in which the Company has profits available for distribution in accordance with Applicable Law, to be paid in preference and priority to the payment of dividend in respect of all other Shares of the Company, present or future, except (i) Series A Preference Shares, Series C Preference Shares and Series U Preference Shares shall be paid pari-passu, and (ii) Series D Preference Shares shall rank in priority, with the Series B Preference Shares for the payment of dividends with the Series B Preference Shares. It is clarified that the Board shall determine as to whether dividend should be declared in a given year and availability of profits shall not make it obligatory on the Company to declare any dividend.

2.2	Notwithstanding the generality of the above, the Company shall not declare any dividend in respect of Shares held by any other Shareholders (other than the Series B Investors, Series C Investors, Series D Investors and the Series U Investor), in excess of the dividend permissible to be paid to the Series B Investors, under Applicable Law with respect to the Series B Preference Shares held by the Series B Investors.

2.3	In addition to the preferential dividend under paragraph 2.1, the holders of the Series B Preference Shares shall be entitled to participate in any dividend declared by the Board to the holders of shares of any other class (including Ordinary Shares and Series A Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares), on a pari passu basis on an As If Converted Basis.

3	CONVERSION OF SERIES B PREFERENCE SHARES

3.1	The Series B Preference Shares unless redeemed earlier in accordance with paragraph 4 hereof, shall be convertible into Ordinary Shares at the option of the holders of such Series B Preference Shares in accordance with paragraph 3.2 below. Any Series B Preference Shares that have not been converted into Ordinary Shares shall compulsorily convert into Ordinary Shares in accordance with paragraph 3.3 on the Automatic Series B Conversion Date in accordance with the Transaction Documents.

3.2	Right to Conversion

3.2.1	The holders of the Series B Preference Shares shall have the right, at any time and from time to time to require the Company, by written notice (the “Series B Conversion Notice”), to convert all or part of the Series B Preference Shares, held by it into Ordinary Shares.

3.2.2	Each 0.001 of a Series B Preference Share shall convert into 0.001 of an Ordinary Share, subject to further adjustments in accordance with Schedule 5, without the holders of such Series B Preference Shares being required to pay any amount for such conversion (“Series B Conversion Factor”).

3.2.3	The Ordinary Shares issued under this paragraph 3.2 shall: (a) rank pari passu with other then-outstanding Ordinary Shares; (b) be duly authorised, validly issued and fully paid up; and (c) be issued free of Encumbrances.

3.2.4	The Series B Conversion Notice shall be dated and shall comprise the following details:

(a)	the number of Series B Preference Shares in respect of which the holder of such Series B Preference Share is exercising its right under paragraph 3.2; and

(b)	the number of Ordinary Shares that such Shares shall convert into pursuant to paragraph 3.2., with such number of Ordinary Shares to be determined, for the avoidance of doubt, based upon such financial and corporate details of the Company as are required to accurately calculate the same, which shall be provided by the Company to the relevant Series B Investors.

3.2.5	Upon receiving the Series B Conversion Notice, the Company shall effect the following:

(a)	Convene a meeting of the Board to be held not later than 21 (twenty one) days from the date of the Series B Conversion Notice, in which meeting the Company shall approve:

(i)	The conversion of such number of Series B Preference Shares as are mentioned in the Series B Conversion Notice; and

(ii)	The issuance and allotment of such number of Ordinary Shares as are mentioned in the Series B Conversion Notice.

(b)	Cancel the share certificates representing such number of Series B Preference Shares as are stated in the Series B Conversion Notice. The Company and the Founders agree to do all such acts and deeds to give effect to the provisions of this paragraph 3.2, including, if required, convening a meeting of the Board to approve the splitting of the share certificates representing the Series B Preference Shares;

(c)	Issue share certificates to the Series B Investors, to evidence such Series B Investors as the owner of the Ordinary Shares issued upon conversion of such number of Series B Preference Shares as are mentioned in the Series B Conversion Notice;

(d)	Update its register of members to reflect such Series B Investors as the owner of the Ordinary Shares issued to it pursuant to the conversion of such number of Series B Preference Shares as are mentioned in the Series B Conversion Notice; and

(e)	Make all necessary filings, disclosures and procedures as required under Applicable Law or as required by the Series B Investors including the return filed with the Singapore Accounting and Corporate Regulatory Authority in relation to the allotment and issuance of Ordinary Shares and provide the Series B Investors with certified true copies of such forms duly filed with the relevant authority along with receipts in respect of such fillings.

3.3	Automatic Conversion

3.3.1	The Company shall convert all the Series B Preference Shares into Ordinary Shares, based on the Series B Conversion Factor if at any time after the First Completion Date, (a) the Company undertakes a QIPO for the issue of Shares to the public or (b) a majority of the Series B Holders, consent in writing to convert their Series B Preference Shares into Ordinary shares. The Series B Preference Shares shall convert into Ordinary Shares at the latest permissible time prior to the closing of the QIPO/IPO permitted under Applicable Law for holding such Series B Preference Shares by the Series B Investors or within 21 (twenty one) days from the date on which the Series B Investors consent in writing to convert their shares into Ordinary shares, as the case may be (the “Automatic Series B Conversion Date”).

3.3.2	The Series B Preference Shares shall convert based on the Series B Conversion Factor determined on the Automatic Series B Conversion Date immediately prior to such conversion.

3.3.3	The Company and the Founders shall, subject to the Applicable Law, forthwith comply with the provisions of Clause 14 (Reinstatement of Rights) of the Agreement in the event that:

(a)	The Series B Investors have converted, pursuant to a requirement under Applicable Law, the Series B Preference Shares into Ordinary Shares at any time prior to completion of QIPO or IPO; and

(b)	Within the Listing Date, the QIPO or an IPO (as applicable) does not complete such that the entire issued, paid-up and subscribed Share Capital is not admitted to trading on a Recognised Stock Exchange by the expiry of the Listing Date.

4	REDEMPTION

4.1	Subject to the priority in redemption of Series D Preference Shares, each Series B Preference Share shall be redeemable in accordance with this paragraph 4 upon the earlier of (the “Series B Redemption Event”):

4.1.1	the expiry of the Exit Period; or

4.1.2	on the occurrence of a Trigger Event.

4.2	The Series B Preference Shares shall be redeemable at the Series B Preference Amount.

4.3	Subject to paragraph 4.3 of Schedule 10, any time after the occurrence of a Series B Redemption Event and upon issuance of the Series D Redemption Notice, each of the holders of the Series B Preference Shares may at such holders’ option issue a notice (“Series B Redemption Notice”) to the Company seeking redemption of such number of Series B Preference Shares as mentioned in the Series B Redemption Notice along with original share certificates in respect of such Series B Preference Shares sought to be redeemed. The Company shall within 3 (three) Business Days of receipt of the Series B Redemption Notice, notify the other Preference Shareholders that they are in receipt of such Series B Redemption Notice, and, to the extent that the respective rights of redemption have accrued under the terms of their respective Preference Shares, the other Preference Shareholders shall have the option to issue redemption notices of their own in respect of their Preference Shares (“Other Shareholder Redemption Notice”) within 10 (ten) Business Days of notification by the Company (“Other Shareholder Redemption Notice Deadline”). Within 15 (fifteen) Business Days from the Other Shareholder Redemption Notice Deadline, the Company shall take all necessary steps for redemption of such number of Series B Preference Shares as mentioned in the Series B Redemption Notice at the Series B Preference Amount, and such number of Preference Shares mentioned in the other Shareholder Redemption Notices at the relevant Preference Amount (where applicable). It is clarified that the holders of Series D Preference Shares shall be entitled to redeem their Series D Preference Shares in priority over any other Preference Shareholders (including Series A Holders, Series B Holders, Series C Holders and the Series U Preference Shares) of the Company.

4.4	Series D Preference Shares shall be redeemed in priority to the other classes of Preference Shares (including the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares). If the funds of the Company legally available for redemption are insufficient to redeem such shares in full, those funds that are legally available shall be used to redeem the maximum number of Series D Preference Shares. At any time when additional funds are legally available, such funds will be immediately used for redemption for the balance number of the Series D Preference Shares not redeemed earlier. After redemption of the Series D Preference Shares in full, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares shall be eligible to be redeemed on a pro-rata basis.

4.5	The Series B Preference Shares mentioned in the Series B Redemption Notice but not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein.

4.6	Upon the completion of redemption in accordance with this paragraph 4, each redeemed Series B Preference Shares shall stand cancelled.

Schedule 9

Terms of Series C Preference Shares

1.	VOTING

1.1	From and after the First Completion Date, the voting rights of every Shareholder on every resolution placed before the Company shall, to the extent permissible under Applicable Law, be one vote per 0.001 of a share on an As If Converted Basis. The number of votes shall be subject to adjustment in the event that the number of Ordinary Shares to be issued upon conversion of the Series C Preference Shares is subject to any increase or decrease pursuant to the Transaction Documents.

1.2	Without prejudice to the rights of the Series C Investors under the Transaction Documents, each of the Founders and the Company acknowledge that each Series C Investor has agreed to subscribe to Series C Preference Shares on the basis that such Series C Investor shall be able to exercise voting rights on the Series C Preference Shares on an As If Converted Basis. In the event (i) the Company is converted from a private company to a public company; or (ii) any Series C Investor is unable to exercise voting rights on the Series C Preference Shares held by it due to Applicable Law or otherwise, until the conversion of such Series C Preference Shares to Ordinary Shares, the Founders agree that they shall each vote on such number of Shares now or hereafter owned by them representing the percentage shareholding of such Series C Investor in the Company, pursuant to the Series C Preference Shares held by such Series C Investor, on an As If Converted Basis, whether beneficially or otherwise, or as to which they have voting power, in accordance with the instructions of such Series C Investor at all meetings of the Shareholders of the Company or provide proxies without instructions to such Series C Investor for the purposes of meetings of the Shareholders of the Company, such that such number of Shares (held by the Founders) representing the shareholding of such Series C Investor in the Company, pursuant to the Series C Preference Shares held by such Series C Investor, on an As If Converted Basis, determined in accordance with the Transaction Documents at the time of such voting, are voted in the manner required by such Series C Investor.

1.3	In pursuance of the provisions of paragraph 1.2, the Founders jointly and severally, hereby irrevocably appoint each Series C Investor as proxy and attorney-in-fact for the Founders and, for and on behalf of each Founder, each Series C Investor is hereby authorised to vote or act by written consent in any manner as such Series C Investor may deem fit with respect to such Ordinary Shares held by the Founders representing the percentage shareholding of such Series C Investor in the Company, pursuant to the Series C Preference Shares held by such Series C Investor, on an As If Converted Basis and do and perform all such acts, deeds, matters and things from time to time as may be necessary, desirable, or appropriate for or in connection with the powers conferred under this paragraph 1.3. The power herein vested may be exercised if and only if the Series C Investor is not able to exercise voting rights in respect of Series C Preference Shares held by such Series C Investor on account of any provisions of Applicable Law.

1.4	Notwithstanding anything herein contained, the provisions of paragraphs 1.2 and 1.3 shall only apply in respect of Series C Preference Shares held by a Series C Investor and in respect of which voting rights cannot be exercised on account of Applicable Law and to the extent that such voting rights are not available in respect of any resolution being considered by the Company.

2.	DIVIDEND

2.1	The holders of the Series C Preference Shares shall be entitled to receive, on a pari passu basis with the Series A Holders, the Series B Holders and the Series U Holders, a non-cumulative and preferential dividend at the rate of 8% (eight percent) of the subscription price of each Series C Preference Share per annum in the event that dividend is declared by the Board in each Financial Year in which the Company has profits available for distribution in accordance with Applicable Law, to be paid in preference and priority to the payment of dividend in respect of all other Shares of the Company, present or future, except (i) Series A Preference Shares, Series B Preference Shares and Series U Preference Shares shall be paid pari-passu, and (ii) Series D Preference Shares shall rank in priority, with the Series C Preference Shares for the payment of dividends with the Series C Preference Shares. It is clarified that the Board shall determine as to whether dividend should be declared in a given year and availability of profits shall not make it obligatory on the Company to declare any dividend.

2.2	Notwithstanding the generality of the above, the Company shall not declare any dividend in respect of Shares held by any other Shareholders (other than the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares), in excess of the dividend permissible to be paid to the Series C Investors under Applicable Law with respect to the Series C Preference Shares held by each of the Preference Shareholders.

2.3	For any other dividends or distributions (other than the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares, and Series U Preference Shares), the holders of the Series C Preference Shares participates with the holders of shares of any other class (including Ordinary Shares, Series A Preference Shares, Series B Preference Shares, Series D Preference Shares and Series U Preference Shares) on a pari passu basis, on an As If Converted Basis.

3.	CONVERSION OF SERIES C PREFERENCE SHARES

3.1	The Series C Preference Shares unless redeemed earlier in accordance with paragraph 4 hereof, shall be convertible into Ordinary Shares at the option of the holders of such Series C Preference Shares in accordance with paragraph 3.2 below. Any Series C Preference Shares that have not been converted into Ordinary Shares shall compulsorily convert into Ordinary Shares in accordance with paragraph 3.3 on the Automatic Series C Conversion Date in accordance with the Transaction Documents.

3.2	Right to Conversion

3.2.1	The holders of the Series C Preference Shares shall have the right, at any time and from time to time to require the Company, by written notice (the “Series C Conversion Notice”), to convert all or part of the Series C Preference Shares, held by it into Ordinary Shares.

3.2.2	Each 0.001 of a Series C Preference Share shall convert into 0.001 of an Ordinary Share, subject to further adjustments in accordance with Schedule 5, without the holders of such Series C Preference Shares being required to pay any amount for such conversion (“Series C Conversion Factor”).

3.2.3	The Ordinary Shares issued under this paragraph 3.2 shall: (a) rank pari passu with other then-outstanding Ordinary Shares; (b) be duly authorised, validly issued and fully paid up; and (c) be issued free of Encumbrances.

3.2.4	The Series C Conversion Notice shall be dated and shall comprise the following details:

(a)	the number of Series C Preference Shares in respect of which the holder of such Series C Preference Share is exercising its right under paragraph 3.2; and

(b)	the number of Ordinary Shares that such Shares shall convert into pursuant to paragraph 3.2, with such number of Ordinary Shares to be determined, for the avoidance of doubt, based upon such financial and corporate details of the Company as are required to accurately calculate the same, which shall be provided by the Company to the relevant Series C Investors.

3.2.5	Upon receiving the Series C Conversion Notice, the Company shall effect the following:

(a)	Convene a meeting of the Board to be held not later than 21 (twenty one) days from the date of the Series C Conversion Notice, in which meeting the Company shall approve:

i.	The conversion of such number of Series C Preference Shares as are mentioned in the Series C Conversion Notice; and

ii.	The issuance and allotment of such number of Ordinary Shares as are mentioned in the Series C Conversion Notice.

(b)	Cancel the share certificates representing such number of Series C Preference Shares as are stated in the Series C Conversion Notice. The Company and the Founders agree to do all such acts and deeds to give effect to the provisions of this paragraph 3.2, including, if required, convening a meeting of the Board to approve the splitting of the share certificates representing the Series C Preference Shares;

(c)	Issue share certificates to the Series C Investors, to evidence such Series C Investors as the owner of the Ordinary Shares issued upon conversion of such number of Series C Preference Shares as are mentioned in the Series C Conversion Notice;

(d)	Update its register of members to reflect such Series C Investors as the owner of the Ordinary Shares issued to it pursuant to the conversion of such number of Series C Preference Shares as are mentioned in the Series C Conversion Notice; and

(e)	Make all necessary filings, disclosures and procedures as required under Applicable Law or as required by the Series C Investors including the return filed with the Singapore Accounting and Corporate Regulatory Authority in relation to the allotment and issuance of Ordinary Shares and provide the Series C Investors with certified true copies of such forms duly filed with the relevant authority along with receipts in respect of such fillings.

3.3	Automatic Conversion

3.3.1	The Company shall convert all the Series C Preference Shares into Ordinary Shares, based on the Series C Conversion Factor if at any time after the First Completion Date, (a) the Company undertakes a QIPO for the issue of Shares to the public or (b) a majority of the Series C Holders, consent in writing to convert their Series C Preference Shares into Ordinary Shares. The Series C Preference Shares shall convert into Ordinary Shares at the latest permissible time prior to the closing of the QIPO/IPO permitted under Applicable Law for holding such Series C Preference Shares by the Series C Investors or within 21 (twenty one) days from the date on which the Series C Investors consent in writing to convert their shares into Ordinary shares, as the case may be (the “Automatic Series C Conversion Date”).

3.3.2	The Series C Preference Shares shall convert based on the Series C Conversion Factor determined on the Automatic Series C Conversion Date immediately prior to such conversion.

3.3.3	The Company and the Founders shall, subject to the Applicable Law, forthwith comply with the provisions of Clause 14 (Reinstatement of Rights) of the Agreement in the event that:

(a)	The Series C Investors have converted, pursuant to a requirement under Applicable Law, the Series C Preference Shares into Ordinary Shares at any time prior to completion of QIPO or IPO; and

(b)	Within the Listing Date, the QIPO or an IPO (as applicable) does not complete such that the entire issued, paid-up and subscribed Share Capital is not admitted to trading on a Recognised Stock Exchange by the expiry of the Listing Date.

4	REDEMPTION

4.1	Subject to the priority in redemption of Series D Preference Shares, each Series C Preference Share shall be redeemable in accordance with this paragraph 4 upon the earlier of (the “Series C Redemption Event”):

4.1.1	the expiry of the Exit Period; or

4.1.2	on the occurrence of a Trigger Event; or

4.1.3	the election by any of the Series C Investor to exercise their rights under Clause 4.4(b) of the Series C Subscription Agreement.

4.2	The Series C Preference Shares shall be redeemable at the Series C Preference Amount with the declared but unpaid dividends on the Series C Preference Shares (“Series C Redemption Price”).

4.3	Subject to paragraph 4.3 of Schedule 10, any time after the occurrence of a Series C Redemption Event and upon issuance of the Series D Redemption Notice, each of the holders of the Series C Preference Shares may at such holders’ option issue a notice (“Series C Redemption Notice”) to the Company seeking redemption of such number of Series C Preference Shares as mentioned in the Series C Redemption Notice along with original share certificates in respect of such Series C Preference Shares sought to be redeemed. The Company shall within 3 (three) Business Days of receipt of the Series C Redemption Notice, notify the other Preference Shareholders that they are in receipt of such Series C Redemption Notice, and, to the extent that the respective rights of redemption have accrued under the terms of their respective Preference Shares, the other Preference Shareholders shall have the option to issue redemption notices of their own in respect of their Preference Shares (“Other Shareholder Redemption Notice”) within 10 (ten) Business Days of notification by the Company (“Other Shareholder Redemption Notice Deadline”). Within 15 (fifteen) Business Days from the Other Shareholder Redemption Notice Deadline, the Company shall take all necessary steps for redemption of such number of Series C Preference Shares as mentioned in the Series C Redemption Notice at the Series C Preference Amount, and such number of Preference Shares mentioned in the other Shareholder Redemption Notices at the relevant Preference Amount (where applicable). It is clarified that the holders of Series D Preference Shares shall be entitled to redeem their Series D Preference Shares in priority over any other Preference Shareholders (including Series A Holders, Series B Holders, Series C Holders and the Series U Preference Shares) of the Company.

4.4	The Series D Preference Shares shall be redeemed in priority to the other classes of Preference Shares (including the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares). If the funds of the Company legally available for redemption are insufficient to redeem such shares in full, those funds that are legally available shall be used to redeem the maximum number of Series D Preference Shares. At any time when additional funds are legally available, such funds will be immediately used for redemption for the balance number of the Series D Preference Shares not redeemed earlier. After redemption of the Series D Preference Shares in full, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference shall be eligible to be redeemed on a pro-rata basis.

4.5	The Series C Preference Shares mentioned in the Series C Redemption Notice but not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein.

4.6	Upon the completion of redemption in accordance with this paragraph 4, each redeemed Series C Preference Shares shall stand cancelled.

Schedule 10

Terms of Series D Preference Shares

1.	VOTING

1.1	From and after the First Completion Date, the voting rights of every Shareholder on every resolution placed before the Company shall, to the extent permissible under Applicable Law, be 1 (one) vote per 0.001 of a share on an As If Converted Basis. The number of votes shall be subject to adjustment in the event that the number of Ordinary Shares to be issued upon conversion of the Series D Preference Shares is subject to any increase or decrease pursuant to the Transaction Documents.

1.2	Without prejudice to the rights of the Series D Investors under the Transaction Documents, each of the Founders and the Company acknowledge that each Series D Investor has agreed to subscribe to Series D Preference Shares on the basis that such Series D Investor shall be able to exercise voting rights on the Series D Preference Shares on an As If Converted Basis. In the event (i) the Company is converted from a private company to a public company; or (ii) any Series D Investor is unable to exercise voting rights on the Series D Preference Shares held by it due to Applicable Law or otherwise, until the conversion of such Series D Preference Shares to Ordinary Shares, the Founders agree that they shall each vote on such number of Shares now or hereafter owned by them representing the percentage shareholding of such Series D Investor in the Company, pursuant to the Series D Preference Shares held by such Series D Investor, on an As If Converted Basis, whether beneficially or otherwise, or as to which they have voting power, in accordance with the instructions of such Series D Investor at all meetings of the Shareholders of the Company or provide proxies without instructions to such Series D Investor for the purposes of meetings of the Shareholders of the Company, such that such number of Shares (held by the Founders) representing the shareholding of such Series D Investor in the Company, pursuant to the Series D Preference Shares held by such Series D Investor, on an As If Converted Basis, determined in accordance with the Transaction Documents at the time of such voting, are voted in the manner required by such Series D Investor.

1.3	In pursuance of the provisions of Paragraph 1.2, the Founders, jointly and severally, hereby irrevocably appoint each Series D Investor as proxy and attorney-in-fact for the Founders and, for and on behalf of each Founder, each Series D Investor is hereby authorised to vote or act by written consent in any manner as such Series D Investor may deem fit with respect to such Ordinary Shares held by the Founders representing the percentage shareholding of such Series D Investor in the Company, pursuant to the Series D Preference Shares held by such Series D Investor, on an As If Converted Basis and do and perform all such acts, deeds, matters and things from time to time as may be necessary, desirable, or appropriate for or in connection with the powers conferred under this paragraph 1.3. The power herein vested may be exercised if and only if the Series D Investor is not able to exercise voting rights in respect of Series D Preference Shares held by such Series D Investor on account of any provisions of Applicable Law.

1.4	Notwithstanding anything herein contained, the provisions of paragraphs 1.2 and 1.3 shall only apply in respect of Series D Preference Shares held by a Series D Investor and in respect of which voting rights cannot be exercised on account of Applicable Law and to the extent that such voting rights are not available in respect of any resolution being considered by the Company.

2.	DIVIDEND

2.1	The holders of the Series D Preference Shares shall be entitled to receive, in priority to the Series A Holders, Series B Holders, Series C Holders and Series U Holders, on the Series D Preference Shares, a non-cumulative and preferential dividend at the rate of 8% (eight percent) of the subscription price of each Series D Preference Share per annum in the event that dividend is declared by the Board in each Financial Year in which the Company has profits available for distribution in accordance with Applicable Law, to be paid in preference and priority to the payment of dividend in respect of all other Shares of the Company, present or future. It is clarified that the Board shall determine as to whether dividend should be declared in a given year and availability of profits shall not make it obligatory on the Company to declare any dividend.

2.2	Notwithstanding the generality of the above, the Company shall not declare any dividend in respect of Shares held by any other Shareholders (including the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares), in excess of the dividend permissible to be paid to the Series D Investors under Applicable Law with respect to the Series D Preference Shares held by the Series D Investors.

2.3	For any other dividends or distributions (other than the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares), the holders of the Series D Preference Shares shall participate with the holders of shares of any other class (including Ordinary Shares, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares) on a pari passu basis, on an As If Converted Basis.

3	CONVERSION OF SERIES D PREFERENCE SHARES

3.1	The Series D Preference Shares unless redeemed earlier in accordance with paragraph 4 hereof, shall be convertible into Ordinary Shares at the option of the holders of such Series D Preference Shares in accordance with paragraph 3.2 below. Any Series D Preference Shares that have not been converted into Ordinary Shares shall compulsorily convert into Ordinary Shares in accordance with paragraph 3.3 on the Automatic Series D Conversion Date in accordance with the Transaction Documents.

3.2	Right to Conversion

3.2.1	The holders of the Series D Preference Shares shall have the right, at any time and from time to time to require the Company, by written notice (the “Series D Conversion Notice”), to convert all or part of the Series D Preference Shares, held by it into Ordinary Shares.

3.2.2	Each 0.001 of a Series D Preference Share shall convert into 0.001 of an Ordinary Share, subject to further adjustments in accordance with Schedule 5, without the holders of such Series D Preference Shares being required to pay any amount for such conversion (“Series D Conversion Factor”).

3.2.3	The Ordinary Shares issued under this paragraph 3.2 shall: (a) rank pari passu with other then-outstanding Ordinary Shares; (b) be duly authorised, validly issued and fully paid up; and (c) be issued free of Encumbrances.

3.2.4	The Series D Conversion Notice shall be dated and shall comprise the following details:

(a)	the number of Series D Preference Shares in respect of which the holder of such Series D Preference Share is exercising its right under paragraph 3.2; and

(b)	the number of Ordinary Shares that such Shares shall convert into pursuant to paragraph 3.2, with such number of Ordinary Shares to be determined, for the avoidance of doubt, based upon such financial and corporate details of the Company as are required to accurately calculate the same, which shall be provided by the Company to the relevant Series D Investors.

3.2.5	Upon receiving the Series D Conversion Notice, the Company shall effect the following:

(a)	Convene a meeting of the Board to be held not later than 21 (twenty one) days from the date of the Series D Conversion Notice, in which meeting the Company shall approve:

i.	The conversion of such number of Series D Preference Shares as are mentioned in the Series D Conversion Notice; and

ii.	The issuance and allotment of such number of Ordinary Shares as are mentioned in the Series D Conversion Notice.

(b)	Cancel the share certificates representing such number of Series D Preference Shares as are stated in the Series D Conversion Notice. The Company and the Founders agree to do all such acts and deeds to give effect to the provisions of this paragraph 3.2, including, if required, convening a meeting of the Board to approve the splitting of the share certificates representing the Series D Preference Shares;

(c)	Issue share certificates to the Series D Investors, to evidence such Series D Investors as the owner of the Ordinary Shares issued upon conversion of such number of Series D Preference Shares as are mentioned in the Series D Conversion Notice;

(d)	Update its register of members to reflect such Series D Investors as the owner of the Ordinary Shares issued to it pursuant to the conversion of such number of Series D Preference Shares as are mentioned in the Series D Conversion Notice; and

(e)	Make all necessary filings, disclosures and procedures as required under Applicable Law or as required by the Series D Investors including the return filed with the Singapore Accounting and Corporate Regulatory Authority in relation to the allotment and issuance of Ordinary Shares and provide the Series D Investors with certified true copies of such forms duly filed with the relevant authority along with receipts in respect of such fillings.

3.3	Automatic Conversion

3.3.1	The Company shall convert all the Series D Preference Shares into Ordinary Shares, based on the Series D Conversion Factor if at any time after the First Completion Date, (a) the Company undertakes a QIPO for the issue of Shares to the public or (b) a majority of the Series D Holders consent in writing to convert their Series D Preference Shares into Ordinary Shares. The Series D Preference Shares shall convert into Ordinary Shares at the latest permissible time prior to the closing of the QIPO/IPO permitted under Applicable Law for holding such Series D Preference Shares by the Series D Investors or within 21 (twenty one) days from the date on which the Series D Investors consent in writing to convert their shares into Ordinary shares, as the case may be (the “Automatic Series D Conversion Date”).

3.3.2	The Series D Preference Shares shall convert based on the Series D Conversion Factor determined on the Automatic Series D Conversion Date immediately prior to such conversion.

3.3.3	The Company and the Founders shall, subject to the Applicable Law, forthwith comply with the provisions of Clause 14 (Reinstatement of Rights) of the Agreement in the event that:

(a)	The Series D Investors have converted, pursuant to a requirement under Applicable Law, the Series D Preference Shares into Ordinary Shares at any time prior to completion of QIPO or IPO; and

(b)	Within the Listing Date, the QIPO or an IPO (as applicable) does not complete such that the entire issued, paid-up and subscribed Share Capital is not admitted to trading on a Recognised Stock Exchange by the expiry of the Listing Date.

4	REDEMPTION

4.1	Each Series D Preference Share shall be redeemable in priority to any other class of Shares, accordance with this Paragraph 4 upon the earlier of (the “Series D Redemption Event”):

4.1.1	the expiry of Exit Period;

4.1.2	on the occurrence of a Trigger Event; or

4.1.3	the election by any of the Series D Investor to exercise their rights under Clause 4.5 of the Series D Subscription Agreement.

4.2	The Series D Preference Shares shall be redeemable at the Series D Preference Amount with the declared but unpaid dividends on the Series D Preference Shares (“Series D Redemption Price”).

4.3	Any time after the occurrence of a Series D Redemption Event, each of the holders of the Series D Preference Shares may at such holders’ option issue a notice (“Series D Redemption Notice”) to the Company seeking redemption of such number of Series D Preference Shares as mentioned in the Series D Redemption Notice along with original share certificates in respect of such Series D Preference Shares sought to be redeemed. The Company shall within 3 (three) Business Days of receipt of the Series D Redemption Notice, notify the other Preference Shareholders that they are in receipt of such Series D Redemption Notice, and, to the extent that the respective rights of redemption have accrued under the terms of their respective Preference Shares, the other Preference Shareholders shall have the option to issue redemption notices of their own in respect of their Preference Shares on a pro-rata basis (“Other Shareholder Redemption Notice”) within 10 (ten) Business Days of notification by the Company (“Other Shareholder Redemption Notice Deadline”). Within 15 (fifteen) Business Days from the Other Shareholder Redemption Notice Deadline, the Company shall take all necessary steps for redemption of such number of Series D Preference Shares as mentioned in the Series D Redemption Notice at the Series D Preference Amount, and such number of Preference Shares mentioned in the other Shareholder Redemption Notices at the relevant Preference Amount (where applicable). It is clarified that the holders of the Series D Preference Shares shall be entitled to redeem their Series D Preference Shares in priority over any other Preference Shareholders (including Series A Holders, Series B Holders, Series C Holders and the Series U Preference Shares) of the Company.

4.4	The Series D Preference Shares shall be redeemed in priority to the other classes of Preference Shares (including Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares). If the funds of the Company legally available for redemption are insufficient to redeem such shares in full, those funds that are legally available shall be used to redeem the maximum number of Series D Preference Shares. At any time when additional funds are legally available, such funds will be immediately used for the redemption for the balance number of Series D Preference Shares not redeemed earlier. After redemption of the Series D Preference Shares in full, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares shall be eligible to be redeemed on a pro-rata basis.

4.5	The Series D Preference Shares mentioned in the Series D Redemption Notice but not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein.

4.6	Upon the completion of redemption in accordance with this paragraph 4, each redeemed Series D Preference Shares shall stand cancelled.

Schedule 11

Terms of Series U Preference Shares

1.	VOTING

1.1	From and after the Closing Date, the voting rights of every Shareholder on every resolution placed before the Company shall, to the extent permissible under Applicable Law, be one vote per 0.001 share on an As If Converted Basis. The number of votes shall be subject to adjustment in the event that the number of Ordinary Shares to be issued upon conversion of the Series U Preference Shares is subject to any increase or decrease pursuant to the Transaction Documents.

1.2	Without prejudice to the rights of the Series U Investor under the Transaction Documents, each of the Founders and the Company acknowledge that the Series U Investor has agreed to subscribe to Series U Preference Shares on the basis that the Series U Investor shall be able to exercise voting rights on the Series U Preference Shares on an As If Converted Basis. In the event (i) the Company is converted from a private company to a public company; or (ii) the Series U Investor is unable to exercise voting rights on the Series U Preference Shares held by it due to Applicable Law or otherwise, until the conversion of such Series U Preference Shares to Ordinary Shares, the Founders agree that they shall each vote on such number of Shares now or hereafter owned by them representing the percentage shareholding of the Series U Investor in the Company, pursuant to the Series U Preference Shares held by the Series U Investor, on an As If Converted Basis, whether beneficially or otherwise, or as to which they have voting power, in accordance with the instructions of the Series U Investor at all meetings of the Shareholders of the Company or provide proxies without instructions to the Series U Investor for the purposes of meetings of the Shareholders of the Company, such that such number of Shares (held by the Founders) representing the shareholding of the Series U Investor in the Company, pursuant to the Series U Preference Shares held by the Series U Investor, on an As If Converted Basis, determined in accordance with the Transaction Documents at the time of such voting, are voted in the manner required by the Series U Investor.

1.3	In pursuance of the provisions of paragraph 1.2, the Founders jointly and severally, hereby irrevocably appoint the Series U Investor as proxy and attorney-in-fact for the Founders and, for and on behalf of each Founder, the Series U Investor is hereby authorised to vote or act by written consent in any manner as the Series U Investor may deem fit with respect to such Ordinary Shares held by the Founders representing the percentage shareholding of the Series U Investor in the Company, pursuant to the Series U Preference Shares held by the Series U Investor, on an As If Converted Basis and do and perform all such acts, deeds, matters and things from time to time as may be necessary, desirable, or appropriate for or in connection with the powers conferred under this paragraph 1.3. The power herein vested may be exercised if and only if the Series U Investor is not able to exercise voting rights in respect of Series U Preference Shares held by the Series U Investor on account of any provisions of Applicable Law.

1.4	Notwithstanding anything herein contained, the provisions of paragraphs 1.2 and 1.3 shall only apply in respect of Series U Preference Shares held by the Series U Investor and in respect of which voting rights cannot be exercised on account of Applicable Law and to the extent that such voting rights are not available in respect of any resolution being considered by the Company.

2.	DIVIDEND

2.1	The holders of the Series U Preference Shares shall be entitled to receive, on a pari passu basis with the Series A Holders, the Series B Holders and the Series C Holders a non-cumulative and preferential dividend at the rate of 8% (eight percent) of the subscription price of each Series U Preference Share per annum in the event that dividend is declared by the Board in each Financial Year in which the Company has profits available for distribution in accordance with Applicable Law, to be paid in preference and priority to the payment of dividend in respect of all other Shares of the Company, present or future, except (i) Series A Preference Shares, Series B Preference Shares and Series C Preference Shares shall be paid pari-passu, and (ii) Series D Preference Shares shall rank in priority, with the Series U Preference Shares for the payment of dividends with the Series U Preference Shares. It is clarified that the Board shall determine as to whether dividend should be declared in a given year and availability of profits shall not make it obligatory on the Company to declare any dividend.

2.2	Notwithstanding the generality of the above, the Company shall not declare any dividend in respect of Shares held by any other Shareholders (other than the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares), in excess of the dividend permissible to be paid to the Series U Investor under Applicable Law with respect to the Series U Preference Shares held by the Series U Investor.

2.3	For any other dividends or distributions (other than the preferential dividend on the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series U Preference Shares), the holders of the Series U Preference Shares participate with the holders of shares of any other class (including Ordinary Shares, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, and Series D Preference Shares) on a pari passu basis, on an As If Converted Basis.

3.	CONVERSION OF SERIES U PREFERENCE SHARES

3.1	The Series U Preference Shares, unless redeemed earlier in accordance with paragraph 4 hereof, shall be convertible into Ordinary Shares at the option of the holders of such Series U Preference Shares in accordance with paragraph 3.2 below. Any Series U Preference Shares that have not been converted into Ordinary Shares shall compulsorily convert into Ordinary Shares in accordance with paragraph 3.3 on the Automatic Series U Conversion Date in accordance with the Transaction Documents.

3.2	Right to Conversion

3.2.1	The holders of the Series U Preference Shares shall have the right, at any time and from time to time to require the Company, by written notice (the “Series U Conversion Notice”), to convert all or part of the Series U Preference Shares, held by it into Ordinary Shares.

3.2.2	Each 0.001 of a Series U Preference Share shall convert into 0.001 of an Ordinary Share, subject to further adjustments in accordance with Schedule 5, without the holders of such Series U Preference Shares being required to pay any amount for such conversion (“Series U Conversion Factor”).

3.2.3	The Ordinary Shares issued under this paragraph 3.2 shall: (a) rank pari passu with other then-outstanding Ordinary Shares; (b) be duly authorised, validly issued and fully paid up; and (c) be issued free of Encumbrances.

3.2.4	The Series U Conversion Notice shall be dated and shall comprise the following details:

(a)	the number of Series U Preference Shares in respect of which the holder of such Series U Preference Shares is exercising its right under paragraph 3.2; and

(b)	the number of Ordinary Shares that such Shares shall convert into pursuant to paragraph 3.2, with such number of Ordinary Shares to be determined, for the avoidance of doubt, based upon such financial and corporate details of the Company as are required to accurately calculate the same, which shall be provided by the Company to the Series U Investor.

3.2.5	Upon receiving the Series U Conversion Notice, the Company shall effect the following:

(a)	Convene a meeting of the Board to be held not later than 21 (twenty one) days from the date of the Series U Conversion Notice, in which meeting the Company shall approve:

i.	The conversion of such number of Series U Preference Shares as are mentioned in the Series U Conversion Notice; and

ii.	The issuance and allotment of such number of Ordinary Shares as are mentioned in the Series U Conversion Notice.

(b)	Cancel the share certificates representing such number of Series U Preference Shares as are stated in the Series U Conversion Notice. The Company and the Founders agree to do all such acts and deeds to give effect to the provisions of this paragraph 3.2, including, if required, convening a meeting of the Board to approve the splitting of the share certificates representing the Series U Preference Shares;

(c)	Issue share certificates to the Series U Investor, to evidence the Series U Investor as the owner of the Ordinary Shares issued upon conversion of such number of Series U Preference Shares as are mentioned in the Series U Conversion Notice;

(d)	Update its register of members to reflect the Series U Investor as the owner of the Ordinary Shares issued to it pursuant to the conversion of such number of Series U Preference Shares as are mentioned in the Series U Conversion Notice; and

(e)	Make all necessary filings, disclosures and procedures as required under Applicable Law or as required by the Series U Investor including the return filed with the Singapore Accounting and Corporate Regulatory Authority in relation to the allotment and issuance of Ordinary Shares and provide the Series U Investor with certified true copies of such forms duly filed with the relevant authority along with receipts in respect of such fillings.

3.3	Automatic Conversion

3.3.1	The Company shall convert all the Series U Preference Shares into Ordinary Shares, based on the Series U Conversion Factor if at any time after the Closing Date, (a) the Company undertakes a QIPO for the issue of Shares to the public or (b) a majority of the Series U Holders, consent in writing to convert their Series U Preference Shares into Ordinary Shares. The Series U Preference Shares shall convert into Ordinary Shares at the latest permissible time prior to the closing of the QIPO/IPO permitted under Applicable Law for holding such Series U Preference Shares by the Series U Investor or within 21 (twenty one) days from the date on which the Series U Investor consents in writing to convert their shares into Ordinary Shares, as the case may be (the “Automatic Series U Conversion Date”).

3.3.2	The Series U Preference Shares shall convert based on the Series U Conversion Factor determined on the Automatic Series U Conversion Date immediately prior to such conversion.

3.3.3	The Company and the Founders shall, subject to the Applicable Law, forthwith comply with the provisions of Clause 14 (Reinstatement of Rights) of the Agreement in the event that:

(a)	The Series U Investor has converted, pursuant to a requirement under Applicable Law, the Series U Preference Shares into Ordinary Shares at any time prior to completion of QIPO or IPO; and

(b)	Within the Listing Date, the QIPO or an IPO (as applicable) does not complete such that the entire issued, paid-up and subscribed Share Capital is not admitted to trading on a Recognised Stock Exchange by the expiry of the Listing Date.

3.4	Company’s right to repurchase Ordinary Shares issued upon conversion of Series U Preference Shares

3.4.1	Subject to Applicable Law, each holder of Series U Preference Shares and each holder of Ordinary Shares issued upon conversion of any Series U Preference Shares (including the Series U Investor and its successors and permitted assigns and all subsequent holders of Series U Preference Shares issued or Ordinary Shares issued upon the conversion of any Series U Preference Shares after the consummation of the Merger) irrevocably agree that upon the occurrence of each Holdback Event the Company shall have the right to repurchase such number of Ordinary Shares converted from the Series U Preference Shares, necessary to satisfy such Holdback Event, in accordance with the terms set out in the Merger Agreement, and such repurchased shares shall constitute Holdback Shares hereunder. Each holder of Series U Preference Shares and each holder of Ordinary Shares issued upon conversion of any Series U Preference Shares hereby acknowledges that the Company’s repurchase rights set forth in this paragraph 3.4 may be exercised by the Company upon the occurrence of a Holdback Event whether or not such holder benefited from the Merger or holds or has ever held any equity securities of the initial Series U Investor.

3.4.2	The Company shall repurchase the Holdback Shares at the Series U Redemption Price.

3.4.3	The Company’s right to repurchase the Ordinary Shares issued upon conversion of the Series U Preference Shares shall continue until the expiry of all of the indemnification obligations of the Preferred Stockholders (as defined in the Merger Agreement) under the Merger Agreement, notwithstanding any earlier redemption or repurchase of Holdback Shares, conversion of the Series U Preference Shares, or any transfer of any Ordinary Shares issued upon conversion of the Series U Preference Shares to any person pursuant to this Agreement.

3.4.4	The Series U Investor and/or any subsequent holder of the Series U Preference Shares and each holder of Ordinary Shares issued upon conversion of any Series U Preference Shares hereby irrevocably instructs the Company, upon exercise of the repurchase right provided for in this paragraph 3.4, to retain and utilise the Series U Redemption Price in full discharge of its obligations and liabilities arising from such Holdback Event, and waives any rights it may have in relation to the Series U Redemption Price.

3.4.5	The Company and all Shareholders undertake to do all reasonable acts and deeds as may be necessary to give effect to the repurchase of the Holdback Shares by the Company in connection with the occurrence of each Holdback Event.

3.4.6	Upon the completion of repurchase in accordance with this paragraph 3.4, each repurchased Ordinary Share shall stand cancelled.

4.	REDEMPTION

4.1	The Series U Preference Shares shall not be redeemable by any Series U Holder but each Series U Holder shall have the right to participate as set forth below.

4.2	Subject to Applicable Law, each holder of Series U Preference Shares (including the Series U Investor and its successors and permitted assigns and all holders of Series U Preference Shares issued after the consummation of the Merger) irrevocably agrees that upon the occurrence of each Holdback Event the Company shall have the right to redeem such number of Series U Preference Shares, necessary to satisfy such Holdback Event, in accordance with the terms set out in the Merger Agreement, and such redeemed shares shall constitute Holdback Shares hereunder. Each holder of Series U Preference Shares hereby acknowledges that the Company’s redemption rights set forth in this paragraph 4 may be exercised by the Company upon the occurrence of a Holdback Event whether or not such holder benefited from the Merger or holds or has ever held any equity securities of the initial Series U Investor.

4.3	In addition, each Series U Preference Share shall subject to the priority in redemption or repurchase of Series D Preference Shares and the provisions of Clause 12, (a) be redeemable by the Company in accordance with this paragraph 4 (solely upon provision by the respective Series U Holder of a Series U Redemption Notice) upon the earlier of (i) the expiry of the Exit Period or (ii) the occurrence of a Trigger Event or (iii) the Company’s receipt of a Series D Redemption Notice (each a “Series U Redemption Event”) or (b) be purchased upon the valid exercise of Exit Default Rights and Trade Sale Rights, to give effect to any participating Series U Holder’s rights pursuant to Clause 12.4.8.

4.4	The applicable Series U Preference Shares shall be redeemable at the following applicable price (“Series U Redemption Price”):

4.4.1	The Holdback Shares shall be redeemable at the Series U Subscription Price; and

4.4.2	The Series U Preference Shares redeemable pursuant to paragraph 4.3 above shall be redeemable at the Series U Preference Amount.

4.5	In relation to the Holdback Shares:

4.5.1	The Company’s right to redeem the Series U Preference Shares shall continue until the expiry of all of the indemnification obligations of the Preferred Stockholders (as defined in the Merger Agreement) under the Merger Agreement, notwithstanding any earlier redemption or repurchase, conversion of the Series U Preference Shares, or any transfer of the Series U Preference Shares or the Ordinary Shares issued upon conversion of the Series U Preference Shares to any person pursuant to this Agreement.

4.5.2	The Series U Investor and/or any subsequent holder of the Series U Preference Shares hereby irrevocably instructs the Company, upon the exercise of the redemption right provided for in paragraph 4.2, to retain and utilise the Series U Redemption Price in full discharge of its obligations and liabilities arising from such Holdback Event, and waives any rights it may have in relation to the Series U Redemption Price.

4.5.3	The Company and all Shareholders undertake to do all reasonable acts and deeds as may be necessary to give effect to the redemption of the Holdback Shares by the Company in connection with the occurrence of each Holdback Event.

4.6	In relation to Series U Preference Shares that are redeemed by the Company pursuant to paragraph 4.3 above:

4.6.1	Subject to paragraph 4.3 of Schedule 10, any time after the occurrence of a Series U Redemption Event, each of the holders of the Series U Preference Shares may at each such holder’s option issue a notice (“Series U Redemption Notice”) to the Company confirming such Series U Holder’s participation, with respect to such number of Series U Preference Shares mentioned in the Series U Redemption Notice along with original share certificates in respect of such Series U Preference Shares sought to be redeemed, in the Company’s redemption of Series U Preference Shares following a Series U Redemption Event. The Company shall within 3 (three) Business Days of receipt of the Series U Redemption Notice, notify the other Preference Shareholders that they are in receipt of such Series U Redemption Notice, and, to the extent that the respective rights of redemption have accrued under the terms of their respective Preference Shares, the other Preference Shareholders shall have the option to issue redemption notices of their own in respect of their Preference Shares (“Other Shareholder Redemption Notice”) within 10 (ten) Business Days of notification by the Company (“Other Shareholder Redemption Notice Deadline”).

4.6.2	The Series D Preference Shares shall be redeemed in priority to the other classes of Preference Shares (including the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares). If the funds of the Company legally available for redemption are insufficient to redeem such shares in full, those funds that are legally available shall be used to redeem the maximum number of Series D Preference Shares. At any time when additional funds are legally available, such funds will be immediately used for redemption for the balance number of the Series D Preference Shares not redeemed earlier.

4.6.3	After redemption of the Series D Preference Shares in full, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series U Preference Shares shall be eligible to be redeemed on a pro-rata basis, and within 15 (fifteen) Business Days from the Other Shareholder Redemption Notice Deadline, the Company shall take all necessary steps to ensure the Series U Redemption Price shall be paid by the Company to the relevant participating Series U Holders.

4.6.4	The Series U Preference Shares not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein.

4.7	Upon the completion of redemption in accordance with this paragraph 4, each redeemed Series U Preference Share shall stand cancelled.

Annexure A – [deleted]

Annexure B – [deleted]

Annexure C – Form of Financial Statements

Schedule 12

Second Amended And Restated Certificate Of Incorporation